EXECUTION COPY

Exhibit 4.4

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 22, 2005

among

MILLENNIUM AMERICA INC.,

as US Borrower and as Guarantor,

MILLENNIUM INORGANIC CHEMICALS LTD,

as Australian Borrower,

MILLENNIUM CHEMICALS INC.,

as Guarantor,

THE LENDERS PARTY HERETO,

THE ISSUING BANKS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Syndication Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

J.P. MORGAN SECURITIES INC.,	BANC OF AMERICA SECURITIES LLC
as Co-Lead Arranger and	as Co-Lead Arranger and
Joint Bookrunner	Joint Bookrunner

[CS&M Ref. No. 6701-238]

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ARTICLE VI

Negative Covenants

SECTION 6.01. Liens	79
SECTION 6.02. Sale and Leaseback Transactions	82
SECTION 6.03. Subsidiary Indebtedness and Preferred Equity Interests	82
SECTION 6.04. Securitization Transactions and Permitted Factoring Arrangements	84
SECTION 6.05. Consolidations, Mergers and Sales of Assets	84
SECTION 6.06. Transactions with Affiliates	86
SECTION 6.07. Limitation on Dividends and Distributions; Certain Payments of Indebtedness	87
SECTION 6.08. Dividend and Indebtedness Repayment Restrictions Affecting Subsidiaries	89
SECTION 6.09. Certain Negative Pledges	90
SECTION 6.10. Maintenance of Borrowers as Subsidiaries	91
SECTION 6.11. Leverage Ratio	91
SECTION 6.12. Interest Coverage Ratio	91
SECTION 6.13. Card Programs	91

ARTICLE VII

Events of Default

ARTICLE VIII

Agents

ARTICLE IX

Reciprocal Purchase Agreement

ARTICLE X

Miscellaneous

SECTION 10.01. Notices	99
SECTION 10.02. No Waivers; Amendments	101
SECTION 10.03. Governing Law; Submission to Jurisdiction	102
SECTION 10.04. Expenses; Indemnity	104
SECTION 10.05. Survival of Agreements, Representations and Warranties, etc	105
SECTION 10.06. Successors and Assigns; Registers	105
SECTION 10.07. Right of Setoff	109
SECTION 10.08. Severability	109
SECTION 10.09. Cover Page, Table of Contents and Section Headings	109

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4

Exhibits and Schedules

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C-1	Form of Opinion of Counsel—Kerry A. Galvin
Exhibit C-2	Form of Opinion of Counsel—Gerald A. O’Brien
Exhibit C-3	Form of Opinion of Counsel—Baker Botts L.L.P.
Exhibit C-4	Form of Opinion of Counsel—Freehills
Exhibit C-5	Form of Local Counsel Opinion
Exhibit D	Form of Perfection Certificate
Exhibit E	Form of Guarantee and Collateral Agreement
Exhibit F	Form of Promissory Note
Exhibit G	Subordination Terms
Exhibit H	Australian Note Deed

Schedule 2.01	Lenders and Commitments
Schedule 2.05A	Existing Letters of Credit
Schedule 2.05B	LC Commitments
Schedule 3.15	Subsidiaries
Schedule 10.01	Addresses for Notices

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AMENDED AND RESTATED CREDIT AGREEMENT dated as of August 22, 2005, among MILLENNIUM AMERICA INC., a Delaware corporation (“Millennium America”), as US Borrower and Guarantor; MILLENNIUM INORGANIC CHEMICALS LTD (ABN 50 008 683 627), a corporation organized under the laws of Australia (“MIC-AUS”), as Australian Borrower; MILLENNIUM CHEMICALS INC., a Delaware corporation (“Millennium”), as Guarantor; the lenders from time to time party hereto, initially consisting of those listed on Schedule 2.01 hereto (the “Lenders”); the Issuing Banks from time to time party hereto; BANK OF AMERICA, N.A., as Syndication Agent; J.P. MORGAN AUSTRALIA LIMITED (ABN 52 002 888 011), as Australian Agent and Australian Security Trustee; JPMORGAN CHASE BANK, N.A. SYDNEY BRANCH (ABN 43 074 112 011); and JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Collateral Agent.

Millennium America, Millennium, certain lenders and issuing banks, the Syndication Agent and the Administrative Agent are parties to a Credit Agreement dated as of June 18, 2001 (as amended prior to the date hereof, the “Existing Credit Agreement”). Millennium and the Borrowers have requested that the Lenders, the Agents and the Issuing Banks enter into this Agreement to amend and restate the Existing Credit Agreement. The Lenders, the Agents and the Issuing Banks are willing to amend and restate the Existing Credit Agreement and the Lenders and the Issuing Banks are willing to extend credit to the Borrowers on the terms and subject to the conditions set forth herein. The proceeds of Loans made and Letters of Credit issued hereunder will be used by the Borrowers for general corporate purposes.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Definitions. As used in this Agreement, the following words and terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Guarantors” has the meaning assigned to such term in Section 5.10(c).

“Adjusted EBITDA” means, for any period, the sum of (i) EBITDA for such period (net of any amounts attributable to any Joint Venture) and (ii) if a positive number, the amount of cash distributions from each Joint Venture actually received by Millennium or any of its Subsidiaries during such period (including repayment of investments made in such Joint Venture by Millennium or any of its Subsidiaries) net of the amount of cash investments in such Joint Venture actually made by Millennium or any of its Subsidiaries during such period (other than investments of the proceeds of substantially concurrent capital contributions from any shareholder of Millennium).

“Administrative Agent” means JPMCB, in its capacity as Administrative Agent for the Lenders, or, as applicable, such Affiliates thereof as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity.

“Administrative Fees” has the meaning assigned to such term in Section 2.08(c).

“Affiliate” means, with respect to any person, any other person which directly or indirectly controls, is under common control with or is controlled by such person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Australian Agent and the Australian Security Trustee.

“Agreement Currency” shall have the meaning assigned to such term in Section 10.13.

“Alternate Base Rate” or “ABR” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Amortization Date” means March 31, June 30, September 30 and December 31 in each year, commencing December 31, 2005 (or, if any such day shall not be a Business Day, the next preceding Business Day).

“Applicable Agent” means (a) with respect to a US Tranche Revolving Borrowing, a US Tranche Letter of Credit, a US Tranche Swingline Loan or any payment that does not relate to any Loan or Letter of Credit (other than payments of Commitment Fees with respect to the Australian Revolving Tranche), the Administrative Agent and (b) with respect to an Australian Term Tranche Borrowing, an Australian Revolving Tranche Borrowing, an Australian Tranche Letter of Credit, an Australian Tranche Swingline Loan and any payment of Commitment Fees with respect to the Australian Revolving Tranche, the Australian Agent.

“Applicable Lending Office” means, with respect to each Lender, (a) such Lender’s (or its Affiliate’s) Domestic Lending Office, in the case of a US Tranche Revolving Loan or a participation in a US Tranche Swingline Loan or US Tranche Letter of Credit or (b) such Lender’s (or its Affiliate’s) Australian Lending Office, in the case of an Australian Term Tranche Loan, an Australian Revolving Tranche Loan or a participation in an Australian Tranche Swingline Loan or Australian Tranche Letter of Credit.

“Applicable Rate” means, for any day, with respect to any LIBOR Loan, Bill Rate Loan, ABR Loan or Australian Tranche Swingline Loan, or with respect to the Commitment Fee payable hereunder, as the case may be, the applicable rate per annum set forth in the table below under the caption “LIBOR/Bill Rate Margin”, “ABR/Australian Swingline Margin” or “Commitment Fee”, as the case may be, based upon the Leverage Ratio as of the most recent determination date:

Category	Leverage Ratio	LIBOR/Bill Rate Margin	ABR/Australian Swingline Margin	Commitment Fee
1	Greater than or equal to 4.00 to 1.0	2.000%	1.000%	0.500%

2	Greater than or equal to 3.00 to 1.0 but less than 4.00 to 1.0	1.750%	0.750%	0.375%

3	Greater than or equal to 2.25 to 1.0 but less than 3.00 to 1.0	1.500%	0.500%	0.300%

4	Greater than or equal to 1.50 to 1.0 but less than 2.25 to 1.0	1.250%	0.250%	0.250%

5	Less than 1.50 to 1.0	1.000%	0%	0.250%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each Fiscal Quarter of Millennium’s Fiscal Year based upon Millennium’s consolidated financial statements delivered pursuant to Section 5.05(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that (A) if Millennium fails to deliver any consolidated financial statements required to be delivered by it pursuant to Section 5.05(a) or (b), the Leverage Ratio shall be deemed to be in Category 1 during the period from the expiration of the time for delivery of such consolidated financial statements until such consolidated financial statements are delivered and (B) prior to the initial delivery of financial statements pursuant to Section 5.05(a) or (b), the Applicable Rate shall be determined by reference to Category 3.

“Asset Sale” means any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction but excluding any sale or transfer to any Australian Subsidiary) of any property or asset of any Australian Subsidiary (or, solely for purposes of Section 2.14(e), the Borrower or any other Subsidiary), other than cash or cash equivalents and other than (i) transactions permitted by Section 6.05(a) and (ii) transactions permitted by clauses (i), (ii), (iii), (iv), (v), (ix) and (x) of Sections 6.05(c).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee, in the form of Exhibit A.

“Associate” has the meaning assigned to such term in Section 128F(9) of the Australian Tax Act.

“Australian Agent” means JPMAL, in its capacity as Australian Agent for the Australian Tranche Lenders.

“Australian Bank Bill Rate” means, for any Interest Period, the rate per annum which is:

(a) the average determined bid rate (rounded upwards if necessary to the nearest four decimal places) for Bills accepted by a bank having a tenor which is closest to such Interest Period and published on the “BBSY” reference page of the Reuters Monitor System at or about 10:30 a.m. (Sydney Time) on the first day of such Interest Period; or

(b) if on such day such rate is not published, the rate determined by the Australian Agent in good faith to be the average determined bid rate for Bills accepted by a bank on such day having a tenor which is closest to such Interest Period.

“Australian Borrower” means MIC-AUS.

“Australian Collateral” has the meaning assigned to such term under clause (d) of the definition of “Guarantee and Collateral Requirement”.

“Australian Deed of Guarantee” means the deed of guarantee and indemnity between each Australian Grantor and the Australian Security Trustee dated on or about the date of this Agreement.

“Australian Dollars” or “A$” means the lawful currency of Australia.

“Australian GAAP” means generally accepted accounting principles in Australia applied on a consistent basis.

“Australian Grantors” means, collectively, MIC-AUS, MIC-AUS Parent and each Material Australian Subsidiary.

“Australian Guarantees” has the meaning assigned to such term under clause (b) of the definition of “Guarantee and Collateral Requirement”.

“Australian Guarantors” means, collectively, MIC-AUS Parent and each Material Australian Subsidiary.

“Australian Lending Office” means, with respect to each Australian Term Tranche Lender or Australian Revolving Tranche Lender, the office of such Lender (or an Affiliate of such Lender) which such Lender has designated as its “Australian Lending Office” on Schedule 2.01 or, as to any person that becomes a Lender after the Closing Date, in the Assignment and Assumption executed by such person, or such other office of such Lender (or an Affiliate of such Lender) as such Lender may hereafter designate from time to time as its “Australian Lending Office” by notice to Millennium and the Australian Agent.

“Australian Note” means a note issued by the Australian Borrower under the Australian Note Deed, title to which is recorded in and evidenced by an inscription in the Australian Note Register.

“Australian Note Deed” means, in respect of the Australian Borrower, a deed executed by the Australian Borrower substantially in the form set out in Exhibit H.

“Australian Note Register” has the meaning assigned to such term in Section 10.06(g).

“Australian Obligations” means all Obligations of the Australian Subsidiaries.

“Australian Revolving Tranche” has the meaning assigned to such term under the definition of “Tranche”.

“Australian Revolving Tranche Borrowing” means a Borrowing comprised of Australian Revolving Tranche Loans.

“Australian Revolving Tranche Commitment” means, with respect to each Australian Revolving Tranche Lender, the commitment of such Australian Revolving Tranche Lender to make Australian Revolving Tranche Loans pursuant to Section 2.01(c) and acquire participations in Australian Tranche Swingline Loans and Australian Tranche Letters of Credit pursuant to Sections 2.04(c) and 2.05(d), respectively, expressed as an amount representing the maximum aggregate amount of such Australian Revolving Tranche Lender’s Australian Revolving Tranche Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.12 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06. The initial amount of each Australian Revolving Tranche Lender’s Australian Revolving Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Australian Revolving Tranche Lender shall have assumed its Australian Revolving Tranche Commitment, as applicable. The aggregate amount of the Australian Revolving Tranche Commitments on the Closing Date is US$25,000,000.

“Australian Revolving Tranche Exposure” means, with respect to any Australian Revolving Tranche Lender at any time, the sum at such time, without duplication, of (a) the aggregate amount of the US Dollar Equivalents of such Lender’s outstanding Australian Revolving Tranche Loans, (b) such Lender’s Australian Tranche LC Exposure and (c) such Lender’s Australian Tranche Swingline Exposure.

“Australian Revolving Tranche Lender” means a Lender with an Australian Revolving Tranche Commitment or with outstanding Australian Revolving Tranche Loans.

“Australian Revolving Tranche Loan” means a Loan made by an Australian Revolving Tranche Lender pursuant to Section 2.01(c). Each Australian Revolving Tranche Loan shall be (i) a LIBOR Loan, if denominated in US Dollars or (ii) a Bill Rate Loan, if denominated in Australian Dollars.

“Australian Security Documents” means the Australian Note Deed, the Australian Security Trust Deed, the Australian Deed of Guarantee, each charge, mortgage and other security given by the Australian Grantors to secure the Australian Obligations, and any security collateral thereto.

“Australian Security Trust Deed” means the security trust deed between each Australian Grantor and the Australian Security Trustee dated on or about the date of this Agreement.

“Australian Security Trustee” means JPMAL, in its capacity as Australian Security Trustee for the Lenders, or, as applicable, such Affiliates thereof as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity.

“Australian Subsidiary” means MIC-AUS and any subsidiary of MIC-AUS.

“Australian Swingline Base Rate” means, for any day, the rate appearing on the Reuters RBA36 Page, at approximately 10:30 a.m. (Sydney Time), as the Interbank Overnight Cash Rate of the Reserve Bank of Australia plus 2% per annum.

“Australian Tax Act” means the Income Tax Assessment Acts of 1936 and 1997 of the Commonwealth of Australia, jointly, as applicable.

“Australian Term Tranche” has the meaning assigned to such term under the definition of “Tranche”.

“Australian Term Tranche Borrowing” means a Borrowing comprised of Australian Term Tranche Loans.

“Australian Term Tranche Commitment” means, with respect to each Australian Term Tranche Lender, the commitment of such Australian Term Tranche Lender to make Australian Term Tranche Loans pursuant to Section 2.01(a), as such commitment may be (a) reduced from time to time pursuant to Section 2.12 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06. The initial amount of each Australian Term Tranche Lender’s Australian Term Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Australian Term Tranche Lender shall have assumed its Australian Term Tranche Commitment, as applicable. The aggregate amount of the Australian Term Tranche Commitments on the Closing Date is US$100,000,000.

“Australian Term Tranche Exposure” means, with respect to any Australian Term Tranche Lender at any time, the aggregate amount of such Lender’s outstanding Australian Term Tranche Loans.

“Australian Term Tranche Lender” means a Lender with an Australian Term Tranche Commitment or an outstanding Australian Term Tranche Loan.

“Australian Term Tranche Loan” means a Loan made pursuant to Section 2.01(a).

“Australian Tranche LC Commitment” means, as to each Issuing Bank, the commitment of such Issuing Bank to issue Australian Tranche Letters of Credit pursuant to Section 2.05(a)(ii). The initial amount of each Issuing Bank’s Australian Tranche LC Commitment is set forth on Schedule 2.05B or in such Issuing Bank’s Issuing Bank Agreement.

“Australian Tranche LC Disbursement” means a payment made by any Issuing Bank pursuant to an Australian Tranche Letter of Credit.

“Australian Tranche LC Exposure” means, at any time, the sum of (a) the aggregate of the US Dollar Equivalents of the undrawn amounts of all outstanding Australian Tranche Letters of Credit at such time plus (b) the aggregate of the US Dollar Equivalents of the amounts of all Australian Tranche LC Disbursements that have not yet been reimbursed by or on behalf of the Australian Borrower at such time. The Australian Tranche LC Exposure of any Lender at any time shall be its Australian Tranche Percentage of the total Australian Tranche LC Exposure at such time.

“Australian Tranche Lender” means an Australian Revolving Tranche Lender or an Australian Term Tranche Lender.

“Australian Tranche Letter of Credit” means a letter of credit issued by any Issuing Bank for the account of the Australian Borrower pursuant to Section 2.05(a)(ii).

“Australian Tranche Percentage” means, with respect to any Australian Revolving Tranche Lender at any time, the percentage of the total Australian Revolving Tranche Commitments represented by such Lender’s Australian Revolving Tranche Commitment at such time. If the Australian Revolving Tranche Commitments have terminated or expired, the Australian Tranche Percentages shall be determined based upon the Australian Revolving Tranche Commitments most recently in effect, giving effect to any assignments.

“Australian Tranche Swingline Exposure” means, at any time, the sum of the US Dollar Equivalents of the principal amounts of the Australian Tranche Swingline Loans outstanding at such time. The Australian Tranche Swingline Exposure of any Australian Revolving Tranche Lender at any time shall be its Australian Tranche Percentage of the total Australian Tranche Swingline Exposure at such time.

“Australian Tranche Swingline Loan” means a Loan made by the Swingline Lender pursuant to Section 2.04(a)(ii).

“Bill” has the meaning assigned to such term in the Bills of Exchange Act 1909 (Cwlth) and a reference to the drawing or acceptance or endorsement of, or other dealing with, a Bill is to be interpreted in accordance with that Act.

“Bill Rate Borrowing” means a Borrowing comprised of Bill Rate Loans.

“Bill Rate Loan” means any Revolving Loan bearing interest at a rate determined by reference to the Australian Bank Bill Rate in accordance with the provisions of Article II.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Australian Borrower or the US Borrower.

“Borrowing” means (a) Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of LIBOR Loans or Bill Rate Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a US Tranche Revolving Borrowing, US$5,000,000, (b) in the case of an Australian Term Tranche Borrowing, US$1,000,000, (c) in the case of an Australian Revolving Tranche Borrowing denominated in US Dollars, US$1,000,000 and (d) in the case of an Australian Revolving Tranche Borrowing denominated in Australian Dollars, A$1,000,000.

“Borrowing Multiple” means (a) in the case of a US Tranche Revolving Borrowing, an Australian Term Tranche Borrowing or an Australian Revolving Tranche Borrowing denominated in US Dollars, US$1,000,000 and (b) in the case of an Australian Revolving Tranche Borrowing denominated in Australian Dollars, A$1,000,000.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03, substantially in the form of Exhibit B.

“Business Day” means any day which is not a Saturday, Sunday or legal holiday in the State of New York on which banks are open for business in New York City; provided that when used in connection with an Australian Term Tranche Borrowing, an Australian Revolving Tranche Borrowing, an Australian Tranche Letter of Credit or an Australian Tranche Swingline Loan, the term “Business Day” means any day on which banks are open for dealings in deposits in Australian Dollars and US Dollars in the Sydney interbank market; provided further, however, that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Calculation Date” means, if on such date there shall be any Australian Revolving Exposure attributable to Loans or Letters of Credit denominated in Australian Dollars (or any such Loans or Letters of Credit shall have been requested but not yet made or issued), each of:

(a) the last Business Day of each calendar month,

(b) if an Event of Default has occurred and is continuing, the RPA Purchase Date and any other Business Day designated as a Calculation Date by the Australian Agent in its sole discretion, and

(c) each date (with such date to be reasonably determined by the Australian Agent) that is on or about the date of (i) a Borrowing Request or a notice of conversion or continuation pursuant to Section 2.07 with respect to any Australian Revolving Tranche Borrowing, (ii) a request for the issuance, amendment, renewal or extension of any Australian Tranche Letter of Credit or (iii) a borrowing request for an Australian Tranche Swingline Loan.

“Capitalized Lease Obligations” of any person means obligations of such person and its consolidated subsidiaries to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property, which obligations are accounted for as a capital lease on the consolidated balance sheet of such person.

“Card Program” means any corporate credit card program to enable employees of Millennium or any Subsidiary to make purchases or other payments.

“Casualty Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Australian Subsidiary.

“Change of Control” means any of the following events: (i) any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than Lyondell or a wholly owned subsidiary of Lyondell shall become the beneficial owner, directly or indirectly, of securities of Millennium representing 25% or more of the aggregate ordinary voting power of Millennium’s then outstanding capital stock, (ii) any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than Lyondell, Occidental Chemical Corp. or their Affiliates, any trustee or other fiduciary holding securities under any employee benefit plan of Lyondell, or any company owned, directly or indirectly, by the stockholders of Lyondell in substantially the same proportions as their ownership of common stock of Lyondell, shall become the beneficial owner, directly or indirectly, of securities of Lyondell representing 25% or more of the aggregate ordinary voting power of Lyondell’s then outstanding capital stock or (iii) a majority of the seats (other than vacant seats) on the board of directors of Lyondell shall be occupied by persons who were neither (A) nominated by the board of directors of Lyondell nor (B) appointed by directors so nominated.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Australian Term Tranche Loans, US Tranche Revolving Loans, Australian Revolving Tranche Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is an Australian Term Tranche Commitment, a US Tranche Revolving Commitment or an Australian Revolving Tranche Commitment.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Collateral” means, collectively, the US Collateral and the Australian Collateral.

“Collateral Agent” means JPMCB, in its capacity as Collateral Agent for the Lenders, or, as applicable, such Affiliates thereof as it shall from time to time designate for the purpose of performing its obligations hereunder in such capacity.

“Commitment” means a Revolving Commitment and/or an Australian Term Tranche Commitment (as the context requires).

“Commitment Fee” has the meaning assigned to such term in Section 2.08(a).

“Commitment Increase” has the meaning assigned to such term in Section 2.23(a).

“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of Millennium in its consolidated financial statements as of such date.

“Consolidated Total Assets” means, at any time, the total amount of assets of Millennium and the Consolidated Subsidiaries, determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means, at any time, the total amount of assets (less applicable reserves and other properly deductible items) of Millennium and the Consolidated Subsidiaries after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long term indebtedness), and (b) the amount (net of any applicable reserves) of all goodwill, trade names, trademarks, purchased technology, patents, unamortized debt discount and other like intangible assets, as set forth in the most recent Financial Officer’s certificate delivered under Section 5.05(d), all determined in accordance with GAAP.

“Credit Event” means a Borrowing (including any Swingline Loan or any Borrowing resulting from the conversion or continuation of Loans pursuant to Section 2.07) or an issuance, amendment, renewal or extension of a Letter of Credit.

“Credit Documents” means (a) this Agreement, (b) the Security Documents, (c) each amendment, supplement, modification, consent or waiver of, to or in respect of any of the foregoing and (d) each promissory note issued to evidence Loans made hereunder.

“Credit Parties” means the Borrowers, Millennium and each Subsidiary that is or is required to be a party to any Credit Document.

“Debt Payments” has the meaning assigned to such term in Section 6.07(b).

“Debt Retirement Date” means the first date on which (a) the 7% Notes shall have been retired in full or refinanced in full with the proceeds of Permitted Refinancing Indebtedness of Millennium or Millennium America and (b) any combination of 7% Notes, 9.25% Notes and 7.625% Debentures in an aggregate principal amount of at least US$450,000,000 shall have been permanently retired after April 1, 2005 and not refinanced or replaced with other Indebtedness.

“Default” means any Event of Default or event or condition that with the giving of notice or lapse of time or both would constitute an Event of Default.

“Defeasance” means, with respect to any amount of Indebtedness, an irrevocable deposit in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness of an amount of cash or cash equivalents sufficient to meet all principal, interest and other payment obligations with respect to such Indebtedness. “Defease” and “Defeased” shall have correlative meanings.

“Designated Obligations” means Obligations consisting of the principal of and interest on outstanding Loans, reimbursement obligations in respect of LC Disbursements and Fees.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender (or an Affiliate of such Lender) specified as its “Domestic Lending Office” on Schedule 2.01 or, as to any person that becomes a Lender after the Closing Date, in the Assignment and Assumption executed by such person, or such other office of such Lender (or an Affiliate of such Lender) as such Lender may hereafter designate from time to time as its “Domestic Lending Office” by notice to Millennium and the Administrative Agent.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“DR Insurance Company” means DR Insurance Company, a Kentucky corporation and an indirect, wholly owned Subsidiary of Millennium.

“EBITDA” means, with respect to Millennium and its Subsidiaries for any period, the Net Income of Millennium and its Subsidiaries for such period plus (without duplication), to the extent deducted in determining such Net Income, (a) interest expense, prepayment premiums in respect of Indebtedness, income tax expense, amortization, depreciation, depletion, foreign exchange gains and losses not to exceed US$50,000,000 related to cash repatriation occurring during the Fiscal Year of Millennium ending on December 31, 2005, and other similar non-cash charges, (b) non-cash compensation expense (including deferred compensation expense), all determined on a consolidated basis, (c) asset write-downs (other than write-downs of current assets) and other non-cash charges (other than accounting accruals in the ordinary course of business), and (d) for all purposes other than determining the Leverage Ratio as used in the definition of “Applicable Rate” (i) nonrecurring cash charges after December 31, 2005 relating to plant shut-downs, not to exceed US$50,000,000 in any Fiscal Year of Millennium or US$75,000,000 in the aggregate for all periods and (ii) nonrecurring cash charges in connection with Lyondell’s acquisition of Millennium in an aggregate amount not greater than US$95,000,000; provided that (1) any cash expenditures related to charges added in the computation of EBITDA pursuant to the foregoing subclauses (b) and (c) will be subtracted in determining EBITDA for the periods in which such expenditures are made; provided further that any such cash expenditures that are treated as cash charges under subclause (d), subject to the baskets available under such subclause, shall not be subtracted in the computation of EBITDA and (2) solely for purposes of calculating the Leverage Ratio, in calculating EBITDA, all material non-ordinary course acquisitions, investments and dispositions occurring during the applicable period shall be treated as having occurred as of the first day of the applicable period.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Environmental and Safety Laws” has the meaning assigned to such term in Section 3.16.

“Equistar” means Equistar Chemicals, LP, a Delaware limited partnership.

“Equistar Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Equistar Chemicals, LP dated November 29, 2004, by and among Lyondell Petrochemical LP4 Inc., a Delaware corporation, Lyondell Petrochemical L.P. Inc., a Delaware corporation, Millennium GP, Millennium LP, Lyondell (Pelican) Petrochemical L.P.1, Inc., a Delaware corporation, Lyondell (Pelican) Petrochemical L.P.2, Inc., a Delaware corporation, and Lyondell LP3 Partners, LP, a Delaware limited partnership, as further amended, supplemented or otherwise modified from time to time.

“Equistar Parent Agreement” shall have the meaning assigned to it in the Equistar Limited Partnership Agreement.

“Equity Interests” means any shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person, and any warrants, options or other rights to acquire any such equity ownership interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414 of the Code.

“Event of Default” has the meaning specified in Article VII.

“Exchange Rate” means, on any day, for purposes of determining the US Dollar Equivalent of any amount denominated in Australian Dollars, the rate at which Australian Dollars may be exchanged into US Dollars at the time of determination on such day as set forth on the Reuters HSRA Page for Australian Dollars. In the event that such rate does not appear on any Reuters HSRA Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Australian Agent and the Australian Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Australian Agent in the market where its foreign currency exchange operations in respect of Australian Dollars are then being conducted, at or about such time as the Australian Agent shall elect on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Australian Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Subsidiary” means (a) any Project Subsidiary and (b) any other Subsidiary which, together with its own subsidiaries, as consolidated in the consolidated financial statements of Millennium, accounts for (i) less than 5% of the consolidated assets of Millennium as of the last day of the most recently ended Fiscal Quarter of Millennium and (ii) less than 5% of the consolidated revenues of Millennium for the most recently ended period of four consecutive Fiscal Quarters of Millennium; provided that if at any time the assets of the Excluded Subsidiaries and their subsidiaries, as consolidated in the consolidated financial statements of Millennium, shall account for 10% or more of the consolidated assets of Millennium as of the last day of the most recently ended Fiscal Quarter of Millennium, or the revenues of the Excluded Subsidiaries and their subsidiaries, as consolidated in the consolidated financial statements of Millennium, for the most recently ended period of four consecutive Fiscal Quarters of Millennium shall account for 10% or more of the consolidated revenues of Millennium for such period, Millennium shall designate sufficient Excluded Subsidiaries as “Material Subsidiaries” to eliminate such condition, such designation to occur not later than the 20th Business Day after the earlier of (x) the delivery pursuant to Sections 5.05(a) and (b) of financial statements of Millennium for the period during which the condition requiring such designation shall first have existed and (y) in the event the condition requiring such designation is known to a Financial Officer of Millennium to exist as a result of an acquisition, disposition or transfer of material assets (including Equity Interests), the date of such acquisition, disposition or transfer (and if Millennium shall fail to designate such Subsidiaries by such time, Excluded Subsidiaries shall automatically be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated assets until such condition shall have been eliminated). Subsidiaries designated or deemed designated as Material Subsidiaries pursuant to the preceding sentence shall for all purposes of this Agreement cease to be Excluded Subsidiaries and constitute Material Subsidiaries upon such designation or deemed designation. In determining the consolidated assets and consolidated revenues of Millennium for purposes of this definition, the assets and revenues of MHC shall be excluded so long as MHC does not own any assets other than pension assets and other nominal assets.

“Excluded Taxes” means with respect to the Administrative Agent, the Australian Agent, any Lender (other than a Lender that acquires interests by operation of the RPA Purchase), any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) with respect to the US Tranche (i) income or franchise taxes (other than withholding taxes) imposed on (or measured by) its net income, capital or gross receipts by the United States of America (or any political subdivision thereof), or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Domestic Lending Office is located or, in the case of an Issuing Bank, any office from which it issues Letters of Credit hereunder; (ii) any branch profits taxes imposed by the United States of America (or any political subdivision thereof) or any similar tax imposed by any other jurisdiction (or any political subdivision thereof) described in clause (a)(i) above; (iii) any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments by the US Borrower from locations within the United States of America to (x) in the case of a Lender (other than a Lender that is an assignee pursuant to a request by a Borrower under Section 2.21 or pursuant to the RPA Purchase), such Lender’s Domestic Lending Office, (y) in the case of an Issuing Bank, such Issuing Bank’s office from which it issues Letters of Credit hereunder, or (z) in the case of any person other than a Lender or an Issuing Bank, the jurisdiction in which the recipient has its principal office or is organized, in each case to the extent such tax is in effect and applies to such Lender, Issuing Bank or other person as of the Closing Date or relates to payments received by a new Domestic Lending Office or other applicable office designated by such Lender or Issuing Bank and is in effect and applies at the time such office is designated, except to the extent that (A) the person making such designation was entitled at the time of such designation to receive additional amounts from the US Borrower with respect to such withholding tax pursuant to Section 2.20(a) or (B) such withholding tax shall have resulted from the making of any payment to a location other than the office designated by the relevant recipient for the receipt of payments of the applicable type from the US Borrower; and (iv) any withholding tax that is attributable to the failure of such recipient to comply with Section 2.20(e); and (b) with respect to the Australian Revolving Tranche or the Australian Term Tranche, (i) income or franchise taxes (other than withholding taxes) imposed on (or measured by) its net income, capital or gross receipts by the Commonwealth of Australia (or any political subdivision thereof), or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Australian Lending Office is located or, in the case of an Issuing Bank, any office from which it issues Letters of Credit hereunder; (ii) any branch profits taxes imposed by the Commonwealth of Australia (or any political subdivision thereof) or any similar tax imposed by any other jurisdiction (or any political subdivision thereof) described in clause (b)(i) above; (iii) any withholding tax that is imposed by the Commonwealth of Australia (or any political subdivision thereof) on payments by the Australian Borrower from locations within the Commonwealth of Australia to (x) in the case of a Lender (other than a Lender that is an assignee pursuant to a request by a Borrower under Section 2.21 or pursuant to the RPA Purchase), such Lender’s Australian Lending Office, (y) in the case of an Issuing Bank, such Issuing Bank’s office from which it issues Letters of Credit hereunder, or (z) in the case of any person other than a Lender or an Issuing Bank, the jurisdiction in which the recipient has its principal office or is organized, in each case to the extent such tax is in effect and applies to such Lender, Issuing Bank or other person as of the Closing Date or relates to payments received by a new Australian Lending Office or other applicable office designated by such Lender or Issuing Bank and is in effect and applies at the time such office is designated, except to the extent that (A) the person making such designation was entitled at the time of such designation to receive additional amounts from the Australian Borrower with respect to such withholding tax pursuant to Section 2.20(a) or (B) such withholding tax shall have resulted from the making of any payment to a location other than the office designated by the relevant recipient for the receipt of payments of the applicable type from the Australian Borrower; and (iv) any withholding tax that is attributable to the failure of such recipient to comply with Section 2.20(e).

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Existing Letter of Credit” means each letter of credit issued prior to the Effective Date and set forth on Schedule 2.05A.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight

Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” means the Commitment Fees, the LC Participation Fees, the Issuing Bank Fees and the Administrative Fees.

“Financial Officer” of any person means the chief financial officer, the treasurer or the principal accounting officer of such person and, in the case of MIC-AUS, any person designated by the board of directors of MIC-AUS as a Financial Officer for purposes of this Agreement. Any action taken or document delivered by a Financial Officer pursuant to the Credit Documents shall be taken or delivered in his capacity as such.

“Fiscal Quarter” means any fiscal quarter of Millennium or MIC-AUS, as applicable.

“Fiscal Year” means any fiscal year of Millennium or MIC-AUS, as applicable.

“Foreign Pledge Agreements” means, in connection with pledges of shares of or other Equity Interests in Australian Subsidiaries that are not organized under the laws of Australia, pledge agreements or similar agreements in form and substance satisfactory to the Australian Security Trustee, as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“4% Debentures” shall mean the 4% Convertible Senior Debentures issued by Millennium under the indenture dated as of November 25, 2003 among Millennium, Millennium America and The Bank of New York, as trustee.

“Future Joint Venture” means any joint venture (i) in which Millennium acquires a direct or indirect equity interest after the Closing Date and (ii) which is accounted for by Millennium on the equity method.

“GAAP” means generally accepted accounting principles in the United States of America applied on a consistent basis.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Grantor” means, collectively, Millennium and each Domestic Subsidiary (other than DR Insurance Company and any Excluded Subsidiary).

“Guarantee” of or by any person means any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect (including through the issuance of a letter of credit, bank guarantee or similar instrument supporting such Indebtedness for the account of such person), (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee”, when used with respect to Millennium America, Millennium or any Subsidiary, shall not include any of the foregoing guarantee obligations with respect to Indebtedness of any person (i) to the extent of any reserves maintained with respect thereto on the books of Millennium America, Millennium or any Subsidiary in accordance with GAAP or (ii) in the event such person shall have been a Subsidiary or an Affiliate of Millennium America, Millennium or any Subsidiary at the time any such guarantee obligation was incurred, to the extent of any Offsetting Guarantee/Indemnity of any person reasonably expected to be able to perform its obligations thereunder in effect with respect to such guarantee obligation; and provided, further, that the term “Guarantee”, when used with respect to Millennium or any of its Subsidiaries, shall exclude guarantees of up to $12,000,000 in aggregate principal amount of loans made by third party lenders to officers and directors of Millennium or any of its Subsidiaries to enable them to acquire common stock of Millennium or any of its Subsidiaries pursuant to an employee stock ownership plan.

“Guarantee and Collateral Agreement” means a Guarantee and Collateral Agreement among the Borrowers, the Guarantors, the Grantors, certain other Subsidiaries and the Collateral Agent substantially in the form of Exhibit E, as from time to time amended, supplemented or otherwise modified.

“Guarantee and Collateral Requirement” means, at any time, that the following requirements shall be satisfied as of such time:

(a) the Administrative Agent shall have received each Security Document, duly executed by each Credit Party required to be party thereto in order that the requirements set forth in clauses (b), (c) and (d) below shall be satisfied;

(b) all Obligations shall be unconditionally guaranteed by the Guarantors (the “US Guarantees”), and all Australian Obligations shall be unconditionally guaranteed by the Australian Guarantors (the “Australian Guarantees”);

(c) the US Obligations and the US Guarantees (other than the US Guarantees of the Australian Obligations) shall be secured by perfected security interests in (i) all the outstanding Equity Interests of each Domestic Subsidiary (other than DR Insurance Company, Specified Domestic Holding Companies and Excluded Subsidiaries)

and, with respect to each Future Joint Venture, either (A) all the outstanding Equity Interests owned directly by Millennium or any Domestic Subsidiary in such Future Joint Venture or (B) (1) all rights to receive distributions made by such Future Joint Venture with respect to the outstanding Equity Interests in such Future Joint Venture owned directly or indirectly by Millennium and the Subsidiaries and (2) all the outstanding Equity Interests in each Subsidiary that directly owns Equity Interests in such Future Joint Venture, (ii) 65% of the outstanding Equity Interests of each Foreign Subsidiary and Specified Domestic Holding Company (other than Excluded Subsidiaries and Receivables Entities) owned directly by Millennium or any Domestic Subsidiary, (iii) all rights to receive distributions made by Equistar with respect to the outstanding Equity Interests in Equistar owned directly or indirectly by Millennium and the Subsidiaries, (iv) all rights to receive distributions made by La Porte with respect to the outstanding Equity Interests in La Porte owned directly or indirectly by Millennium and the Subsidiaries, (v) all the Equity Interests in Millennium GP and Millennium LP and (vi) substantially all accounts receivable, account rights, documents, chattel paper, intercompany Indebtedness (other than accounts receivable, account rights or intercompany Indebtedness owing from any Foreign Subsidiary to Millennium or a Domestic Subsidiary), inventory, investment property (subject to the limitations set forth above regarding Equity Interests in Subsidiaries) and proceeds held by Millennium and each Domestic Subsidiary (other than Excluded Subsidiaries) (the foregoing items in clauses (i) through (vi) being collectively referred to as the “US Collateral”);

(d) the Australian Obligations and the Australian Guarantees shall be secured by perfected security interests in, and mortgages on, (i) all the outstanding Equity Interests (x) owned by MIC-AUS Parent in each Australian Grantor and (y) owned by each Australian Grantor other than MIC-AUS Parent (including all the outstanding Equity Interests of MIC-AUS and each Material Australian Subsidiary) and (ii) substantially all tangible and intangible assets of each Australian Grantor, including accounts receivable, account rights, documents, chattel paper, intercompany Indebtedness, inventory, investment property, plant, property and equipment, intellectual property, real property, cash and proceeds of the foregoing (the foregoing items in clauses (i) and (ii) being collectively referred to as the “Australian Collateral”);

(e) all UCC and other lien searches reasonably requested by the Administrative Agent or the Australian Agent shall have been performed and copies thereof delivered to the Administrative Agent or the Australian Agent, as applicable, and none of the Collateral shall be subject to any Liens other than Liens on the Collateral specifically permitted by Section 6.01 (or Liens that will be released on or prior to the Closing Date);

(f) all documents and instruments, including UCC financing statements, required by law or reasonably requested by the Collateral Agent or the Australian Security Trustee to be filed, registered or recorded to create the security interests intended to be created by the Security Documents or to perfect such security interests shall have been filed, registered or recorded or arrangements satisfactory to the Collateral Agent or the Australian Security Trustee, as applicable, for the filing, registration or recording thereof shall have been made;

(g) all Indebtedness of Millennium or any Subsidiary that is owing to any Credit Party and constitutes Collateral shall be evidenced by a promissory note, and the Collateral Agent and the Australian Security Trustee, as applicable, shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(h) to the extent permitted by applicable law, all Equity Interests constituting Collateral shall be certificated, and the Collateral Agent or the Australian Security Trustee, as applicable, shall have received all such certificates, together with undated instruments of transfer with respect thereto endorsed in blank;

(i) the Australian Security Trustee shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and (ii) such legal opinions and other documents as the Australian Security Trustee may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(j) each Credit Party shall have obtained all consents and approvals required to be obtained by it (including, in the case of the Mortgages, the consent of the required Minister of the relevant Department of State of Western Australia) in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

The foregoing definition shall not require (i) the creation of security interests in any assets of, or the obtaining of any guarantees by, SMCT and (ii) the creation or perfection of pledges of or security interests in particular assets, the obtaining of guarantees from particular persons or the obtaining of legal opinions or other documents with respect thereto if and for so long as, in the judgment of the Collateral Agent or the Australian Security Trustee, as applicable, the cost of creating or perfecting such pledges or security interests or obtaining such legal opinions or other documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Collateral Agent or the Australian Security Trustee, as applicable, may grant extensions of time or may waive any requirement for the creation or perfection of pledges or security interests in particular assets or the obtaining of legal opinions or other documents with respect thereto where it reasonably determines that such creation or perfection cannot be accomplished or such opinions or documents cannot be provided without undue effort or expense or by the time or times at which the same would otherwise be required by this Agreement or the Security Documents. Notwithstanding anything to the contrary herein, Liens required to be granted from time to time pursuant to the Guarantee and Collateral Requirement shall be subject to the exceptions and limitations set forth in, and the terms of, the Security Documents.

“Guarantors” means, collectively, Millennium, Millennium America, Millennium OpCo and each Additional Guarantor.

“Hedging Agreement” means any agreement entered into in connection with any rate swap transaction, basis swap, forward rate transaction, commodity swap,

commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other transaction (including any option with respect to any of the foregoing transactions) entered into as a hedge with respect to fluctuations in interest rates, foreign currency exchange rates, commodity prices or prices of equity securities.

“Incremental Amendment” shall have the meaning assigned to such term in Section 2.23(b).

“Incremental Amount” shall have the meaning assigned to such term in Section 2.23(a).

“Incremental Revolving Facility Lender” means a lender that has agreed to provide all or a portion of a Commitment Increase.

“Indebtedness” of any person means, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind (including repurchase obligations), (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all non-contingent obligations (and, solely for the purpose of Section 6.03, all contingent obligations, which contingent obligations shall for such purposes be deemed to be in an outstanding principal amount equal to the maximum contingent amount thereof) of such person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (d) all obligations of such person under any conditional sale or other title retention agreement relating to property purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than accounts payable to providers of goods or services incurred in the ordinary course of business and (i) paid within 60 days after the date when due or (ii) that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP), (f) all Capitalized Lease Obligations of such person, (g) all obligations of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed (provided, that for purposes of determining the amount of any Indebtedness described in this clause (g), if recourse with respect to such Indebtedness is limited to such property or assets, the amount of such Indebtedness shall be limited to the lesser of the fair market value of such property and assets or the amount of such Indebtedness) and (h) all Guarantees by such person of Indebtedness of others of the types referred to in the preceding clauses (a) through (g). The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent that (x) the terms of such Indebtedness provide that such person is not liable therefor or (y) in the case of Indebtedness of any Joint Venture, (A) no payments have been made by such person in respect of such

Indebtedness and neither such Indebtedness nor such person’s obligations in respect thereof would be classified and accounted for, in accordance with GAAP, as a liability on the balance sheet of such person and (B) the Equity Interests in such Joint Venture are held by one or more Subsidiaries without any other assets or liabilities (other than nominal assets or liabilities). For the avoidance of doubt, Indebtedness shall not include any Securitization Transaction accounted for in accordance with GAAP as a true sale to a person other than Millennium or one of its Subsidiaries of accounts receivable and related interests.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indenture” means the Indenture dated as of November 27, 1996, among Millennium America, Millennium and the Bank of New York under which the 7% Notes and the 7.625% Debentures are outstanding.

“Indenture Basket” means, at any date, an amount equal to (a) 15% of Consolidated Net Tangible Assets minus (b) the sum of (without duplication) (i) the aggregate outstanding principal amount of the Loans at such date that constitute Funded Debt of Restricted Subsidiaries and (ii) the aggregate amount of (A) all other Debt of Millennium America and Restricted Subsidiaries secured by Liens on Restricted Properties, other than Debt permitted to be secured under clauses (1) through (9) inclusive of Section 1007 of the Indenture, (B) the aggregate Value of all Sale and Lease-Back Transactions of Millennium America and Restricted Subsidiaries, other than Sale and Lease-Back Transactions permitted under the provisions described in clauses (1) and (2) inclusive of Section 1008 of the Indenture and (C) all other Funded Debt of Restricted Subsidiaries (other than Funded Debt permitted to be Incurred under clauses (1) through (7) inclusive of Section 1009 of the Indenture), in each case determined as provided in the Indenture as of such date. Capitalized terms used in this definition are used with the meanings assigned to them in the Indenture.

“Information” shall have the meaning assigned to such term in Section 10.16.

“Information Memorandum” means the confidential information memorandum dated July 2005 furnished to the Lenders in connection with the syndication of the credit facilities established under this Agreement.

“Interest Coverage Ratio” means the ratio of Adjusted EBITDA to Net Interest Expense for Millennium and the Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any LIBOR Loan or Bill Rate Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Loan or a Bill Rate Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest

Periods of three months’ duration been applicable to such Loan and (c) with respect to any Loan, the date of any repayment or prepayment of such Loan or continuation or conversion of such Loan with or to a Loan of a different Type.

“Interest Period” means, as to any LIBOR Borrowing or Bill Rate Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or such other periods, including 9 and 12 months, as the applicable Borrower and all the applicable Lenders may agree at the time of the Borrowing), as the applicable Borrower may elect; provided, however, that (i) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means, at any time, JPMCB, JPMCBA and each other Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j), each in its capacity as the issuer of US Tranche Letters of Credit and/or Australian Tranche Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Agreement” shall have the meaning assigned to such term in Section 2.05(j).

“Issuing Bank Fee” shall have the meaning assigned to such term in Section 2.08(b).

“Joint Ventures” means Equistar, La Porte and any Future Joint Venture, and “Joint Venture” means any of them, as the context may require.

“JPMAL” means J.P. Morgan Australia Limited (ABN 52 002 888 011) and its successors.

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“JPMCBA” means JPMorgan Chase Bank, N.A., Sydney Branch (ABN 43 074 112 011), and its successors.

“Judgment Currency” shall have the meaning assigned to such term in Section 10.13.

“La Porte” means the La Porte Methanol Company, L.P., a Delaware limited partnership.

“La Porte Methanol Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of La Porte dated January 1999, by and between Millennium Methanol LP Inc., a Delaware corporation, Millennium Methanol GP Inc., a Delaware corporation, and LAG Methanol Corporation, a Delaware corporation, as further amended, supplemented or otherwise modified from time to time.

“La Porte Methanol Parent Agreement” has the meaning assigned to it in the La Porte Methanol Limited Partnership Agreement.

“LC Commitments” means, as to each Issuing Bank, the US Tranche LC Commitment and the Australian Tranche LC Commitment of such Issuing Bank.

“LC Disbursement” means a US Tranche LC Disbursement or an Australian Tranche LC Disbursement.

“LC Exposure” means US Tranche LC Exposure or Australian Tranche LC Exposure.

“LC Participation Fee” has the meaning assigned to such term in Section 2.08(b).

“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lenders” has the meaning assigned to such term in the preamble hereto.

“Letter of Credit” means a US Tranche Letter of Credit or an Australian Tranche Letter of Credit.

“Leverage Ratio” means, at any time, the ratio of (a) Total Indebtedness at such time to (b) Adjusted EBITDA for the most recently ended period of four consecutive Fiscal Quarters of Millennium for which financial statements have been delivered pursuant to Section 5.05(a) or (b) or the Existing Credit Agreement, all as determined on a consolidated basis in accordance with GAAP.

“LIBO Rate” means, (i) with respect to any LIBOR Borrowing under the US Tranche for any Interest Period, the rate appearing on Page 3750 of the Telerate screen, at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period, as the rate for US Dollar deposits with a maturity comparable to such Interest Period and (ii) with respect to any LIBOR Borrowing under the Australian Term Tranche or Australian Revolving Tranche for any Interest Period, the rate appearing on the Reuters LIBOR 01 screen, at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period, as the rate for US Dollar deposits with a maturity comparable to such Interest Period. In the event that the applicable rate for any Interest Period described in the preceding sentence is not available for any reason, then the “LIBO Rate” applicable to such Interest Period shall be (i) with respect to any LIBOR Borrowing under the US Tranche for any Interest Period, the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the respective rates per annum at which deposits in US Dollars are offered to each of the Reference Lenders in the London interbank market at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Loan of such Reference Lender to be made as part of the LIBOR Borrowing to which such Interest Period is to apply and for a period of time comparable to such Interest Period and (ii) with respect to any LIBOR Borrowing under the Australian Term Tranche or Australian Revolving Tranche for any Interest Period, the rate determined by the Australian Agent in good faith to be the average of the rates per annum at which deposits in US Dollars are offered to a bank in the London interbank market at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Loan of such Reference Lender to be made as part of the LIBOR Borrowing to which such Interest Period is to apply and for a period of time comparable to such Interest Period. If any Reference Lender does not furnish a timely quotation, the Applicable Agent shall determine the relevant interest rate on the basis of the quotation furnished by the remaining Reference Lender, and if neither of such quotations is available on a timely basis, the provisions of Section 2.10(b) shall apply.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset or (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means a loan made pursuant to this Agreement, whether made as a Revolving Loan, an Australian Term Tranche Loan or a Swingline Loan, as permitted hereby.

“Local Time” means (a) with respect to the US Tranche and any Loan, Borrowing or Letter of Credit made or issued thereunder, New York City time and (b) with respect to the Australian Revolving Tranche or Australian Term Tranche and any Loan, Borrowing or Letter of Credit made or issued thereunder, Sydney time.

“Lyondell” means Lyondell Chemical Company, a Delaware corporation.

“Margin Stock” has the meaning given such term under Regulation U.

“Material Adverse Effect” means an event or condition that has resulted or could reasonably be expected to result in (a) a materially adverse change in the business, assets, operations or financial condition of Millennium and its Subsidiaries taken as a whole (other than general economic conditions affecting the chemical industry as a whole), (b) material impairment of the ability of Millennium, Millennium America and the other Credit Parties taken as a whole to perform their obligations under any Credit Document or (c) material impairment of the rights of or benefits available to the Lenders or the Agents under any Credit Document; provided that a downgrade in any debt rating of Millennium or any of its Subsidiaries shall not of itself constitute a Material Adverse Effect (it being understood, however, that the events or circumstances underlying any such downgrade may constitute a Material Adverse Effect).

“Material Australian Subsidiary” means (a) Millennium Lincolnshire Limited and (b) each other Australian Subsidiary other than a Project Subsidiary (i) the consolidated assets of which equal 10% or more of the consolidated assets of MIC-AUS as of the last day of the most recently ended Fiscal Quarter of MIC-AUS or (ii) the consolidated revenues of which for the most recently ended period of four consecutive Fiscal Quarters of MIC-AUS equal 5% or more of the consolidated revenues of MIC-AUS for such period; provided that if at any time the aggregate consolidated assets of the Australian Subsidiaries that are not Material Australian Subsidiaries shall equal 10% or more of the consolidated assets of MIC-AUS as of the last day of the most recently ended Fiscal Quarter of MIC-AUS, or the aggregate consolidated revenues of such Subsidiaries for the most recently ended period of four consecutive Fiscal Quarters of MIC-AUS shall equal 10% or more of the consolidated revenues of MIC-AUS for such period, MIC-AUS shall designate sufficient Excluded Subsidiaries as “Material Australian Subsidiaries” to eliminate such condition, such designation to occur not later than the 20th Business Day after the earlier of (x) the delivery pursuant to Sections 5.05(a) and (b) of financial statements of MIC-AUS for the period during which the condition requiring such designation shall first have existed and (y) in the event the condition requiring such designation is known to a Financial Officer of MIC-AUS to exist as a result of an acquisition, disposition or transfer of material assets (including Equity Interests), the date of such acquisition, disposition or transfer (and if MIC-AUS shall fail to designate such Subsidiaries by such time, Subsidiaries that are not Material Australian Subsidiaries shall automatically be deemed to be Material Australian Subsidiaries in descending order based on the amounts of their consolidated assets until such condition shall have been eliminated). Subsidiaries designated or deemed designated as Material Australian Subsidiaries pursuant to the preceding sentence shall for all purposes of this Agreement constitute Material Australian Subsidiaries upon such designation or deemed designation.

“Material Debt” means Indebtedness of Millennium, any Borrower or any Subsidiary in an aggregate principal amount in excess of $50,000,000.

“Material Subsidiary” means any Subsidiary that is not an Excluded Subsidiary.

“Maturity Date” means August 22, 2010.

“MHC” means MHC Inc., a Delaware corporation.

“MIC-AUS” has the meaning assigned to such term in the preamble hereto.

“MIC-AUS Parent” means Millennium Bunbury Pty Ltd, a corporation organized under the laws of Australia.

“Millennium” has the meaning assigned to such term in the preamble hereto.

“Millennium America” has the meaning assigned to such term in the preamble hereto.

“Millennium GP” means Millennium Petrochemicals GP LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Millennium America.

“Millennium LP” means Millennium Petrochemicals LP LLC, , a Delaware limited liability company and an indirect, wholly owned subsidiary of Millennium America.

“Millennium OpCo” means Millennium US OpCo, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Millennium America.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, or other security document granting a Lien on any Mortgaged Property to secure the Australian Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Australian Security Trustee.

“Mortgaged Property” means each parcel of real property and the improvements thereto owned or leased by an Australian Grantor.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means (a) with respect to any Asset Sale or Casualty Event, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received) received in connection therewith (other than any proceeds of business interruption insurance in the case of a Casualty Event), net of, without duplication, (i) selling expenses (including reasonable broker’s fees or commissions, legal fees and other professional fees and expenses, transfer and similar taxes, Australian Goods and Service Tax and Millennium’s good faith estimate of income taxes paid or payable on gains recognized or to be recognized by reason of such Asset Sale) actually incurred by any Australian Subsidiary in connection with such Asset Sale or Casualty Event, (ii) amounts provided as a reserve, in accordance with Australian GAAP, against any liabilities under any indemnification obligations or purchase price adjustment or taxes or other related liabilities associated with such Asset Sale or Casualty Event (provided that, to the extent and at the time any such amounts are released from such reserve, the amount (if any) by which the reserved amount in respect of such Asset Sale or Casualty Event exceeds the actual liability payable shall be deemed to be Net Cash Proceeds, and the relevant Australian Subsidiary shall be deemed to have received such Net Cash Proceeds at such time), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by the asset subject to such Asset Sale or Casualty Event and which is required to be repaid (and is timely repaid) with such proceeds (other than any such Indebtedness assumed by a purchaser or transferee of such asset) in connection with such Asset Sale or Casualty Event (other than Indebtedness under the Credit Documents) and (iv) in the case of any Asset Sale involving the assets of or Equity Interests in any non-wholly owned Subsidiary, any amount of such cash proceeds that must be paid to any holder (other than Millennium or another Subsidiary) of Equity Interests in such Subsidiary; and (b) with respect to the incurrence or issuance of any Indebtedness by any Australian Subsidiary, the cash proceeds received in connection with such incurrence or issuance of Indebtedness, net of any investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses incurred by such Australian Subsidiary in connection with such incurrence or issuance of Indebtedness.

“Net Income” means, for any person for any period, the net income of such person for such period, adjusted to exclude the effect of any extraordinary items of gain or loss.

“Net Interest Expense” means, with respect to Millennium and the Subsidiaries for any period, (a) the interest expense of Millennium and the Subsidiaries, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to interest rate protection agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any Capitalized Lease Obligation allocable to interest expense, less (b) (i) the amount of interest income of Millennium and the Subsidiaries for such period, in each case determined on a consolidated basis, (ii) any noncash interest expense required as a result of any change in GAAP to be accrued in connection with any convertible Indebtedness of the Borrowers and (iii) the amortization of debt issuance costs. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Millennium and the Subsidiaries with respect to interest rate protection agreements entered into as a hedge against interest rate exposure.

“9.25% Notes” means Millennium America’s 9.25% Senior Notes due 2008.

“Obligations” means (a) the obligations of the Borrowers and the Guarantors under this Agreement or any other Credit Document (as the same may hereafter be amended, restated, extended, supplemented or otherwise modified from time to time) with respect to the due and punctual payment, whether at maturity, by acceleration or otherwise, of (i) the principal of and interest on the Loans (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (ii) each payment required to be made by the Borrowers under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrowers and the Guarantors, whether for fees, costs, expenses, indemnification or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the obligations of Millennium and the Subsidiaries (i) under each Hedging Agreement (A) entered into prior to the date hereof with a counterparty that is a Lender (or an Affiliate of a Lender) on the date hereof or (B) entered into on or after the date hereof with a counterparty that is a Lender (or an Affiliate of a Lender) at the time such Hedging Agreement is entered into and (ii) to any Lender (or any Affiliate of a Lender) in respect of cash management services (including obligations in respect of overdrafts, Automated Clearing House, interest and fees, in each case relating to such cash management services) and Card Programs.

“Offsetting Guarantee/Indemnity” means any agreement by any person to guarantee, indemnify, reimburse or otherwise hold harmless Millennium America, Millennium or any Subsidiary, as the case may be, against any liability incurred in connection with any assurance provided by Millennium America, Millennium or any Subsidiary for the payment of any Indebtedness of another person.

“Other Taxes” means any and all present or future recording, stamp or documentary taxes or any other excise, transfer, sales, value-added taxes or property taxes, charges or similar levies arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor thereto.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Collateral Agent.

“Permitted Business” means the petrochemical, chemical and petroleum refining businesses and any business reasonably related, incidental, complementary or ancillary thereto.

“Permitted Collateral Liens” means liens permitted by Sections 6.01(f), (g), (h), (k) (as it relates to the foregoing), (n), (x) and (y).

“Permitted Factoring Arrangements” means any arrangements between a Foreign Subsidiary and a third party (other than an Affiliate) under which accounts receivable of such Foreign Subsidiary are factored on a non-recourse basis. The amount of any Permitted Factoring Arrangement shall be deemed at any time to be the amount received by such Foreign Subsidiary or the amount such Foreign Subsidiary is entitled to receive as consideration for the accounts receivable transferred by such Foreign Subsidiary to such third party pursuant to such Permitted Factoring Arrangement.

“Permitted PP&E Liens” means Liens permitted by Section 6.01(f), (g), (h), (k) (as it relates to the foregoing), (m), (n), (u), (w), (y) and (aa).

“Permitted Refinancing Indebtedness” means Indebtedness the net proceeds of which are applied to refund, refinance, repurchase, replace, Defease or retire any existing Indebtedness; provided that: (a) no Subsidiary that shall not have been and shall not have been required to be liable (whether as an obligor or under a Guarantee) for such existing Indebtedness shall be liable for the Permitted Refinancing Indebtedness; (b) the Permitted Refinancing Indebtedness shall not include covenants and defaults that are materially less favorable, taken as a whole, to the Credit Parties or the Lenders than the terms of the Senior Unsecured Notes Indenture as of the Closing Date; (c) if such existing Indebtedness shall have been subordinated to the Obligations, the Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable to the Lenders; (d) the Permitted Refinancing Indebtedness shall mature no earlier than 91 days after the Maturity Date and shall not be subject to any prepayment, redemption, repurchase or Defeasance requirement that is materially less favorable to the Credit Parties than any corresponding requirement contained in the Indebtedness subject to such refinancing; (e) the Permitted Refinancing Indebtedness shall have a weighted average life to maturity at the time such Permitted Refinancing Indebtedness is incurred equal to or greater than the weighted average life to maturity of such existing Indebtedness (except that such Permitted Refinancing Indebtedness may have a shorter weighted average life to maturity than such existing Indebtedness if (i) such Permitted Refinancing Indebtedness shall not mature or be required to be repaid, prepaid, redeemed, repurchased or Defeased prior to the date that is 91 days after the Maturity Date (except, in each case, upon the occurrence of an event of default, a change in control, subject to clause (h) below, an asset sale, or a similar event) and (ii) the aggregate amount of the amortization payments payable in respect of such Permitted Refinancing Indebtedness during the period beginning on the date such Permitted Refinancing Indebtedness is incurred and ending on the Maturity Date does not exceed the aggregate amount of amortization payments that are payable under the existing Indebtedness during such period); (f) the Permitted Refinancing Indebtedness shall be in an aggregate principal amount that is equal to or less than the aggregate principal amount then outstanding of such existing

Indebtedness (plus the amount of any premiums, accrued interest, fees and expenses related to the issuance of such Permitted Refinancing Indebtedness); (g) at the time the Permitted Refinancing Indebtedness is incurred, no Event of Default shall have occurred and be outstanding; and (h) such Permitted Refinancing Indebtedness shall only have an asset sale prepayment requirement if such requirement, other than with respect to changes of control, sales of all or substantially all of the assets of the applicable issuer and similar events, permits amounts that would otherwise be required to be prepaid instead to be applied to purchase assets useful in the business of Millennium and the Subsidiaries or to prepay Australian Term Tranche Loans.

“person” means any natural person, judicial entity, corporation, division of a corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

“Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code with respect to which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Equity Interest” means any Equity Interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event or circumstance either (a) matures, (b) is redeemable (whether mandatorily or at the option of the holder thereof) for any consideration other than shares of common stock or (c) is convertible or exchangeable for Indebtedness or other Preferred Equity Interests, in each case, in whole or in part, on or prior to the date that is 91 days after the earlier of (i) the Maturity Date or (ii) the date on which the Loans have been paid in full, the Commitments have terminated, all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed.

“Prepayment Event” means:

(a) any Asset Sale that, together with all related Asset Sales, results in Net Cash Proceeds exceeding US$1,000,000 (or the equivalent thereof in one or more other currencies); or

(b) any Casualty Event that results in Net Cash Proceeds exceeding US$1,000,000 (or the equivalent thereof in one or more other currencies); or

(c) the issuance or incurrence by any Australian Subsidiary of any Indebtedness not permitted under Section 6.03.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Project” means any manufacturing facility, storage facility, processing facility, generating facility or transportation facility (together in each case with assets and property related thereto) constructed after the Closing Date that is primarily financed by secured loans made primarily in reliance on the value of and/or cash flows expected from such facility that do not have any recourse to Millennium or any Subsidiary (other than a Project Subsidiary) or any of their respective property or assets (other than the Equity Interests in, and property and assets of, Project Subsidiaries).

“Project Subsidiary” means any Subsidiary (a) whose principal purpose is to acquire, develop and/or own and operate a Project, and (b) substantially all the assets of which consist of (i) assets constituting or used to operate, develop or maintain a Project (including cash related thereto) and/or (ii) Equity Interests in or Indebtedness or other obligations of, one or more other Project Subsidiaries.

“Receivables Entity” means a Foreign Subsidiary formed solely for the purpose of, and whose activities consist solely of, engaging in one or more Securitization Transactions.

“Reciprocal Purchase Agreement” or “RPA” means the agreement by Lenders for the reciprocal purchase of interests in Loans, participations in Letters of Credit and other extensions of credit under the several Tranches as set forth in Article IX.

“Reference Lenders” means the principal London offices of JPMorgan Chase Bank, N.A. and Bank of America, N. A.

“Register” shall have the meaning assigned to such term in Section 10.06(f).

“Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than an event with respect to which the reporting requirements have been waived by applicable regulations under ERISA.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Australian Term Tranche Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, Australian Term Tranche Exposures and unused Commitments at such time.

“Responsible Officer” of any person means the president, the chief executive officer, any executive vice president, any senior vice president, the treasurer or the controller of such person.

“Restricted Assets” means (a) assets constituting Collateral or consisting of Equity Interests in any Subsidiary owning any Equity Interests that constitute Collateral, (b) property, plant and equipment located in the United States of America and (c) Equity Interests in Equistar or in any Subsidiary directly or indirectly owning Equity Interests in Equistar.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Borrowing” means a US Tranche Revolving Borrowing or an Australian Revolving Tranche Borrowing.

“Revolving Commitment” means a US Tranche Revolving Commitment or an Australian Revolving Tranche Commitment.

“Revolving Exposure” means, with respect to any Revolving Lender, such Lender’s US Tranche Revolving Exposure or Australian Revolving Tranche Exposure, as applicable.

“Revolving Lender” means a US Tranche Revolving Lender or an Australian Revolving Tranche Lender.

“Revolving Loan” means a US Tranche Revolving Loan or an Australian Revolving Tranche Loan.

“Revolving Tranche” means the US Tranche or the Australian Revolving Tranche.

“RPA Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate amount of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the RPA Purchase Date and (b) the denominator shall be the aggregate amount of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to the RPA Purchase Date.

“RPA Purchase” means the reciprocal purchase of the Lenders’ interests provided for in Article IX.

“RPA Purchase Date” means the first date on which there shall occur (a) any event referred to in paragraph (e) or (f) of Article VII in respect of Millennium or any Borrower or (b) an acceleration of Loans pursuant to Article VII.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means the Agents, each Lender, each Issuing Bank, the Swingline Lender and each other person to which any of the Obligations is owed.

“Securitization Transaction” means any transaction in which Millennium or a Subsidiary sells or otherwise transfers any accounts receivable (whether now existing or arising in the future) and assets related thereto including, without limitation, books and records relating to such accounts receivable, collateral securing such accounts receivable, contracts and Guarantees or other obligations in respect of such accounts receivable, rights with respect to returned goods the sale or lease of which gave rise to such accounts receivable, insurance thereon, proceeds of the foregoing and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable (a) to one or more third party purchasers or (b) to a special purpose entity that borrows against such accounts receivable (or undivided interests therein) and related assets or issues securities payable from (or representing interests in) payments in respect of such accounts receivable (or undivided interests therein) and related assets or sells such accounts receivable (or undivided interests therein) and related assets to one or more third party purchasers, but only to the extent that amounts received in connection with the sale or other transfer of such accounts receivable and related assets to any entity referred to in clause (a) or (b) above would not under GAAP be accounted for as liabilities on a consolidated balance sheet of Millennium. The amount of any Securitization Transaction shall be deemed at any time to be (i) in the case of a Securitization Transaction described in clause (a) of the preceding sentence, the uncollected amount of the accounts receivable transferred pursuant to the sale referred to in such clause (a), net of any such accounts receivable that have been written off as uncollectible, and (ii) in the case of a Securitization Transaction described in clause (b) of the preceding sentence, the aggregate outstanding principal or stated amount of the borrowings, securities and residual obligations under the sale referred to in such clause (b).

“Security Documents” means the Guarantee and Collateral Agreement, the Australian Security Documents, the Foreign Pledge Agreements, the Mortgages, each instrument or document delivered in connection with the cash collateralization of Letters of Credit and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.10, in each case to secure any of the Obligations.

“Senior Unsecured Notes Indenture” means the indenture dated as of June 18, 2001, between Millennium America and The Bank of New York, as trustee.

“7.625% Debentures” means Millennium America’s 7.625% Senior Debentures due November 15, 2026.

“7% Notes” means Millennium America’s 7% Senior Notes due November 15, 2006.

“SMCT” means Shanghai Millennium Chemicals Trading Ltd., a corporation organized under the laws of the Republic of China and a direct, wholly owned subsidiary of MIC-AUS.

“Solvent” means, with respect to any person on any date of determination, that on such date (a) the fair value of the property of such person is greater than the total amount of liabilities, including contingent liabilities, of such person, (b) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay such debts and liabilities as they mature and (d) such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Mandatory Redemption” means the mandatory redemption of any Indebtedness issued after the Closing Date due to the termination or abandonment of an acquisition solely with funds in a Special Mandatory Redemption Escrow Account funded with the proceeds of such Indebtedness.

“Special Mandatory Redemption Escrow Account” means an escrow account containing proceeds of any Indebtedness issued after the Closing Date, which may be used to fund a Special Mandatory Redemption.

“Specified Domestic Holding Companies” means Millennium Worldwide Holdings I Inc. and Millennium DNC Partners, in each case so long as such person does not have any assets or liabilities (other than nominal assets or liabilities) other than Equity Interests of Subsidiaries and assets and liabilities identified in writing to the Administrative Agent prior to the Closing Date.

“Subsidiary” means any subsidiary of Millennium.

“subsidiary” means, with respect to any person (the “parent”), any corporation, association or other business entity of which securities or other ownership interests representing 50% or more of the ordinary voting power are, at the time as of which any determination is being made, beneficially owned by the parent, by one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swingline Lender” means JPMCB or JPMCBA, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a US Tranche Swingline Loan or an Australian Tranche Swingline Loan.

“Syndication Agent” means Bank of America, N.A.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Indebtedness” means, at any time, the aggregate amount of all Indebtedness of Millennium and the Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, minus (a) to the extent such amount would otherwise be included in Indebtedness, the aggregate amount of any Indebtedness of Millennium or its Subsidiaries that has been Defeased and (b) the aggregate amount of funds on deposit in all Special Mandatory Redemption Escrow Accounts of Millennium or any of its Subsidiaries to the extent the Indebtedness to be redeemed with such funds is included in Indebtedness.

“Tranche” means a category of Commitments and extensions of credit thereunder. For purposes hereof, each of the following comprises a separate Tranche: (a) the US Tranche Revolving Commitments, the US Tranche Revolving Loans, the US Tranche Letters of Credit and the US Tranche Swingline Loans (collectively, the “US Tranche”), (b) the Australian Revolving Tranche Commitments, the Australian Revolving Tranche Loans, the Australian Tranche Letters of Credit and the Australian Tranche Swingline Loans (collectively, the “Australian Revolving Tranche”) and (c) the Australian Term Tranche Commitments and the Australian Term Tranche Loans (collectively, the “Australian Term Tranche”).

“Tranche Percentage” means, with respect to any Revolving Lender at any time, such Lender’s US Tranche Percentage or Australian Tranche Percentage, as applicable, at such time.

“Transactions” means the execution, delivery and performance of the Credit Documents, the Borrowings and the issuances of Letters of Credit hereunder, the use of the proceeds of such Borrowings, the creation of Liens provided for in the Security Documents and the other transactions contemplated hereby.

“Transferee” has the meaning assigned to such term in Section 2.20(g).

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the LIBO Rate, the Alternate Base Rate, the Australian Swingline Base Rate and the Australian Bank Bill Rate.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unrestricted Cash” means cash and cash equivalents of Millennium and the Subsidiaries, other than any such cash or cash equivalents (a) that are subject to any Lien (other than bankers’ liens or setoff rights) in favor of, or any pledge, deposit or similar arrangement (including any Defeasance) for the benefit of, any person other than Millennium or a Subsidiary or (b) that under the terms of any agreement to which Millennium or any Subsidiary is bound are not available for use by Millennium and the Subsidiaries for working capital and other general corporate purposes.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“US Borrower” means Millennium America.

“US Collateral” has the meaning assigned to such term under clause (c) of the definition of “Guarantee and Collateral Requirement”.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in any other currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.

“US Dollars” or “US$” refers to lawful money of the United States of America.

“US Guarantees” has the meaning assigned to such term under clause (b) of the definition of “Guarantee and Collateral Requirement”.

“US Obligations” means all Obligations other than the Australian Obligations.

“US Tranche” has the meaning assigned to such term under the definition of “Tranche”.

“US Tranche LC Commitment” means, as to each Issuing Bank, the commitment of such Issuing Bank to issue US Tranche Letters of Credit pursuant to Section 2.05(a)(i). The initial amount of each Issuing Bank’s US Tranche LC Commitment is set forth on Schedule 2.05B or in such Issuing Bank’s Issuing Bank Agreement.

“US Tranche LC Disbursement” means a payment made by any Issuing Bank pursuant to a US Tranche Letter of Credit.

“US Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amounts of all outstanding US Tranche Letters of Credit at such time and (b) the aggregate amount of all US Tranche LC Disbursements that have not yet been reimbursed by or on behalf of the US Borrower at such time. The US Tranche LC Exposure of any US Tranche Revolving Lender at any time shall be such Lender’s US Tranche Percentage of the aggregate US Tranche LC Exposure at such time.

“US Tranche Letter of Credit” means an Existing Letter of Credit or a letter of credit issued by an Issuing Bank for the account of the US Borrower pursuant to Section 2.05(a)(i).

“US Tranche Percentage” means, with respect to any US Tranche Revolving Lender at any time, the percentage of the total US Tranche Revolving

Commitments represented by such Lender’s US Tranche Revolving Commitment at such time. If the US Tranche Revolving Commitments have terminated or expired, the US Tranche Percentages shall be determined based upon the US Tranche Revolving Commitments most recently in effect, giving effect to any assignments.

“US Tranche Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans.

“US Tranche Revolving Commitment” means, with respect to each US Tranche Revolving Lender, the commitment of such US Tranche Revolving Lender to make US Tranche Revolving Loans pursuant to Section 2.01(b) and to acquire participations in US Tranche Swingline Loans and US Tranche Letters of Credit pursuant to Sections 2.04(c) and 2.05(d), respectively, expressed as an amount representing the maximum aggregate amount of such US Tranche Revolving Lender’s US Tranche Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.12, (b) increased from time to time pursuant to Section 2.23 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06. The initial amount of each US Tranche Revolving Lender’s US Tranche Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such US Tranche Revolving Lender shall have assumed its US Tranche Revolving Commitment, as applicable. The aggregate amount of the US Tranche Revolving Commitments on the Closing Date is US$125,000,000.

“US Tranche Revolving Exposure” means, with respect to any US Tranche Revolving Lender at any time, the sum at such time, without duplication, of (a) the aggregate amount of such Lender’s outstanding US Tranche Revolving Loans, (b) such Lender’s US Tranche LC Exposure and (c) such Lender’s US Tranche Swingline Exposure.

“US Tranche Revolving Lender” means a Lender with a US Tranche Revolving Commitment or with outstanding US Tranche Revolving Loans.

“US Tranche Revolving Loan” means a Loan made by a US Tranche Revolving Lender pursuant to Section 2.01(b). Each US Tranche Revolving Loan shall be a LIBOR Loan or an ABR Loan.

“US Tranche Swingline Exposure” means, at any time, the sum of the principal amounts of the US Tranche Swingline Loans outstanding at such time. The US Tranche Swingline Exposure of any US Tranche Revolving Lender at any time shall be its US Tranche Percentage of the total US Tranche Swingline Exposure at such time.

“US Tranche Swingline Loan” means a Loan made by the Swingline Lender pursuant to Section 2.04(a)(i).

“Value” means, with respect to a sale and leaseback transaction, an amount equal to (a) the price at which the subject property is sold or transferred to the lessor thereof or (b) (if higher than (a) and if the relevant lease or leases represent Capitalized Lease Obligations) the balance sheet value of such lease or leases.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Tranche Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “US Tranche LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “US Tranche Revolving Borrowing”) or by Type (e.g., a “US Tranche LIBOR Borrowing”) or by Class and Type (e.g., a “US Tranche LIBOR Revolving Borrowing”).

SECTION 1.03. Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if Millennium notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Millennium that the Required Lenders request an amendment to any provision hereof for such purpose), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.04. Terms Generally. Except where the context requires otherwise, the definitions in Section 1.01 shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise stated, references to Sections, Articles, Schedules and Exhibits made herein are to Sections, Articles, Schedules or Exhibits, as the case may be, of this Agreement.

SECTION 1.05. Exchange Rates. (a) Not later than 1:00 p.m., Sydney time, on each Calculation Date, the Australian Agent shall determine the Exchange Rate as of such Calculation Date with respect to Australian Dollars. The Exchange Rates so determined shall become effective on such Calculation Date, shall remain effective until the next succeeding Calculation Date, and shall for all purposes of this Agreement (other than Section 6.07(a)(vi), Section 10.13 and any other provision of this Agreement expressly requiring the use of a current exchange rate) be the Exchange Rates employed in converting any amounts between US Dollars and Australian Dollars.

(b) Not later than 5:00 p.m., Sydney time, on each Calculation Date, the Australian Agent shall (i) determine the applicable Australian Revolving Tranche

Exposure (after giving effect to any Australian Revolving Tranche Loans made or repaid and any Australian Tranche Letter of Credit issued, amended, renewed extended or terminated on such date) and (ii) notify Millennium of the results of such determination and of the Exchange Rate employed in making such determination.

ARTICLE II

The Loans

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Australian Term Tranche Lender agrees to make an Australian Term Tranche Loan to the Australian Borrower on the Effective Date (or on the next following Business Day, if the Australian Borrower and the Administrative Agent shall so agree) in US Dollars in an amount equal to such Australian Term Tranche Lender’s Australian Term Tranche Commitment. Amounts repaid in respect of Australian Term Tranche Loans may not be reborrowed.

(b) Subject to the terms and conditions set forth herein, each US Tranche Revolving Lender agrees to make US Tranche Revolving Loans to the US Borrower from time to time during the Revolving Availability Period in US Dollars in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s US Tranche Revolving Exposure exceeding its US Tranche Revolving Commitment or (ii) the aggregate amount of the US Tranche Revolving Exposures exceeding the aggregate US Tranche Revolving Commitments.

(c) Subject to the terms and conditions set forth herein, each Australian Revolving Tranche Lender agrees to make Australian Revolving Tranche Loans to the Australian Borrower from time to time during the Revolving Availability Period in US Dollars or Australian Dollars in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s Australian Revolving Tranche Exposure exceeding its Australian Revolving Tranche Commitment or (ii) the aggregate amount of the Australian Revolving Tranche Exposures exceeding the aggregate Australian Revolving Tranche Commitments.

(d) Within the foregoing limits, and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans. (a) Each Australian Term Tranche Loan shall be made as part of a Borrowing consisting of Australian Term Tranche Loans made by the Australian Term Tranche Lenders ratably in accordance with their respective Australian Term Tranche Commitments. Each US Tranche Revolving Loan shall be made as part of a Borrowing consisting of US Tranche Revolving Loans made by the US Tranche Revolving Lenders ratably in accordance with their respective US Tranche Revolving Commitments. Each Australian Revolving Tranche Loan shall be made as part of a Borrowing consisting of Australian Revolving Tranche Loans made by the Australian Revolving Tranche Lenders ratably in accordance with their respective Australian

Revolving Tranche Commitments. The failure of any Lender to make any Loan required to be made by it shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that the Commitments of the Lenders are several and that no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender).

(b) Subject to Section 2.10(b), (i) Each US Tranche Revolving Borrowing shall be comprised entirely of LIBOR Loans or ABR Loans; (ii) each Australian Term Tranche Borrowing and each Australian Revolving Tranche Borrowing denominated in US Dollars shall be comprised entirely of LIBOR Loans; (iii) each Australian Revolving Tranche Borrowing denominated in Australian Dollars shall be comprised entirely of Bill Rate Loans; (iv) each US Tranche Swingline Loan shall be an ABR Loan or a Loan bearing interest at another rate agreed upon in writing by the US Borrower and the Swingline Lender at or prior to the time such Loan is made; and (v) each Australian Tranche Swingline Loan shall be an Australian Swingline Base Rate Loan. Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.15, 2.16 and 2.20 shall apply to such Affiliate to the same extent as to such Lender); provided, however, that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement; provided further, that if the designation of any such foreign branch or Affiliate shall result in any costs or reductions which would not otherwise have been applicable and for which such Lender would, but for this proviso, be entitled to request compensation under Section 2.15, such Lender shall not be entitled to request such compensation unless it shall in good faith have determined such designation to be necessary or advisable to avoid any material disadvantage to it. Borrowings of more than one Type may, to the extent permitted hereunder, be outstanding under any Class of Commitments at the same time; provided, however, that no Borrower shall be entitled to request any Borrowing that, if made, would result in (x) an aggregate of more than five separate Borrowings being outstanding under the Australian Revolving Tranche at any one time, (y) an aggregate of more than 10 separate Borrowings being outstanding under the Australian Term Tranche at any one time or (z) an aggregate of more than 10 separate Borrowings being outstanding under the US Tranche at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) At the time that each ABR Borrowing is made and at the commencement of each Interest Period for any LIBOR Borrowing or Bill Rate Borrowing, such Borrowing shall be in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that the Loans comprising an ABR Borrowing may be in an aggregate principal amount that is equal to the remaining unused amount of the US Tranche Revolving Commitments or that is required to finance the reimbursement of a US Tranche LC Disbursement as contemplated by Section 2.05(e). Swingline Loans shall be in an aggregate principal amount that is (i) in the case of a Swingline Loan denominated in US Dollars, an integral multiple of US$500,000 and not less than US$1,000,000 and (ii) in the case of a Swingline Loan denominated in Australian Dollars, an integral multiple of A$500,000 and not less than A$1,000,000 or, in either case, an amount that is required to finance the reimbursement of a US Tranche LC Disbursement or an Australian Tranche LC Disbursement denominated in Australian Dollars as contemplated by Section 2.05(e).

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Notice of Borrowings. (a) In order to request a Borrowing (other than a Swingline Loan), the applicable Borrower shall give written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) to the Applicable Agent in the form of Exhibit B (i) in the case of a LIBOR Borrowing or a Bill Rate Borrowing, not later than 11:30 a.m., Local Time, three Business Days before a proposed Borrowing and (ii) in the case of an ABR Borrowing, not later than 11:30 a.m., New York City time, on the day of a proposed Borrowing.

(b) Any Borrowing Request shall be irrevocable and shall refer to this Agreement and specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be an Australian Term Tranche Borrowing, a US Tranche Revolving Borrowing or an Australian Revolving Tranche Borrowing;

(ii) the Borrower submitting such Borrowing Request;

(iii) the currency and aggregate principal amount of the requested Borrowing;

(iv) the date of the requested Borrowing, which shall be a Business Day;

(v) the Type of the requested Borrowing;

(vi) in the case of a LIBOR Borrowing or a Bill Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the location and number of the relevant Borrower’s account to which funds are to be credited, which shall comply with the requirements of Section 2.06.

If no currency is specified with respect to any requested Australian Revolving Tranche Borrowing, then the requested Borrowing shall be in Australian Dollars. If no election as to the Type of a requested US Tranche Revolving Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBOR or Bill Rate Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make from time to time during the Revolving Availability Period (i) US Tranche Swingline Loans to the US Borrower in US Dollars in an aggregate principal amount at any time outstanding that will not result in (A) the aggregate principal amount of outstanding US Tranche Swingline Loans exceeding US$25,000,000 or (B) the aggregate US Tranche Revolving Exposures exceeding the aggregate US Tranche Revolving Commitments and (ii) Australian Tranche Swingline Loans to the Australian Borrower in Australian Dollars in an aggregate principal amount at any time outstanding that will not result in (A) the aggregate principal amount of outstanding Australian Tranche Swingline Loans exceeding US$10,000,000 or (B) the aggregate Australian Revolving Tranche Exposures exceeding the aggregate Australian Revolving Tranche Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the applicable Borrower shall notify the Applicable Agent of such request by telephone (confirmed by telecopy), not later than 12:00 Noon, Local Time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Applicable Agent will promptly advise the Swingline Lender of any such notice received from such Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to an account of such Borrower maintained with the Swingline Lender or another account requested by such Borrower and agreed to by the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 2:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Applicable Agent not later than 2:00 p.m., Local Time, on any Business Day require (i) with respect to US Tranche Swingline Loans, the US Tranche Revolving Lenders and (ii) with respect to Australian Tranche Swingline Loans, the Australian Revolving Tranche Lenders, to acquire participations on such Business Day in all or a portion of the US Tranche Swingline Loans or the Australian Tranche Swingline Loans, as applicable, then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the applicable Revolving Lenders will participate. Promptly upon receipt of such notice, the Applicable Agent will give notice thereof to each applicable Revolving Lender, specifying in such notice such Lender’s applicable Tranche Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Applicable Agent, for the account of the Swingline Lender, such Lender’s applicable Tranche Percentage of such Swingline Loan or Loans in the currency of such Swingline Loan or Loans. Each

Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligations under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Applicable Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Applicable Agent shall notify the applicable Borrower of any participations in any Swingline Loan of such Borrower acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Applicable Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from a Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Applicable Agent; any such amounts received by the Applicable Agent shall be promptly remitted by the Applicable Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, (i) the US Borrower may request the issuance of US Tranche Letters of Credit denominated in US Dollars for its own account and (ii) the Australian Borrower may request the issuance of Australian Tranche Letters of Credit denominated in US Dollars or Australian Dollars for its own account, in each case in a form reasonably acceptable to the Applicable Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. On the Effective Date, each Existing Letter of Credit shall be deemed to be a US Tranche Letter of Credit for all purposes hereof and shall be deemed to have been issued hereunder on the Effective Date.

(b) Notice of Issuance, Amendment, Renewal or Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank and the Applicable Agent) to the applicable Issuing Bank and the Applicable Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (in the case of an Australian Tranche Letter of Credit), the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit to such Issuing Bank a letter of credit application on a form agreed upon by such Borrower and such Issuing Bank in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) no Issuing Bank shall have US Tranche Letters of Credit or Australian Tranche Letters of Credit outstanding the aggregate amount of which (or, in the case of any Letter of Credit denominated in Australian Dollars, the US Dollar Equivalent of the amount of which) shall be in excess of such Issuing Bank’s US Tranche LC Commitment or Australian Tranche LC Commitment, respectively, (ii) in the case of a US Tranche Letter of Credit, (A) the US Tranche LC Exposure shall not exceed US$75,000,000 and (B) the aggregate US Tranche Revolving Exposures shall not exceed the aggregate US Tranche Revolving Commitments and (iii) in the case of an Australian Tranche Letter of Credit, the aggregate Australian Revolving Tranche Exposures shall not exceed the lesser of (A) US$25,000,000 and (B) the aggregate Australian Revolving Tranche Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that, at the request of a Borrower, a Letter of Credit may contain customary “evergreen” provisions pursuant to which such Letter of Credit will, in the absence of a notice given by the Issuing Bank, be automatically renewed (but in no event beyond the date that is five Business Days prior to the Maturity Date) for successive one-year periods.

(d) Participations. By the issuance of a US Tranche Letter of Credit or an Australian Tranche Letter of Credit (or an amendment to any such Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the applicable Revolving Lenders, such Issuing Bank hereby grants to each US Tranche Revolving Lender or Australian Revolving Tranche Lender, respectively, and each such Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s applicable Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Applicable Agent, for the account of such Issuing Bank, such Lender’s applicable Tranche Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each

Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Applicable Agent an amount equal to such LC Disbursement not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that such Borrower receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that such Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is a US Tranche LC Disbursement not less than US$1,000,000 or an Australian Tranche LC Disbursement denominated in Australian Dollars and not less than A$1,000,000, the applicable Borrower may request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Borrowing (in the case of a US Tranche Letter of Credit) or a Swingline Loan in an equivalent amount and in the same currency and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the applicable Borrower fails to make such payment when due, the Applicable Agent shall notify each applicable Revolving Lender of such LC Disbursement, the payment then required to be made to the applicable Issuing Bank in respect thereof and such Lender’s applicable Tranche Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Applicable Agent its applicable Tranche Percentage of such payment then due, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Applicable Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Applicable Agent of any payment from a Borrower pursuant to this paragraph, the Applicable Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute,

unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. None of the Agents, the Lenders or any Issuing Bank, or any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Applicable Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at (i) in the case of a US Tranche Letter of Credit, the rate per annum then applicable to ABR Loans, (ii) in the case of an Australian Tranche Letter of Credit denominated in US Dollars, a rate per annum equal to the Federal Funds Effective Rate plus 3% per annum and (iii) in the case of an Australian Tranche Letter of Credit denominated in Australian Dollars, the rate per annum then applicable to Australian Tranche Swingline Loans; provided that, if the applicable Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.10 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Resignation or Removal of Issuing Banks. Any Issuing Bank may resign at any time by giving 90 days’ prior written notice to the Applicable Agent, the Revolving Lenders and the Borrowers, and may be removed at any time by the Borrowers by notice to such Issuing Bank, the Applicable Agent and the Revolving Lenders. At the time such removal or resignation shall become effective, the Borrowers shall pay all fees accrued for the account of such Issuing Bank pursuant to Section 2.08(b)(ii) and not yet paid. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j) Designation of Additional Issuing Banks. From time to time, the Borrowers may by notice to the Applicable Agent and the Revolving Lenders designate one or more Lenders as additional Issuing Banks. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form satisfactory to the Borrowers and the Applicable Agent, shall set forth the LC Commitments and Issuing Bank Fees of such Lender and shall be executed by such Lender, the Borrowers and the Applicable Agent and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Credit Documents and (ii) references herein and in the other Credit Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank.

(k) Cash Collateralization. If the US Tranche Revolving Commitments and/or Australian Revolving Tranche Commitments shall be terminated and the maturity of any outstanding Loans accelerated pursuant to Article VII, the US Borrower and the Australian Borrower shall promptly deposit in an account with the Applicable Agent, in the name of the Applicable Agent and for the benefit of the applicable Revolving Lenders, an amount in cash equal to the US Tranche LC Exposure and the Australian Tranche LC Exposure, respectively, as of the date of such termination and acceleration, plus any accrued and unpaid interest thereon. Amounts payable under the preceding sentence shall be payable in the currency of each applicable Letter of Credit and LC Disbursement. Each such deposit shall be held by the Applicable Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Applicable Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over any such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Applicable Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in any such account shall be applied by the Applicable Agent to reimburse the Issuing Banks for LC Disbursements with respect to Letters of Credit issued for the account of the applicable Borrower for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower in respect of future LC Disbursements or, subject to the consent of US Tranche Revolving Lenders or Australian Revolving Tranche Lenders, as the case may be, with US Tranche LC Exposures or Australian Tranche LC Exposures representing greater than 50% of the total US Tranche LC Exposures or Australian Tranche LC Exposures, be applied to satisfy other obligations of such Borrower under this Agreement.

(l) Issuing Bank Reports. Unless otherwise agreed by the Applicable Agent, each Issuing Bank shall report in writing to the Applicable Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the Tranches, currencies and face amounts of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being agreed that no Issuing Bank shall effect any issuance, renewal, extension or amendment resulting in an increase in the amount of the Letters of Credit issued by it and outstanding hereunder without first obtaining written confirmation from the Applicable Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iii) on any Business Day on which a Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the Tranche, currency and amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Applicable Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1 p.m., Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the applicable Lenders. The Applicable Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained by the Applicable Agent or to another account specified by such Borrower and acceptable to the Applicable Agent; provided that Swingline Loans shall be made as provided in Section 2.04 and Loans made to finance the reimbursement of a LC Disbursement as provided in Section 2.05(e) shall be remitted by the Applicable

Agent to the applicable Issuing Bank; provided further, that if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, the Applicable Agent shall return the amounts so received to the respective Lenders.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Conversions and Continuations. Each Borrower shall have the right at any time upon prior irrevocable telephonic notice (which shall be confirmed promptly in writing or by telecopy) to the Applicable Agent (i) before 11:30 a.m., Local Time, on the day of conversion, to convert any US Tranche Revolving Borrowing that is a LIBOR Borrowing into an ABR Borrowing, (ii) before 11:30 a.m., Local Time, three Business Days prior to (A) conversion, to convert any ABR Borrowing into a LIBOR Borrowing, (B) conversion, to convert the Interest Period with respect to any LIBOR Borrowing or Bill Rate Borrowing to another permissible Interest Period or (C) continuation, to continue any LIBOR Borrowing or Bill Rate Borrowing into a subsequent Interest Period, subject, in each case, to the following:

(a) if fewer than all the Loans comprising any Borrowing are to be converted or continued, such conversion or continuation shall be made pro rata among the Lenders in accordance with the respective Loans of such Lenders that are part of such Borrowing immediately prior to such conversion or continuation;

(b) in the case of a conversion or continuation of fewer than all the Loans comprising any Borrowing, the aggregate principal amount of Loans converted or continued shall be an amount that would be a permitted Borrowing amount for Loans of the same Type under Section 2.02(c);

(c) accrued interest on a Loan (or portion thereof) being converted or continued shall be paid by the applicable Borrower at the time of conversion or continuation;

(d) if any LIBOR Loan or Bill Rate Loan is converted at a time other than the end of an Interest Period applicable thereto, the applicable Borrower shall pay any increased costs associated therewith pursuant to Section 2.16; and

(e) no portion of a Loan may be converted into or continued as a LIBOR Loan or a Bill Rate Loan with an Interest Period ending after the Maturity Date, and any portion of a US Tranche LIBOR Revolving Loan for which the shortest available Interest Period would extend beyond such date shall be automatically converted at the end of the Interest Period at the time in effect into a US Tranche ABR Revolving Loan, and any portion of any other Loan for which the shortest available Interest Period would extend beyond such date shall be repaid at the end of the Interest Period currently in effect with respect thereto.

The Interest Period applicable to any LIBOR Loan or Bill Rate Loan resulting from a conversion or continuation of a Loan shall be specified by the applicable Borrower in the irrevocable notice of conversion or continuation delivered pursuant to this Section; provided, however, that if no such Interest Period shall be specified, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If the applicable Borrower shall not have given timely notice to continue or convert any LIBOR Loan or Bill Rate Loan and shall not have given notice, by the time at which a notice of such continuation or conversion would be required to be delivered, of its intent to prepay such Loan at the end of the current Interest Period, such Loan shall, subject to clauses (a), (b), (c) and (e) above, automatically be continued with a new Interest Period of one month’s duration. The Applicable Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section and of each such Lender’s portion of the continuation or conversion hereunder. This Section shall not apply to Swingline Loans, which may not be converted or continued.

SECTION 2.08. Fees. (a) Each Borrower agrees to pay to the Applicable Agent, in US Dollars, for the account of (i) in the case of the US Borrower, each US Tranche Revolving Lender and (ii) in the case of the Australian Borrower, each Australian Revolving Tranche Lender, a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Rate, on the daily aggregate unused amount of the Revolving Commitment of such Lender under the US Tranche or the Australian Tranche, as applicable, during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates. Accrued Commitment Fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year (commencing on the first such date to occur after the date hereof), on each date on which the Revolving Commitments under either Tranche terminate and on the Maturity Date; provided that any Commitment Fees accruing after the Maturity Date shall be payable on demand. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Each Borrower agrees to pay (i) to the Applicable Agent for the account of (A) in the case of the US Borrower, each US Tranche Revolving Lender and (B) in the case of the Australian Borrower, each Australian Revolving Tranche Lender, a participation fee (the “LC Participation Fee”) with respect to such Lender’s participations in Letters of Credit under the US Tranche or the Australian Tranche, as applicable, which shall accrue at the Applicable Rate used to determine interest on LIBOR or Bill Rate Revolving Loans, as applicable, on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) under the applicable Tranche during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment under the applicable Tranche terminates and the date on which such Revolving Lender ceases to have any LC Exposure under the applicable Tranche, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrowers and the applicable Issuing Bank, on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of all Revolving Commitments and the date on which there ceases to be any LC Exposure attributable to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder (the fees referred to in this clause (ii) being collectively called the “Issuing Bank Fees”). LC Participation Fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following each such date, commencing on the first such date to occur after the Effective Date; provided that all such fees with respect to a Tranche shall be payable on the date on which the Revolving Commitments under such Tranche terminate and any such fees accruing after the date on which such Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Millennium America agrees to pay to the Administrative Agent, for its own account, agent, arrangement and administrative fees (the “Administrative Fees”) at the times and in the amounts separately agreed upon between Millennium America and the Administrative Agent.

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Applicable Agent, for distribution, if and as appropriate, among the applicable Revolving Lenders, or to the applicable Issuing Bank, as the case may be. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.09. Interest on Loans. (a) Subject to the provisions of Section 2.10, each ABR Loan (including any US Tranche Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate (or, in the case of a US Tranche Swingline Loan, such other rate, if any, as the US Borrower and the Swingline Lender may agree upon at or prior to the time such Loan is made; provided that each US Tranche Swingline Loan (or portion thereof) with respect to which the Swingline Lender shall have delivered a notice to the Administrative Agent pursuant to Section 2.04(c) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate). Interest on each ABR Loan shall be payable on each applicable Interest Payment Date. The Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(b) Subject to the provisions of Section 2.10, each LIBOR Loan and each Bill Rate Loan shall bear interest at a rate per annum equal to the LIBO Rate or Australian Bank Bill Rate, as the case may be, for the Interest Period in effect for such Loan plus the Applicable Rate. Interest on each LIBOR Loan and each Bill Rate Loan shall be payable on each applicable Interest Payment Date. The LIBO Rate or Australian Bank Bill Rate, as applicable, for each Interest Period shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error. The Applicable Agent shall promptly advise the applicable Borrowers and each applicable Lender of such determination.

(c) Subject to the provisions of Section 2.10, each Australian Swingline Base Rate Loan shall bear interest at the Australian Swingline Base Rate plus the Applicable Rate. Interest on each Australian Tranche Swingline Loan shall be payable on each applicable Interest Payment Date.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and (ii) interest computed by reference to the Australian Bank Bill Rate shall be computed on the basis of a year of 365 days. All interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Australian Swingline Base Rate, LIBO Rate or Australian Bank Bill Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.10. Interest on Overdue Amounts; Alternative Rate of Interest. (a) If any Borrower shall default in the payment of the principal of or interest on any Loan or any Fees or other amounts becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, such Borrower shall on demand from time to time from the Applicable Agent pay interest from and including the date of such default, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed as provided in Section 2.09(d)) equal to (i) in the case of the principal of any Loan, the rate otherwise applicable to such Loan plus 2% per annum and (ii) in the case of any other amount, the Alternate Base Rate plus 2% per annum.

(b) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBOR Borrowing or Bill Rate Borrowing the Applicable Agent shall have determined that deposits in the applicable currency in the requested principal amounts of the LIBOR Loans or Bill Rate Loans, as applicable, are not generally available in the London interbank market or the Australian interbank market, as applicable, to Lenders representing a majority of the Commitments pursuant to which such Loans are to be made, or that reasonable means do not exist for ascertaining the LIBO Rate or Australian Bank Bill Rate, as applicable, or that the rate at which such deposits in the applicable currency are being offered will not adequately and fairly reflect the cost to Lenders representing a majority of the Commitments pursuant to which such Borrowings are to be made of making such LIBOR Loans or Bill Rate Loans, as applicable, during such Interest Period, the Applicable Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the applicable Borrower and any request by such Borrower for a LIBOR Borrowing or Bill Rate Borrowing, as applicable, shall, until the circumstances giving rise to such notice no longer exist, (i) if such notice relates to a US Tranche Revolving Borrowing, be deemed a request for an ABR Borrowing; provided, however, that such Borrower may withdraw any such request prior to the making of any such ABR Borrowing or (ii) otherwise, be deemed a request for an Australian Swingline Base Rate Borrowing; provided, however, that such Borrower may withdraw any such request prior to the making of any such Australian Swingline Base Rate Borrowing. Each determination by the Applicable Agent hereunder shall be conclusive absent manifest error.

SECTION 2.11. Repayment of Loans; Evidence of Debt. (a) The outstanding principal balance of each Revolving Loan shall be payable on the Maturity Date. The outstanding principal balance of each Swingline Loan shall be payable on the earlier of the Maturity Date and the first day after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three Business Days after such Swingline Loan is made; provided that on each date that a US Tranche Revolving Borrowing or an Australian Revolving Tranche Borrowing is made, the applicable Borrower shall repay all US Tranche Swingline Loans or Australian Tranche Swingline Loans, respectively, made to it that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Applicable Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the currency of each Loan, the Borrower of each Loan, the Class and Type of each Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent hereunder from any Credit Party for the accounts of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Applicable Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Notwithstanding any other provision of this Agreement, each Loan under the US Tranche shall be evidenced by a promissory note or notes substantially in the form of Exhibit F and each Loan under the Australian Revolving Tranche or Australian Term Tranche shall be evidenced by an Australian Note, and each Borrower shall execute and deliver such notes or note deeds, satisfactory to the Applicable Agent, payable to the applicable Lenders and their registered assigns. The interests represented by each such note or note deed shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.06) be represented by one or more promissory notes or note deeds payable to the payee named therein or its registered assigns.

SECTION 2.12. Termination and Reduction of Commitments. (a) Unless previously terminated, the Australian Term Tranche Commitment shall be automatically and permanently terminated at 5:00 p.m., Local Time, on the Effective Date (or at any later time, not more than one Business Day thereafter, at which the Australian Term Tranche Loans shall be made) and (ii) the Revolving Commitments shall permanently terminate on the Maturity Date.

(b) Upon at least three Business Days’ prior irrevocable written or telecopy notice to the Applicable Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the US Tranche Revolving Commitments or the Australian Revolving Tranche Commitments; provided, however, that (i) each partial reduction of US Tranche Revolving Commitments shall be in an integral multiple of US$1,000,000 and in a minimum principal amount of US$5,000,000, (ii) each partial reduction of Australian Revolving Tranche Commitments shall be in an integral multiple of US$1,000,000 and in a minimum principal amount of US$1,000,000, (iii) the US Borrower shall not terminate or reduce the US Tranche Revolving Commitments if, after giving effect to any concurrent prepayment of the US Tranche Revolving Loans in accordance with Section 2.14, the aggregate US Tranche Revolving Exposures would exceed the aggregate US Tranche Commitments and (iv) the Australian Borrower shall not terminate or reduce the Australian Revolving Tranche Commitments if, after giving effect to any concurrent prepayment of the Australian Revolving Tranche Loans in accordance with Section 2.14, the aggregate Australian Revolving Tranche Exposures would exceed the aggregate Australian Revolving Tranche Commitments.

(c) Each reduction in the Commitments of any Class hereunder shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class. The Borrowers shall pay to the Applicable Agent for the accounts of the applicable Lenders, on the date of each termination or reduction of any Commitments, the Commitment Fee on the amount of the Commitments so terminated or reduced accrued through the date of such termination or reduction.

SECTION 2.13. Amortization of Australian Term Tranche Loans. (a) On each Amortization Date, the Australian Borrower shall repay Australian Term Tranche Borrowings in an aggregate principal amount equal to US$1,250,000.

(b) To the extent not previously paid, all Australian Term Tranche Loans shall be due and payable on the Maturity Date.

(c) Any prepayment of the Australian Term Tranche Borrowings shall be applied to reduce ratably the subsequent scheduled repayments of Australian Term Tranche Borrowings to be made pursuant to this Section.

(d) Prior to any repayment of any Australian Term Tranche Borrowings hereunder, the Australian Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Australian Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., Local Time, three Business Days before the scheduled date of such repayment. Repayments of Australian Term Tranche Borrowings shall be accompanied by accrued interest on the amount repaid.

(e) All repayments pursuant to this Section shall be subject to Section 2.16, but otherwise without premium or penalty.

SECTION 2.14. Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower, in whole or in part, upon giving telephonic notice (which shall be confirmed promptly in writing or by telecopy) to the Applicable Agent (which shall promptly provide a copy to each applicable Lender) (i) before 11:30 a.m., Local Time, three Business Days prior to prepayment, in the case of a LIBOR Borrowing or a Bill Rate Borrowing and (ii) before 11:30 a.m., New York City time, on the day of prepayment, in the case of an ABR Borrowing; provided, however, that each partial prepayment of principal shall be in a minimum principal amount equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple.

(b) If the aggregate Revolving Exposures under either the US Tranche or the Australian Revolving Tranche shall exceed the aggregate Revolving Commitments under such Tranche, then (i) on the last day of any Interest Period for any LIBOR or Bill Rate Revolving Borrowing under such Tranche and (ii) in the case of the US Tranche, on any other date in the event ABR Revolving Borrowings shall be outstanding, the applicable Borrower shall prepay Borrowings under such Tranche in an amount equal to the lesser of (A) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day) and (B) the amount of the applicable Borrowings referred to in clause (i) or (ii), as applicable. In the event and on each occasion that the aggregate Australian Revolving Tranche Exposures shall exceed 105% of the aggregate Australian Revolving Tranche Commitments, the applicable Borrower shall immediately prepay Australian Revolving Tranche Borrowings or Australian Tranche Swingline Loans and, after all such Loans shall have been prepaid, cash collateralize Australian Tranche Letters of Credit in accordance with Section 2.05(k), in an amount equal to the amount by which the aggregate Australian Revolving Tranche

Exposures under such Tranche exceed the aggregate Australian Revolving Tranche Commitments. Notwithstanding the foregoing, if any prepayment of a LIBOR or Bill Rate Borrowing pursuant to this paragraph would occur on a day other than the last day of the Interest Period then applicable to such Borrowing, the applicable Borrower may deposit the amount required for such prepayment in a cash collateral account designated by the Applicable Agent and the Applicable Agent will apply such amount to the prepayment of such Borrowing on the last day of such Interest Period. The Applicable Agent shall promptly notify the applicable Borrower in the event it determines that any prepayment is required under this paragraph.

(c) Subject to paragraph (d) below, in the event and on each occasion that any Net Cash Proceeds are received by or on behalf of any Australian Subsidiary in respect of any Prepayment Event, the Australian Borrower shall, within five Business Days after such Net Cash Proceeds are received (other than in the case of Net Cash Proceeds received in respect of any event described in clause (c) of the definition of Prepayment Event, which shall be applied within one Business Day after receipt), prepay Australian Term Tranche Borrowings in an aggregate amount equal to such Net Cash Proceeds. Notwithstanding the foregoing,

(i) in the case of any Net Cash Proceeds from any Asset Sale, if the Australian Borrower shall deliver to the Australian Agent a certificate of a Financial Officer of MIC-AUS to the effect that the Australian Subsidiaries intend to apply such Net Cash Proceeds (or a portion thereof specified in such certificate), to make capital expenditures useful in the business of the Australian Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph (c) in respect of such Net Cash Proceeds (or the portion of such Net Cash Proceeds specified in such certificate, as applicable) except to the extent of any such Net Cash Proceeds that have not been so applied by the end of the 360-day period following the receipt of such Net Cash Proceeds (or, if one or more Australian Subsidiaries shall have entered into a legally binding commitment within such 360-day period following receipt of such Net Cash Proceeds to make such capital expenditures with such Net Cash Proceeds, within an additional 180 days after such initial 360-day period), at which time a prepayment shall be required in an amount equal to the amount of such Net Cash Proceeds that have not been so applied; provided further that if at any time the Australian Subsidiaries shall no longer intend to apply any Net Cash Proceeds that are the subject of a certificate delivered under this subparagraph (i) to make capital expenditures, such Net Cash Proceeds shall be applied within five Business Days to prepay Australian Term Tranche Borrowings; and

(ii) in the case of any Net Cash Proceeds from any Casualty Event, if the Australian Borrower shall deliver to the Australian Agent a certificate of a Financial Officer of MIC-AUS to the effect that the Australian Subsidiaries intend to apply such Net Cash Proceeds (or a portion thereof specified in such certificate) to repair, restore or replace the assets that were the subject of such Casualty Event, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph (c) in respect of such Net Cash Proceeds (or the portion of such Net Cash Proceeds specified in such certificate, if applicable) except to the extent of any such Net Cash Proceeds that have not been so applied by the end of the 360-day period following the receipt of such Net Cash Proceeds (or such longer period as may reasonably be required to complete such repair, restoration or replacement), at which time a prepayment shall be required in an amount equal to the amount of such Net Cash Proceeds that have not been so applied; provided further that if at any time the Australian Subsidiaries shall no longer intend to apply any Net Cash Proceeds that are the subject of a certificate delivered under this subparagraph (ii) to repair, restore or replace the assets that were the subject of such Casualty Event, such Net Cash Proceeds shall be applied within five Business Days to prepay Australian Term Tranche Borrowings.

(d) In lieu of any prepayment of Australian Term Tranche Borrowings required by paragraph (c) above, MIC-AUS may, on or prior to the last day of the 360-day period (or 540-day period, as applicable) referred to in paragraph (c) above, by written notice to the Australian Agent referring to this paragraph, make an offer to the Australian Term Tranche Lenders to prepay the Australian Term Tranche Borrowings in the amount required under such paragraph (c) and request that each Australian Term Tranche Lender either accept or reject such offer within ten Business Days after such Australian Term Tranche Lender’s receipt of such notice. Upon receipt of such notice, the Australian Agent shall promptly notify each Australian Term Tranche Lender of the contents thereof, and such prepayment date shall be deferred until the end of such ten Business Day period. To the extent any Australian Term Tranche Lender shall accept such offer (or shall not reject such offer) within such ten Business Day period, MIC-AUS shall promptly prepay the Australian Term Tranche Loans of such Lender in an aggregate principal amount equal to such Lender’s ratable share of the applicable Net Cash Proceeds. To the extent any Australian Term Tranche Lender shall reject such offer within such ten Business Day period, MIC-AUS shall not be required to prepay the Australian Term Tranche Loans of such Lender, and the Net Cash Proceeds that would otherwise have been applied to make such prepayment may be retained by the applicable Australian Subsidiaries.

(e) In addition to the requirements set forth above in this Section, the Borrowers shall apply 100% of the proceeds of any Asset Sale referred to in clause (a) of the definition of “Prepayment Event” (other than changes of control, sales of all or substantially all of the assets of the applicable issuer and similar events) to prepay outstanding Australian Term Tranche Loans if, and only if, in the absence of such prepayment, the Borrowers would be required to apply such proceeds to prepay any Permitted Refinancing Indebtedness.

(f) If subsection (c), (d) or (e) of this Section 2.14 would otherwise require prepayment of a LIBOR Borrowing on a day other than the last day of the Interest Period then applicable to such Borrowing, MIC-AUS may deposit the amount required for such prepayment in a cash collateral account designated by the Australian Agent and the Australian Agent will apply such amount to the prepayment of such Borrowing on the last day of such Interest Period.

(g) All prepayments under this Section shall be subject to Section 2.16 but otherwise shall be without premium or penalty. All prepayments under this Section shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

SECTION 2.15. Reserve Requirements; Change in Circumstances. (a) If after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender or such Issuing Bank, or (ii) shall impose on such Lender or Issuing Bank or the London or Australian interbank markets any other condition affecting this Agreement or LIBOR Loans or Bill Rate Loans made by such Lender or Letters of Credit issued by such Issuing Bank or participations therein or in Swingline Loans (excluding for purposes of this clause (ii) any Indemnified Taxes or Other Taxes, as to which Section 2.20 shall apply), and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any such Loan or increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or Swingline Loan or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by such Lender or such Issuing Bank to be material, then the applicable Borrower (or, if such cost or reduction shall not be attributable to a particular Loan or Letter of Credit, Millennium America) will pay to such Lender or such Issuing Bank pursuant to Section 2.15(c) such additional amount or amounts as will compensate such Lender or such Issuing Bank for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Bank or any Lender (or any lending office of such Lender) or any Issuing Bank or any Lender’s or any Issuing Bank’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) made or promulgated after the date hereof by any such Governmental Authority, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of its obligations under this Agreement or the Loans made by such Lender or such Issuing Bank’s pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Issuing Bank’s guidelines with respect to capital adequacy) by an amount deemed by such Lender or such Issuing

Bank to be material, then from time to time Millennium America shall pay to such Lender or such Issuing Bank pursuant to Section 2.15(c) such additional amount or amounts as will compensate such Lender or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of each Lender or each Issuing Bank setting forth such amount or amounts as shall be necessary to compensate such Lender (or its participating banks or other entities pursuant to Section 10.06) or such Issuing Bank as specified in paragraph (a) or (b) above, as the case may be, and setting forth in reasonable detail the calculations used by such Lender or such Issuing Bank to determine such amount, shall be delivered to Millennium America and shall be conclusive absent manifest error. Except as provided in paragraph (d) below, the applicable Borrowers or Millennium America, as the case may be, shall pay each Lender or each Issuing Bank the amount shown as due on any such certificate delivered by such Lender or such Issuing Bank within 30 days after receipt of the same. Each Lender or each Issuing Bank shall submit such a certificate no more often than monthly; provided, however, that certificates with respect to amounts due with respect to identifiable Loans may be submitted at the ends of the Interest Periods applicable to such Loans.

(d) Failure on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or such Issuing Bank’s rights with respect to any period to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to such period or any other period; provided, however, that no Lender or Issuing Bank shall be entitled to compensation under this Section for any costs incurred or reductions suffered with respect to any date unless it shall have notified Millennium America or Millennium that it will demand compensation for such costs or reductions under paragraph (c) above not more than 90 days after the later of (i) such date and (ii) the date on which it shall have become aware of such costs or reductions. If a Lender or Issuing Bank receives a refund of any amount paid to it pursuant to paragraph (c) above, it shall pay over such refund to the applicable Borrower or Millennium America, as applicable, net of all reasonable out-of-pocket expenses of such Lender or Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the applicable Borrower or Millennium America, as applicable, agrees, upon the request of the such Lender or Issuing Bank, to repay to such Lender or Issuing Bank the amount paid over to the applicable Borrower or Millennium America (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Lender or Issuing Bank is required to repay such refund to such Governmental Authority. This Section 2.15(d) shall not be construed to require any Lender or Issuing Bank to make available its tax returns (or any other information it deems confidential) to any Borrower or any other person.

SECTION 2.16. Indemnity. Each Borrower agrees, severally and not jointly, to indemnify each Lender against any loss or expense which such Lender may sustain or incur as a consequence of (a) any payment, prepayment or conversion of a

LIBOR Loan or Bill Rate Loan made to it required by any provision of this Agreement or otherwise made, or any transfer of any such Loan or interest therein pursuant to Section 2.21(b) or the RPA Purchase, on a date other than the last day of the applicable Interest Period, (b) any default in payment or prepayment of the principal amount of any Loan made to it or any part thereof or interest accrued thereon, as and when due and payable (whether at scheduled maturity, by notice of prepayment, acceleration or otherwise), (c) the occurrence of any Event of Default, including any loss sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain any Loan or any part thereof as a LIBOR Loan or Bill Rate Loan, (d) any failure by such Borrower to fulfill on the date of any Borrowing by it hereunder the applicable conditions set forth in Article IV or (e) any failure of such Borrower to borrow or to convert or continue any Loan made to it hereunder after irrevocable notice of such borrowing, conversion or continuation shall have been given. Such loss or expense shall be the difference as reasonably determined by such Lender between (x) an amount equal to the principal amount of such LIBOR Loan or Bill Rate Loan being paid, prepaid, converted or transferred or not borrowed, converted or continued multiplied by a percentage per annum (computed on the basis of a 360-day year (or, in the case of a Bill Rate Loan, 365-day year) and actual days remaining for the balance of the Interest Period applicable, or which would have been applicable, to such LIBOR Loan or Bill Rate Loan being paid, prepaid, converted, transferred or not borrowed, converted or continued) equal to the greater of (i) the LIBO Rate or Australian Bank Bill Rate applicable to such Loan being paid, prepaid, converted or transferred or not borrowed, converted or continued or (ii) such Lender’s cost of obtaining the funds for such LIBOR Loan or Bill Rate Loan being paid, prepaid, converted, transferred or not borrowed, converted or continued, but in the case of LIBOR Loans or Bill Rate Loans, not in excess of the LIBO Rate or Australian Bank Bill Rate applicable to such Loan plus 1/16th of 1% per annum, and (y) any lesser amount that would be realized by such Lender in reemploying the funds received in payment, prepayment, conversion or transfer or as a result of the failure to borrow, convert or continue during the period from the date of such payment, prepayment, conversion or transfer or failure to borrow, convert or continue to the end of the applicable Interest Period at the interest rate that would apply to an interest period of approximately such duration. Any such Lender shall provide to the applicable Borrower a statement explaining the amount of any such loss or expense, which statement shall, in the absence of manifest error, be conclusive.

SECTION 2.17. Payments Generally. (a) Each Borrower shall make each payment required to be made by it hereunder prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim to an account that the Applicable Agent shall most recently have specified in a notice delivered to the Borrowers; provided that payments to be made directly to any Issuing Bank or to the Swingline Lender as expressly provided herein shall be made to such Issuing Bank or to the Swingline Lender, as applicable, and payments pursuant to Sections 2.15, 2.16, 2.20 and 10.04 shall be made directly to the persons entitled thereto. The Applicable Agent shall distribute any such payment received by it (i) for the account of any Lender, to the Applicable Lending Office of such Lender and (ii) for the account of any Issuing Bank or the Swingline Lender, to the appropriate recipient to the office most recently specified by it in a notice to such Agent for payments of such type, in each case promptly following receipt of such payment. Except as expressly provided otherwise herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan (or of any breakage indemnity or payment under Section 2.16 in respect of any Loan) shall be made in the currency of such Loan; all other payments hereunder and under each other Credit Document shall be made in US Dollars. Any payment required to be made by any Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment.

SECTION 2.18. Pro Rata Treatment. Each payment of Commitment Fees and LC Participation Fees, and each reduction of the Commitments, of a Class shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments. Except as required under Section 2.16, each payment or prepayment of principal of any Borrowing and each continuation or conversion of any Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Loans comprising such Borrowing. Each payment of interest on any Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Loans comprising such Borrowing. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Applicable Agent may, in its discretion, round each Lender’s portion of such Borrowing to the next higher or lower whole unit amount of the applicable currency.

SECTION 2.19. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim or otherwise, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or participations in LC Disbursements or Swingline Loans as a result of which the unpaid principal portion of its Loans and participations in LC Disbursements or Swingline Loans shall be proportionately less than the unpaid principal portion of the Loans and participations in LC Disbursements or Swingline Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender for cash at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the applicable Loans or participations in LC Disbursements or Swingline Loans of such other Lender, so that the aggregate unpaid principal amount of such Loans and participations in LC Disbursements or Swingline Loans and participations in the foregoing held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans and participations in LC Disbursements or Swingline Loans then outstanding as the principal amount of its Loans and participations in LC Disbursements or Swingline Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all such Loans and participations in LC Disbursements or Swingline Loans outstanding prior to such exercise of such banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant other than Millennium, any Borrower, any Subsidiary or any Affiliate thereof. Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan, LC Disbursement or Swingline Loan made to it and deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to or acquired a participation in an LC Disbursement or Swingline Loan of such Borrower in the amount of such participation.

SECTION 2.20. Taxes. (a) Except as required by law, any and all payments by or on account of any obligation of any Borrower hereunder or under any other Credit Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Applicable Agent, Issuing Bank or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes imposed under applicable law to the relevant Governmental Authority in accordance with applicable law.

(c) Each Borrower shall indemnify each Agent, each Issuing Bank and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Issuing Bank or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder or under any other Credit Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for and the amount of such payment or liability delivered to Millennium or the applicable Borrower by a Lender or Issuing Bank or by the Applicable Agent on its own behalf or on behalf of a Lender or Issuing Bank shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Applicable Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Applicable Agent.

(e) Based on the representations and warranties set forth in Section 3.22, each Lender and Issuing Bank hereby advises the Borrower that its Australian Lending Office or office responsible for issuing Letters of Credit is able, on the Closing Date, to receive payments from the Australian Borrower free of any withholding tax imposed by the Commonwealth of Australia (or any political subdivision thereof) on payments by the Australian Borrower from locations within the Commonwealth of Australia and in effect on the Closing Date. In the case of a person which is organized outside the jurisdiction in which any Borrower to which it extends credit hereunder is located, (i) such person shall so notify such Borrower and the Applicable Agent and shall also notify such Borrower and the Applicable Agent of any change in its funding office and shall in each case timely deliver to such Borrower and the Applicable Agent, to the extent it is qualified to do so under applicable law, such properly completed and executed certificates, documents or other evidence as are required by applicable law to establish that payments hereunder are not subject to withholding tax (or subject to a reduced rate of tax) by any Governmental Authority of the jurisdiction in which such Borrower is located; (ii) each such person agrees to take such steps (including a change in its relevant funding office) as reasonably may be available to it under applicable tax laws and any applicable tax treaty or convention (including, if legally available, furnishing a certificate or document) to obtain an exemption from, or reduction (to the lowest applicable rate) of, Indemnified Taxes and Other Taxes, except to the extent that taking such a step would be materially disadvantageous to such person; and (iii) unless such Borrower and the Applicable Agent have received documents reasonably satisfactory to them indicating that payments hereunder are not subject to withholding tax pursuant to the laws of the relevant jurisdiction or any relevant treaty, such Borrower or the Applicable Agent shall withhold taxes from such payments at the applicable statutory rate.

(f) If any person who receives a payment under the preceding paragraphs of this Section shall become aware that it is entitled to receive a refund (including a credit or offset) in respect of Indemnified Taxes or Other Taxes, it shall promptly notify the applicable Borrower of the availability of such refund and shall, within 10 days after receipt of a request by such Borrower, apply for such refund at such Borrower’s expense. If any person who receives a payment under the preceding paragraphs of this Section shall become aware that it has received a refund (including a credit or offset) in respect of any Indemnified Taxes or Other Taxes for which such person has received payment from any Credit Party under this Section, it shall promptly repay such refund (including any penalties or interest received with respect thereto) to such Credit Party, net of all out-of-pocket expenses of such person, provided that such Credit Party, upon the request of such person, agrees to return such refund (plus penalties, interest or other charges) to such person in the event such person is required to repay such refund. This Section 2.20(f) shall not be construed to require any Lender or Issuing Bank to make available its tax returns (or any other information it deems confidential) to any Borrower or any other person.

(g) The term “Lender”, as used in this Section, shall include any transferee or assignee of a Lender, including a participation holder (any such person being called a “Transferee”).

SECTION 2.21. Duty to Mitigate; Assignment of Commitments Under Certain Circumstances. (a) Any Lender (or Transferee) claiming any additional amounts payable pursuant to Section 2.15 or exercising its rights under Section 2.16 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by Millennium or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

(b) In the event that (i) any Lender shall have delivered a notice or certificate pursuant to Section 2.15 or 2.16, (ii) any Lender shall have failed to execute and deliver any amendment to or waiver under this Agreement, or to consent to any amendment to or waiver under any other Credit Document, requested by the Borrowers by the date specified by the Borrowers (or shall give the Borrowers written notice prior to such date of its intention not to do so) or (iii) any Borrower shall be required to make additional payments to any Lender under Section 2.20, Millennium shall have the right, at its own expense (which shall include the processing and recordation fee referred to in Section 10.06(b)), upon notice to such Lender and the Applicable Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.06) all its interests, rights and obligations hereunder to another financial institution approved by the Applicable Agent and, if a Revolving Commitment is being assigned, each Issuing Bank (which approval shall not be unreasonably withheld), which shall assume such obligations; provided, however, that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the assignee or Millennium shall pay to the affected Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and its participations in LC Disbursements and Swingline Loans, and all other amounts accrued for its account or owed to it hereunder (including the additional amounts asserted and payable pursuant to Section 2.15 or 2.20 if any).

SECTION 2.22. Australian Reliquification Bills. MIC-AUS agrees, with respect to Loans denominated in Australian Dollars made to it:

(a) To draw Bills when and in the form required by the Australian Agent on behalf of an Australian Revolving Tranche Lender. However, (i) the discounted value of those Bills, when added to the total of the discounted value of all other Bills drawn as required by the Australian Agent on behalf of the Australian Revolving Tranche Lender under this clause and which are outstanding, may not exceed the Australian Revolving Tranche Lender’s Loans to which the Bills relate and (ii) no Bill is to be drawn which would mature after the Maturity Date.

(b) MIC-AUS irrevocably appoints each Australian Revolving Tranche Lender and each authorized officer of each Australian Revolving Tranche Lender individually as its attorney to draw, accept or endorse the Bills and agrees to ratify all action taken by an attorney under this Section.

(c) MIC-AUS’s obligation to draw Bills will cease, and the appointment of an Australian Revolving Tranche Lender and its authorized officers as attorney for this purpose will be revoked, upon payment by MIC-AUS to the Australian Agent of all amounts owing to that Australian Revolving Tranche Lender under this Agreement.

(d) Each Australian Revolving Tranche Lender unconditionally and irrevocably indemnifies MIC-AUS against liability or loss arising from, and any costs, charges and expenses (including stamp duty) incurred in connection with, any Bill drawn at such Australian Revolving Tranche Lender’s request under this Section 2.22.

SECTION 2.23. Increase in US Tranche Revolving Commitments. (a) The US Borrower may, by written notice to the Administrative Agent from time to time, request that the total US Tranche Revolving Commitments be increased (a “Commitment Increase”); provided that the aggregate amount of all Commitment Increases shall not exceed US$50,000,000 (the “Incremental Amount”). Commitment Increases will be provided by one or more Incremental Revolving Facility Lenders (which may include any existing Lender) willing to provide such Commitment Increases in their own discretion; provided that each Incremental Revolving Facility Lender shall be subject to the approval of the Administrative Agent and each Issuing Bank (which approval shall not be unreasonably withheld). Such notice shall set forth (i) the amount of the Commitment Increase being requested (which shall be in minimum increments of US$1,000,000 and a minimum amount (x) of US$10,000,000 or (y) equal to the remaining Incremental Amount) and (ii) the date on which such Commitment Increase is requested to become effective.

(b) Commitments in respect of Commitment Increases shall become US Tranche Revolving Commitments (or in the case of a Commitment Increase to be provided by an existing US Tranche Revolving Lender, an increase in such Lender’s applicable US Tranche Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the US Borrower, each Incremental Revolving Facility Lender, each Issuing Bank and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section.

(c) Notwithstanding the foregoing, no Commitment Increase shall become effective under this Section 2.23 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the US Borrower and (ii) the Administrative Agent

shall have received evidence of the corporate authority of the US Borrower to request such Commitment Increase and to perform its obligations in respect of the extensions of credit made pursuant thereto reasonably satisfactory to the Administrative Agent.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that, after giving effect to each Commitment Increase, the US Tranche Revolving Exposure of each US Tranche Revolving Lender (including each Incremental Revolving Facility Lender) is equal to such US Tranche Revolving Lender’s US Tranche Percentage of the aggregate US Tranche Revolving Exposures, and the Borrowers agree that Section 2.16 shall apply to any payments or other actions reasonably required by the Administrative Agent to effect the foregoing.

ARTICLE III

Representations and Warranties

Millennium, with respect to itself, each Borrower, each Material Subsidiary and each Material Australian Subsidiary (and, to the extent expressly set forth below, with respect to Equistar), represents and warrants to each of the Lenders, in each case as follows:

SECTION 3.01. Organization. It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite corporate, partnership, trust or other company power and authority to own its property and assets and to carry on its business as now conducted and is duly qualified and is in good standing and is authorized to do business in every jurisdiction where such qualification or authorization is required, except where the failure so to qualify, be in good standing or be so authorized would not result in a Material Adverse Effect.

SECTION 3.02. Authorization. It has the corporate, partnership, trust or other company power and authority to carry out the Transactions (insofar as they relate to it), and the Transactions have been duly and validly authorized by all necessary corporate, partnership, trust or other company proceedings on its part.

SECTION 3.03. Absence of Conflicts. The Transactions will not (a) result in a contravention by it of, or constitute a default by it under, any provision of (i) applicable law or regulation, (ii) its certificate of incorporation, by-laws or other constitutive documents or (iii) any agreement or instrument governing Material Debt or any other material agreement, judgment, injunction, order, decree or other instrument binding upon it or any of its subsidiaries or (b) result in the creation or imposition of any Lien on any of its material assets or any material assets of its subsidiaries (other than Liens created under the Security Documents).

SECTION 3.04. Governmental Approvals. No registration with or consent or approval of, or other action by, any Governmental Authority is or will be required to be made or obtained by it in connection with the Transactions, other than any which have been made or obtained or the failure to obtain, give, file or take which would not result in a Material Adverse Effect.

SECTION 3.05. Enforceability. To the extent it is or is intended to be a party hereto or thereto, this Agreement constitutes, and each other Credit Document when executed and delivered by it will constitute, its legal, valid and binding obligation, enforceable in accordance with the terms hereof and thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application from time to time affecting the rights of creditors generally.

SECTION 3.06. Financial Statements. Millennium has heretofore furnished to the Lenders (a) the audited balance sheet of Millennium and the Consolidated Subsidiaries as of December 31, 2004, and the related statements of income, shareholders’ equity and cash flows for the Fiscal Year of Millennium then ended, reported on by PricewaterhouseCoopers LLP, and (b) the unaudited balance sheet of Millennium and the Consolidated Subsidiaries as of March 31, 2005, and the related statements of income and cash flows for the Fiscal Quarter of Millennium then ended, certified by a Financial Officer of Millennium, and all such financial statements fairly present in all material respects, in conformity with GAAP, the consolidated financial position of Millennium and the Consolidated Subsidiaries as of such dates and their results of operations and cash flows for such periods (in the case of such unaudited statements, subject to normal year-end adjustments). Millennium has heretofore furnished to the Lenders (x) the audited balance sheet of MIC-AUS and its consolidated subsidiaries as of December 31, 2004, and the related statements of income and cash flows for the Fiscal Year of MIC-AUS then ended, reported on by PricewaterhouseCoopers LLP, and such financial statements fairly present in all material respects, in conformity with Australian GAAP, the consolidated financial position of MIC-AUS and its consolidated subsidiaries as of such date and their results of operations and cash flows for such period, and (y) a management report containing unaudited financial statements of MIC-AUS and its consolidated subsidiaries as of June 30, 2005.

SECTION 3.07. Material Adverse Effect. Since December 31, 2004, there has been no material adverse change in the business, financial condition, assets, results of operations or liabilities of Millennium and the Subsidiaries considered as a whole.

SECTION 3.08. Litigation. There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to its knowledge, threatened against or affecting it or any of its subsidiaries or the businesses, assets or rights of it or any of its subsidiaries as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.09. Compliance with Laws. None of it, any of its subsidiaries or Equistar, is in violation of any law, or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority, where such violation or default would result in a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations. (a) Neither it nor any of its subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of the Loans has been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of the provisions of the Regulations of the Board, including Regulation U or X thereof. Not more than 25% of the assets subject to the restrictions of Section 6.01 will at any time consist of Margin Stock.

SECTION 3.11. Tax Returns. It, its subsidiaries and Equistar have filed or caused to be filed all Federal, state, local and foreign tax returns which to their knowledge are required to be filed by them or on their behalf, and have paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by them, except (a) taxes that are being contested in good faith by appropriate proceedings and for which it or such subsidiary, as applicable, has set aside on its books adequate reserves or (b) where the failure to do so would not result in a Material Adverse Effect.

SECTION 3.12. Employee Benefit Plans. (a) It and its ERISA Affiliates are in compliance in all material respects with those provisions of ERISA and the regulations and published interpretations thereunder which are applicable to it, except where noncompliance would not result in a Material Adverse Effect. No Reportable Event has occurred with respect to any Plan that would result in a Material Adverse Effect, and no unfunded liabilities exist under all of the Plans in the aggregate that would result in a Material Adverse Effect.

(b) Neither it nor any ERISA Affiliate has incurred any Withdrawal Liability that materially and adversely affects the financial condition of it and its Subsidiaries taken as a whole or that materially and adversely impairs its ability to perform its obligations under this Agreement or any other Credit Document. Neither it nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has resulted or is likely to result in an increase in the contributions required to be made to such Multiemployer Plan that would result in a Material Adverse Effect.

SECTION 3.13. No Material Misstatements. As of the Closing Date, (a) all information other than projections contained in the Information Memorandum, when viewed together with (and, in the case of any inconsistencies or omissions, subject to) the filings of Millennium, Lyondell and Equistar with the SEC on Form 10-K, Form 10-Q or Form 8-K on or prior to the Closing Date (including Millennium’s Annual Report on Form 10-K for the year ended December 31, 2004, Millennium’s Quarterly Reports on

Form 10-Q for the quarters ended March 31, 2005, and June 30, 2005, Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2004, Lyondell’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, and June 30, 2005, Equistar’s Annual Report on Form 10-K for the year ended December 31, 2004 and Equistar’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, and June 30, 2005), is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in the Information Memorandum not materially misleading in light of the circumstances under which such statements are made and (b) the projections contained in the Information Memorandum have been prepared in good faith based upon assumptions that are believed to be reasonable as of the date of such projections.

SECTION 3.14. Investment Company Act; Public Utility Holding Company Act. Neither it nor any of its subsidiaries is an “investment company” as defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940. Neither it nor any of its subsidiaries is subject to regulation as a “holding company” under the Public Utility Holding Company Act of 1935.

SECTION 3.15. Subsidiaries. Schedule 3.15 sets forth (a) a correct list of each Material Subsidiary as of the Effective Date and (b) to its best knowledge, each Subsidiary that is not a Material Subsidiary as of the Effective Date.

SECTION 3.16. Environmental and Safety Matters. It and each of its subsidiaries has complied in all material respects with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to the environment or to protection of the environment or to employee health and safety (“Environmental and Safety Laws”) except for violations that either alone or in the aggregate would not result in a Material Adverse Effect. Neither it nor any of its subsidiaries manages or handles any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants referred to in or regulated by Environmental and Safety Laws, in violation of such Environmental and Safety Laws where such violation would result, individually or together with other violations, in a Material Adverse Effect. To the best of its knowledge, neither it nor any of its subsidiaries has any liabilities or contingent liabilities relating to environmental or employee health and safety matters which, individually or in the aggregate, would result in a Material Adverse Effect.

SECTION 3.17. Security Documents. (a) The Guarantee and Collateral Agreement, when executed and delivered by the parties thereto, will be effective to create in favor of the Collateral Agent, for the ratable benefit of the applicable Secured Parties, legal, valid and enforceable security interests in the US Collateral, and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent, the Guarantee and Collateral Agreement will constitute a fully perfected first priority Lien on and security interest in all right, title and interest of each pledgor thereunder in such Pledged Collateral and (ii) when financing statements in appropriate form are filed in the appropriate public offices, the Guarantee and Collateral

Agreement will constitute a fully perfected (to the extent perfection may be achieved by filings of financing statements or similar filings in public offices) Lien on and security interest in all right, title and interest of the grantors thereunder in the Article 9 Collateral (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other person, except as otherwise permitted by Section 6.01.

(b) Each Australian Security Document, when executed and delivered by the parties thereto, and when duly stamped and registered (in the case of a charge with the Australian Securities and Investments Commission, or in the case of a real property mortgage with the relevant land titles office), will be effective to create in favor of the Australian Security Trustee, for the ratable benefit of the applicable Secured Parties, a legal, valid and enforceable security interest in the Australian Collateral with the priority contemplated therein.

(c) On the Effective Date, after giving effect to the Transactions that will occur on such date, the Guarantee and Collateral Requirement will be satisfied in all material respects.

SECTION 3.18. Title to Properties. It and each of its subsidiaries has good and marketable title to, or valid leasehold interests in, all its material assets and properties, except for such assets and properties as are no longer being used or useful in the conduct of its businesses or have been disposed of in compliance with this Agreement and except for defects in title and exceptions to leasehold interests that either alone or in the aggregate would not result in a Material Adverse Effect. All such material assets and properties are free and clear of all Liens other than those permitted by Section 6.01.

SECTION 3.19. Ranking. The Obligations for which it is liable as a Borrower, Guarantor or Australian Guarantor will rank equally (except insofar as the Obligations are secured) with all of its senior, unsecured indebtedness, whether now existing or hereafter created.

SECTION 3.20. Immunities, Etc. Each Borrower is subject to civil and commercial law with respect to its obligations under this Agreement, and the execution, delivery and performance by it of this Agreement constitutes and will constitute private and commercial acts rather than public or governmental acts. Each Borrower has validly given its consent to be sued in respect of its obligations under this Agreement. Each Borrower has waived every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court or from setoff or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction of its incorporation in respect of its obligations under this Agreement. The waiver by each Borrower described in the immediately preceding sentence is legal, valid and binding on such Borrower.

SECTION 3.21. Solvency of MIC-AUS. On the Effective Date and after giving effect to the Transactions (including the use of the proceeds of the Australian Term Tranche Loans), MIC-AUS and its subsidiaries, on a consolidated basis, will be Solvent.

SECTION 3.22. Australian Tranche Lenders. (a) As of the Closing Date, it has made invitations for the subscription for Australian Notes in the form agreed with the Australian Borrower to at least 10 persons, each of whom it (having made reasonable inquiries) believes carries on the business of providing finance or investing or dealing in securities in the course of operating in financial markets, for the purposes of Section 128F(3)(a)(i) of the Australian Tax Act, and the identity of each of whom has been disclosed to the Australian Borrower.

(b) As of the Closing Date, none of the persons to whom it has made invitations for subscription for Australian Notes at the request of the Australian Borrower were known or suspected by the Australian Borrower to be an Associate of the Australian Borrower or any other such offeree and it is not aware (and does not suspect) that any such offeree or potential offeree is (or was) an Associate of the Australian Borrower or any other such offeree.

ARTICLE IV

Conditions Precedent

SECTION 4.01. Initial Credit Extension. The obligations of the Lenders to make the initial Loans and of the Issuing Banks to issue the initial Letters of Credit hereunder shall be subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received a certificate dated the Effective Date and signed by a Financial Officer of Millennium America, confirming compliance with the conditions precedent set forth in paragraphs (b), (c) and (d) of Section 4.02.

(b) The Administrative Agent shall have received for the benefit of each Lender a signed copy of the favorable written opinion of (i) Kerry A. Galvin, Chief Legal Officer of Millennium, (ii) Gerald A. O’Brien, General Counsel of Millennium Petrochemicals Inc., (iii) Baker Botts L.L.P., counsel for Millennium America and Millennium, (iv) Freehills, counsel for MIC-AUS and (v) Wilkin Chapman, counsel for Millennium Lincolnshire Limited, each dated the Effective Date and addressed to the Lenders and substantially in the forms set forth in Exhibits C-1, C-2, C-3, C-4 and C-5, respectively.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the formation, existence and good standing of the Credit Parties and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received counterparts of this Agreement which, when taken together, bear the signatures of all the parties hereto, including Lenders constituting the “Required Lenders” under and as defined in the Existing Credit Agreement.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date as provided in the fee letter agreement dated July 11, 2005, between Millennium, Millennium America and the Administrative Agent, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or any other Credit Document.

(f) The Guarantee and Collateral Requirement shall be satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer of Millennium America, together with evidence that the Australian Security Documents have been duly stamped and registered (or that the Australian Agent or its agent holds funds for payment of duty and all documents required to effect such stamping and registration) and all attachments contemplated thereby, including the results of a search of the UCC (or equivalent) filings made with respect to the Credit Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.01 or have been released.

(g) The principal of and interest on all loans and all other obligations accrued or owing under the Existing Credit Agreement (whether or not then due) shall have been, or shall simultaneously with the initial Credit Event hereunder be, paid in full.

(h) All intercompany Indebtedness of Millennium and the Subsidiaries constituting Collateral shall have a maturity date that is later than the Maturity Date.

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall be satisfied (or waived pursuant to Section 10.02) on or prior to September 30, 2005.

SECTION 4.02. All Credit Events. On the date of each Credit Event (other than (x) a conversion of Loans to another Type, (y) a continuation of LIBOR Loans or Bill Rate Loans for an additional Interest Period or (z) an amendment, renewal or extension of a Letter of Credit (other than an amendment or renewal increasing the amount of a Letter of Credit)), the obligations of the Lenders to make Loans and of the Issuing Banks to issue, amend, renew or extend Letters of Credit shall be subject to the satisfaction of the following conditions:

(a) The Applicable Agent shall have received a notice of such Credit Event as required by Section 2.03, 2.04 or 2.05 as applicable.

(b) The representations and warranties set forth in Article III shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) At the time of and immediately after such Credit Event, no Default shall have occurred and be continuing.

Each such Credit Event shall be deemed to constitute a representation and warranty on the date of such Credit Event (i) by Millennium and, as to itself only, by any applicable Borrower, as to the matters specified in paragraphs (b) and (c) above and (ii) by Millennium, that, after giving effect to such Credit Event, the value of the Indenture Basket will not be less than 0.

ARTICLE V

Affirmative Covenants

Millennium covenants and agrees with each Lender that, so long as any Commitments shall remain in effect or the principal of or interest on any Loan, any Fees, any reimbursement obligations in respect of LC Disbursements or any other expenses or amounts payable hereunder shall be unpaid, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Borrowers and each other Material Subsidiary and Material Australian Subsidiary to:

SECTION 5.01. Corporate Existence. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted by Section 6.05; provided that Millennium, the Borrowers and the other Material Subsidiaries shall not be required to preserve the legal existence of any Material Subsidiary that is not a Borrower or Guarantor if the Board of Directors of Millennium shall determine that the preservation thereof is no longer necessary or desirable in the conduct of the business of Millennium and the Subsidiaries taken as a whole, and that the loss thereof would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Businesses and Properties. Except as otherwise permitted by Section 6.05 or where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, at all times (a) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; and (b) maintain, preserve and protect all property material to the conduct of such business.

SECTION 5.03. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers, (b) maintain such other insurance, to such extent and against such risks, as is customary with companies similarly situated and in the same or similar business, and (c) maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it in such amount as it shall reasonably deem necessary; provided, however, that nothing in this Section shall preclude Millennium or any Subsidiary from being self-insured (to the extent customary with companies similarly situated in the same or similar business).

SECTION 5.04. Taxes. Pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, as well as all material lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to liens or charges upon such properties or any part thereof, unless and to the extent that (a) any such tax, assessment, charge, levy or claim is being contested in good faith by appropriate proceedings and adequate reserves are being maintained with respect thereto in accordance with GAAP or (b) the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Financial Statements, Reports, etc. With respect to Millennium and MIC-AUS, furnish to the Applicable Agent, for each of the Lenders:

(a) (i) Within 85 days after the end of each Fiscal Year of Millennium, audited financial statements (which shall include a balance sheet and income statement, as well as statements of stockholders’ equity and cash flows) showing the financial condition and results of operations of Millennium and the Consolidated Subsidiaries as of the end of and for such Fiscal Year, reported on by independent public accountants of recognized standing; and (ii) within 120 days after the end of each Fiscal Year of MIC-AUS, audited financial statements (which shall include a balance sheet and income statement, as well as a statement of cash flows) showing the financial condition and results of operations of MIC-AUS and its consolidated subsidiaries as of the end of and for such Fiscal Year, reported on by independent public accountants of recognized standing.

(b) (i) Within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Millennium, unaudited financial statements (which shall include a balance sheet and income statement, as well as a statement of cash flows) showing the financial condition and results of operations of Millennium and the Consolidated Subsidiaries as of the end of and for such Fiscal Quarter, certified by a Financial Officer of Millennium as presenting fairly in all material respects the financial position and results of operations of Millennium and its Consolidated Subsidiaries and as having been prepared in accordance with GAAP, subject to normal year-end adjustments; provided that, for the avoidance of doubt, such financial statements with respect to the Fiscal Quarter of Millennium ending on June 30, 2005, shall be required to be furnished hereunder only if they have not been furnished under the Existing Credit Agreement; (ii) within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of MIC-AUS, a management report containing unaudited financial statements of MIC-AUS and its consolidated subsidiaries as of the end of and for such Fiscal Quarter, certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation and consistency with GAAP by a Financial Officer of MIC-AUS, except that (A) Millennium Lincolnshire Limited, a wholly owned subsidiary of MIC-AUS, is accounted for as an investment using the cost method of accounting and (B) the intercompany receivable and payable balances among MIC-AUS and its subsidiaries are not eliminated; and (iii) within 14 days after the Closing Date, a certification from a Financial Officer of MIC-AUS as to fairness of presentation and consistency with GAAP (subject to normal year-end adjustments and the absence of footnotes and except that (X) Millennium Lincolnshire Limited, a wholly owned subsidiary of MIC-AUS, is accounted for as an investment using the cost method of accounting and (Y) the intercompany receivable and payable balances among MIC-AUS and its subsidiaries are not eliminated) of the unaudited financial statements of MIC-AUS and its consolidated subsidiaries as of June 30, 2005 contained in the management report described in Section 3.06(y).

(c) Promptly after the same shall have been filed or furnished as described below, copies of such registration statements (other than registration statements on Form S 8 or any similar or successor form), annual, periodic and other reports and proxy statements, as shall be filed by Millennium, any Borrower or any Subsidiary with the SEC pursuant to the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934 or the rules promulgated thereunder.

(d) Concurrently with (a) and (b) above, a certificate of a Financial Officer of Millennium or MIC-AUS, as applicable, (i) in the case of each such certificate of a Financial Officer of Millennium, (A) certifying compliance, as of the dates of the financial statements being furnished at such time and for the periods then ended, with the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.07 and (B) certifying and demonstrating, in reasonable detail, compliance with the covenants set forth in Sections 6.11 and 6.12 and the Leverage Ratio for purposes of determining the Applicable Rate, (ii) certifying that to the best knowledge of such Financial Officer no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (iii) setting forth any change since the date hereof, or the last date such a certificate was delivered, in the information set forth on Schedule 3.15 and (iv) describing any applicable material change in GAAP or Australian GAAP, as applicable, reflected in such financial statements and not reflected in any financial statements previously delivered and setting forth in reasonable detail the results thereof.

(e) Promptly upon receipt, copies of all financial or other information concerning Equistar that has been publicly filed by Equistar with the SEC (or any successor Governmental Authority).

(f) Promptly, from time to time, such other information and certifications regarding this Agreement and the other Credit Documents (including compliance herewith and therewith), or the affairs, operations or condition (financial or otherwise) of Millennium, MIC-AUS, any Borrower or Subsidiary or Equistar, as any Lender may reasonably request and which is susceptible of being obtained, produced or generated by any of them or of which any of them has knowledge.

Information required to be delivered pursuant to paragraphs (a), (b), (c) and (e) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Applicable Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov or the website of Millennium at http://www.millenniumchem.com and a confirming notice of such posting or availability shall have been delivered or caused to be delivered to the Applicable Agent; provided that (i) such notice may be included in a certificate delivered pursuant to paragraph (d) of this Section and (ii) Millennium shall deliver paper copies of the information referred to in paragraphs (a), (b), (c) and (e) of this Section to any Lender that requests such delivery. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Applicable Agent.

SECTION 5.06. Litigation and Other Notices. Give the Administrative Agent prompt written notice upon a Responsible Officer of Millennium learning of the following:

(a) the issuance by any Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of Loans or the issuance of Letters of credit hereunder, or having the effect of invalidating any provision of this Agreement or any other Credit Document, or the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint;

(b) the filing or commencement of any action, suit or proceeding against Millennium or any Borrower or Subsidiary, whether at law or in equity or by or before any Governmental Authority or any arbitrator, as to which action, suit or proceeding there is a reasonable possibility of an adverse determination and which, if determined adversely to Millennium or any Borrower or Subsidiary, would result in a Material Adverse Effect; and

(c) any Default which has occurred and is continuing, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto.

SECTION 5.07. ERISA. (a) Comply in all material respects with the applicable provisions of ERISA, except where noncompliance would not result in a Material Adverse Effect, and (b) furnish to the Administrative Agent and each Lender as soon as possible, and in any event within 30 days after any Responsible Officer of Millennium obtains knowledge thereof, (i) a statement of a Financial Officer of Millennium or Millennium America setting forth details as to any Reportable Event that has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of Millennium, any Borrower or any Subsidiary to the PBGC in an aggregate amount exceeding $20,000,000 and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) a copy of any notice that Millennium, any Borrower or any

Subsidiary may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans, (iii) a statement of a Financial Officer of Millennium or Millennium America setting forth details as to any failure to make a required installment or other payment with respect to a Plan and the action proposed to be taken with respect thereto, together with a copy of any notice of such failure given to the PBGC, and (iv) a copy of each notice received by Millennium, any Borrower or any Subsidiary from the sponsor of a Multiemployer Plan concerning (A) the imposition of any Withdrawal Liability in an amount exceeding $10,000,000 or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, both within the meaning of Title IV of ERISA, which, in each case, is expected to result in an increase in annual contributions of Millennium, any Borrower or any Subsidiary to such Multiemployer Plan in an amount exceeding $5,000,000.

SECTION 5.08. Access to Premises and Records. Maintain financial records in accordance with GAAP, and upon reasonable notice permit representatives of the Lenders, at such Lenders’ expense (except for when any Default shall have occurred and be continuing), to have access to such financial records and the premises of Millennium, any Borrower or any Subsidiary at reasonable times and to make such excerpts from such records as such representatives deem necessary in connection with their evaluation of the ability of Millennium and the Borrowers to repay the Loans and perform their other obligations under the Credit Documents. Each Lender agrees to keep all information obtained by it pursuant to this Section confidential on the terms set forth in Section 10.16.

SECTION 5.09. Use of Proceeds and Letters of Credit. Use the proceeds of Borrowings and Letters of Credit only for the purposes set forth in the recitals to this Agreement.

SECTION 5.10. Covenants Relating to Guarantees and Collateral; Material Subsidiaries. (a) Millennium will, and will cause each Subsidiary (other than any Subsidiary not required to do so under the definition of “Guarantee and Collateral Requirement”) to, as soon as practicable, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the Administrative Agent, the Collateral Agent, the Australian Agent, the Australian Security Trustee or the Required Lenders may reasonably request, to cause the Guarantee and Collateral Requirement to be and remain satisfied at all times, all at the expense of the Credit Parties. Millennium also agrees to provide to any Agent from time to time upon reasonable request evidence reasonably satisfactory to such Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) Millennium will furnish to the Administrative Agent prompt written notice of any change (i) in any Credit Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Credit Party’s jurisdiction of organization (including any such change resulting from any merger or consolidation involving such Credit Party), (iii) in any Credit Party’s identity or corporate structure, (iv) in any Credit Party’s Federal Taxpayer Identification Number and (v) in the ownership of any Equity Interests pledged under the Security Documents. Millennium will also furnish to the Administrative Agent prompt written notice of any change in the list of the Material Subsidiaries or the Material Australian Subsidiaries by the times set forth in the definitions of such terms. Millennium agrees not to effect or permit any change referred to in the preceding sentence unless all filings under the UCC or otherwise that are required in order for the Collateral Agent or the Australian Security Trustee, as applicable, to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral have been made. Millennium also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(c) To the extent that Millennium OpCo ceases to account for substantially all of the assets, businesses and operations of Millennium and its Subsidiaries located in the United States of America, Millennium shall promptly (i) cause additional Subsidiaries that, when taken together with Millennium OpCo, account for substantially all of the assets, businesses and operations of Millennium and its Subsidiaries located in the United States of America (the “Additional Guarantors”), to become Guarantors under the Guarantee and Collateral Agreement.

SECTION 5.11. Compliance with Laws. Comply with all applicable laws, rules and regulations, and all orders of any Governmental Authority applicable to it or any of its property, business, operations or transactions to the extent noncompliance would result in a Material Adverse Effect.

SECTION 5.12. Environmental Compliance. Comply with all Environmental and Safety Laws, except where the failure so to comply would not result in a Material Adverse Effect, and provide prompt written notice to the Administrative Agent following the receipt of any notice of any violation of any Environmental and Safety Laws from any Federal, state or local Governmental Authority charged with enforcing such Environmental and Safety Laws which would result in a Material Adverse Effect.

ARTICLE VI

Negative Covenants

Millennium covenants and agrees with each Lender that, so long as any Commitments shall remain in effect or the principal of or interest on any Loan, any Fees, any reimbursement obligations in respect of LC Disbursements or any other expenses or amounts payable hereunder shall be unpaid, unless the Required Lenders shall otherwise consent in writing, it will not and will not cause or permit any of the Borrowers or other Subsidiaries, either directly or indirectly, to:

SECTION 6.01. Liens. Incur, create, assume or permit to exist any Lien on any of its property or assets, whether owned at the date hereof or hereafter acquired, or assign or convey any rights to or security interests in any future revenues, except:

(a) Liens created under the Security Documents.

(b) Liens incurred and pledges and deposits made in the ordinary course of business in connection with workmen’s compensation, disability or unemployment insurance, old-age pensions, retiree health benefits and other social security benefits and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements;

(c) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety, customs and appeal bonds and other obligations of a like nature, incurred as an incident to and in the ordinary course of business;

(d) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings as to which Millennium America, Millennium or a Subsidiary, as the case may be, shall have, to the extent required by GAAP, set aside on its books adequate reserves;

(e) Liens securing the payment of taxes, assessments and governmental charges or levies, either (i) not delinquent or (ii) being contested in good faith by appropriate legal or administrative proceedings and as to which Millennium America, Millennium or a Subsidiary, as the case may be, shall have, to the extent required by GAAP, set aside on its books adequate reserves;

(f) (i) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title and similar encumbrances incurred or suffered in the ordinary course of business (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) and (ii) licenses or leases of patents, copyrights, trademarks, tradenames and other intellectual property, which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(g) Liens (including the interest of a lessor under a capital lease) (i) upon any real property, plant and equipment acquired, constructed or improved by Millennium America, Millennium or any Subsidiary (including proceeds and general intangibles related thereto) which are created or incurred within 185 days of such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement (including any Indebtedness incurred to finance such purchase, improvement or construction costs), including carrying costs (but no other amounts) and (ii) upon any assets acquired, constructed, created or improved by (or otherwise owned by), and/or any Equity Interest in, any Project Subsidiary to secure Indebtedness or other obligations of such Project Subsidiary; provided, in each case, except with respect to Equity Interests in Project Subsidiaries, that any such Lien shall not apply to any property of Millennium America, Millennium or any other Subsidiary;

(h) Liens on property existing at the time such property is acquired (by merger or otherwise) by Millennium America, Millennium or a Subsidiary or on property of any person at the time such person becomes a Subsidiary; provided that such Liens were not created in contemplation of the acquisition by Millennium America, Millennium or such Subsidiary of such property or of such person becoming a Subsidiary;

(i) Liens on the property of any Subsidiary in favor of Millennium America, Millennium or any other Subsidiary;

(j) Liens on accounts receivable and related assets or interests of Foreign Subsidiaries created or deemed to arise in connection with any Securitization Transaction permitted under Section 6.04;

(k) extensions, renewals and replacements of Liens referred to in clauses (a) through (j) above; provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced;

(l) attachment or judgment Liens not giving rise to a Default and that are being contested in good faith by appropriate proceedings;

(m) licenses, leases or subleases granted to others that do not materially interfere with the ordinary course of business of Millennium or any Subsidiary;

(n) any option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited hereunder;

(o) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to any indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) Liens on assets of Foreign Subsidiaries securing Indebtedness permitted under Section 6.03(c) and Section 6.04;

(r) Liens, if any, that are deemed to exist pursuant to (i) any first offer obligation of Millennium or right of first refusal of the partners of Equistar as provided for in the Equistar Limited Partnership Agreement and the Equistar Parent Agreement, (ii) any first offer obligation of Millennium or right of first refusal of the partners of La Porte as provided for in the La Porte Methanol Limited Partnership Agreement and the LaPorte Methanol Parent Agreement or (iii) any first offer obligation or right of first refusal with respect to Equity Interests with an initial book value plus subsequent equity contributions not to exceed $75,000,000 in the aggregate, held by Millennium or any Subsidiary, pursuant to any partnership agreement, joint venture agreement or other agreement related to such partnership or joint venture agreement entered into by Millennium or any Subsidiary for purposes of effecting joint venture transactions otherwise permitted under the terms of this Agreement;

(s) customary Liens in favor of issuers of documentary letters of credit;

(t) netting provisions and setoff rights in favor of counterparties to Hedging Agreements;

(u) Liens arising under any sale and leaseback transaction permitted under Section 6.02 (including any such sale and leaseback transaction that results in Capitalized Lease Obligations in accordance with GAAP); provided that any such Lien shall be limited to the assets subject to such sale and leaseback transaction;

(v) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of Defeasing Indebtedness of Millennium or any of the Subsidiaries (which Defeasance is otherwise permitted under this Agreement);

(w) Liens incurred on assets financed with the proceeds of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103(b) of the Code (including proceeds of such assets and assets related thereto that are not material to Millennium and the Subsidiaries, taken as a whole) to secure such revenue bonds;

(x) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Millennium or any Subsidiary in the ordinary course of business in accordance with industry practice;

(y) customary non-assignment, non-subletting and non-transfer provisions in leases, licenses and other contracts entered into in the ordinary course of business;

(z) Liens securing Indebtedness in an aggregate outstanding principal amount at any time not greater than (i) 15% of Consolidated Net Tangible Assets at such time minus (ii) the aggregate outstanding principal amount of the Australian Term Tranche Exposures and Revolving Exposures;

(aa) Liens upon any asset of Millennium or any Subsidiary with a fair market value, together with the fair market value of all other assets pledged pursuant to this Section 6.01(aa), not in excess of $25,000,000 (or the equivalent thereof in one or more other currencies), in each case as reasonably determined by a Financial Officer of Millennium at the time such Lien is created; provided that the maximum value of assets which may be subject to Liens pursuant to this Section 6.01(aa) shall not be deemed to be exceeded solely as a result of fluctuations in the fair market value of such assets after the incurrence of such Liens; and

(bb) Liens on funds in Special Mandatory Redemption Escrow Accounts;

provided that none of the foregoing exceptions shall permit Millennium or any Subsidiary to incur, create, assume or permit to exist any consensual Lien on (a) any Restricted Assets, except (1) Liens permitted under clause (a) above and Permitted Collateral Liens, (2) in the case of Restricted Assets referred to in clause (b) of the definition of such term, Permitted PP&E Liens and (3) in the case of Restricted Assets referred to in clause (c) of the definition of such term, Liens permitted under clause (r)(i) above or (b) the Equity Interests of any Specified Domestic Holding Company, except for Liens permitted under clause (a) above.

SECTION 6.02. Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person (other than Millennium or a Subsidiary) whereby it shall sell or transfer any property, real or personal, and used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, without the consent of the Required Lenders, except (a) any sale and leaseback transaction entered into at the time of or within 180 days after the acquisition of the property subject thereto and (b) other sale and leaseback transactions (including sale and leaseback transactions resulting in Capitalized Lease Obligations) with an aggregate Value not to exceed US$100,000,000 (or the equivalent thereof in one or more other currencies); provided, in the case of each of the preceding clauses (a) and (b), that the consideration received for the sale of the subject assets is at least equal to the then-current fair market value of such assets (as reasonably determined by a Financial Officer of Millennium).

SECTION 6.03. Subsidiary Indebtedness and Preferred Equity Interests. In the case of the Subsidiaries (other than Millennium America), incur, create, assume, issue or permit to exist any Indebtedness or Preferred Equity Interests of any Subsidiary (other than Millennium America), except:

(a) Indebtedness under the Credit Documents;

(b) Indebtedness or Preferred Equity Interests of any Subsidiary issued to or held by Millennium or any other Subsidiary that is (i) in the case of Indebtedness of any Borrower or Guarantor that is not owed to a Borrower or Guarantor, subordinated to the Obligations on substantially the terms set forth in Exhibit G hereto and (ii) except as permitted by Section 6.01(a), not subject to any Lien in favor of any other person;

(c) (i) Indebtedness incurred at the time of or within 185 days after the acquisition, construction or improvement of property or assets described in Section 6.01(g)(i) for the purpose of financing all or part of the purchase price thereof or the cost of such construction or improvement (including carrying costs) and secured by Liens on such assets permitted under Section 6.01(g)(i) and (ii) Indebtedness of Project Subsidiaries secured by Liens permitted under Section 6.01(g)(ii); provided that, in the case of this clause (ii), such Indebtedness does not have any recourse to Millennium or any Subsidiary (other than a Project Subsidiary) or any of their respective property or assets (other than the Equity Interests in, and property and assets of, Project Subsidiaries);

(d) Indebtedness and Preferred Equity Interests of any person existing at the time such person shall have become a Subsidiary or at the time such person shall have been merged into or consolidated with a Subsidiary, in each case provided that such Indebtedness and Preferred Equity Interests are not incurred or issued, as the case may be, in contemplation of such person becoming a Subsidiary or such merger or consolidation;

(e) other Indebtedness and Preferred Equity Interests of Foreign Subsidiaries (which shall not be guaranteed by Millennium America, any Domestic Subsidiary or any Australian Subsidiary) in an aggregate amount (or liquidation preference, as the case may be) at any time not to exceed US$100,000,000(or the equivalent thereof in one or more other currencies); provided that the maximum amount of Indebtedness that such Foreign Subsidiaries and other Subsidiaries may incur pursuant to this Section 6.03(e) shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies after the incurrence of such Indebtedness; and

(f) other Indebtedness and Preferred Equity Interests in an aggregate principal amount (or liquidation preference, as the case may be) not to exceed US$50,000,000 (or the equivalent thereof in one or more other currencies); provided that the maximum amount of Indebtedness that may be incurred pursuant to this Section 6.03(f) shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies after the incurrence of such Indebtedness;

(g) Indebtedness consisting of letters of credit issued or created in the ordinary course of business; and

(h) any Indebtedness incurred in exchange for, or the net proceeds of which are applied to refund, refinance, repurchase, retire, replace or Defease any Indebtedness of the type described in paragraph (c) or (d) above; provided that such Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount then outstanding of such existing Indebtedness (plus premiums, accrued interest, and the amount of any fees and expenses related to the issuance of such new Indebtedness);

provided that (i) the Indebtedness of MIC-AUS Parent, MIC-AUS and the other Australian Subsidiaries permitted under the preceding clauses (e) and (f) shall in no event exceed US$10,000,000 (or the equivalent thereof in one or more other currencies) in the aggregate and (ii) in no event shall Millennium or any Subsidiary permit to exist any Indebtedness of Millennium GP or Millennium LP; provided further that the maximum amount of Indebtedness that may be incurred pursuant to clause (i) of the foregoing proviso shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies after the incurrence of such Indebtedness.

SECTION 6.04. Securitization Transactions and Permitted Factoring Arrangements. Enter into or be a party to any Securitization Transaction or Permitted Factoring Arrangement; provided, that Foreign Subsidiaries other than MIC-AUS Parent, MIC-AUS and the other Australian Subsidiaries may enter into and be party to Securitization Transactions and Permitted Factoring Arrangements in an aggregate amount at any time not greater than US$100,000,000 (or the equivalent thereof in one or more other currencies); provided that the maximum amount of Securitization Transactions and Permitted Factoring Arrangements that such Foreign Subsidiaries may enter into and be party to pursuant to this Section 6.04 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies after such transactions and arrangements are entered into.

SECTION 6.05. Consolidations, Mergers and Sales of Assets. (a) Consolidate with or merge into any other person, or permit any other person to merge into it, except that, so long as at the time thereof and immediately after giving effect thereto no Default has occurred and is continuing, any Subsidiary (other than Millennium America, Millennium GP or Millennium LP) or other person may be merged, liquidated or dissolved into Millennium America or another wholly owned Subsidiary (except that (i) no Domestic Subsidiary shall be merged into or consolidated with a Foreign Subsidiary unless such Domestic Subsidiary is the survivor and (ii) no Australian Subsidiary shall be merged into or consolidated with any other Subsidiary that is not an Australian Subsidiary unless such Australian Subsidiary is the survivor).

(b) Sell, lease, transfer or assign to any person or otherwise dispose of (whether in one transaction or a series of transactions) assets representing all or substantially all the assets of Millennium and the Subsidiaries taken as a whole (whether now owned or hereafter acquired).

(c) Sell, lease, assign or otherwise transfer any asset, including any Equity Interest in any Subsidiary or other person, except:

(i) transfers of cash and cash equivalents;

(ii) sales of inventory in the ordinary course of business;

(iii) dispositions of obsolete or worn out equipment or assets no longer useful in the course of the business of Millennium and the Subsidiaries;

(iv) exchanges or dispositions of inventory, spare parts and equipment in the ordinary course of business;

(v) leases and licenses entered into in the ordinary course of business;

(vi) transfers to Millennium or a Subsidiary;

(vii) dispositions pursuant to sale and leaseback transactions permitted by Section 6.02;

(viii) sales of accounts receivable or interests therein in connection with (x) Securitization Transactions permitted under Section 6.04 or (y) Permitted Factoring Arrangements;

(ix) dividends and distributions with respect to shares of capital stock permitted by Section 6.07;

(x) dispositions constituting Liens permitted by Section 6.01;

(xi) dispositions of assets of, or any Equity Interests in, any Project Subsidiary for no less than the fair market value of such assets or Equity Interests (as reasonably determined by a Financial Officer of Millennium); provided that the aggregate fair market value (as reasonably determined by a Financial Officer of Millennium) of all assets sold or transferred in reliance upon this clause (xi) during any Fiscal Year of Millennium shall not exceed 5% of Consolidated Total Assets of Millennium as of the end of the immediately preceding Fiscal Year of Millennium.

(xii) other sales and transfers of assets that are not permitted by any of the foregoing clauses (i) through (xi) for no less than the fair market value of such assets (as reasonably determined by a Financial Officer of Millennium); provided that the aggregate fair market value (as reasonably determined by a Financial Officer of Millennium) of all assets sold or transferred in reliance upon this clause (xii) during any Fiscal Year of Millennium shall not exceed 10% of Consolidated Total Assets of Millennium as of the end of the immediately preceding Fiscal Year of Millennium.

(d) Sell or otherwise transfer any Equity Interests in any Borrower or in Equistar, or in any person directly or indirectly owning any Equity Interests in any Borrower or in Equistar, other than to Millennium or a wholly-owned Subsidiary all the Equity Interests of which wholly-owned Subsidiary constitute Collateral.

(e) Sell, lease, assign or otherwise transfer assets (other than pursuant to clauses (i), (iii), (iv), (vi), (ix), (x) or (xi) of paragraph (c) above), whether now owned or hereafter acquired, to any person (other than to Millennium or a Subsidiary (including any person contemporaneously becoming a Subsidiary)) other than for consideration at least 75% of which consists of (i) cash or cash equivalents and/or (ii) controlling interests or joint venture interests (to the extent otherwise permitted hereby) in businesses engaged in Permitted Businesses or long-term property or assets that are used or useful in a Permitted Business. For purposes of this paragraph (e), cash shall be deemed to include (x) securities or any other asset received by Millennium or the applicable Subsidiary from the transferee that are converted, sold or exchanged within 30 days of receipt by Millennium or such Subsidiary into cash to the extent of the cash received and (y) any assumption by the transferee of liabilities of Millennium or any Subsidiary to the extent Millennium or such Subsidiary is simultaneously released from all obligations in respect of such liabilities.

SECTION 6.06. Transactions with Affiliates. (a) Sell or transfer any assets to, or purchase or acquire any assets of, or otherwise engage in any material transaction with, any Affiliate except on terms not materially less favorable to it than it could obtain or could become entitled to in an arm’s-length transaction with a person that was not an Affiliate; provided that this Section shall not apply to:

(i) transactions between Millennium and any Subsidiary or between Subsidiaries;

(ii) sales, pledges, hypothecations or other transfers, dispositions or Liens on accounts receivable and related assets of any Foreign Subsidiary, in each case to or in favor of any special purpose entity that is an Affiliate, in connection with any Securitization Transaction permitted under Section 6.04;

(iii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership and other incentive compensation plans approved by the Board of Directors of Millennium;

(iv) the payment of reasonable fees to, and indemnity provided on behalf of, directors, officers and employees of Millennium and the Subsidiaries;

(v) dividends and distributions with respect to Equity Interests permitted by Section 6.07;

(vi) transactions among Millennium’s shareholders, Millennium and the Subsidiaries and/or Equistar and its subsidiaries on terms customarily employed by companies similarly situated to allocate costs and charges among members of a consolidated group of entities; provided that each such transaction shall be on terms that are fair and reasonable to Millennium and the Subsidiaries;

(vii) payments pursuant to tax sharing agreements so long as Millennium and the Subsidiaries do not pay more taxes in the aggregate pursuant to such tax sharing agreements than they would in the aggregate be required to pay if Millennium and each Subsidiary filed a separate tax return;

(viii) transactions under (A) agreements with Lyondell, Equistar or any of their Affiliates (in each case, as in effect on the Closing Date) the terms of which will not, in the aggregate, result in a transfer of value from the Credit Parties to persons other than the Credit Parties materially in excess of what would result if such agreements were on arm’s length terms or (B) any amendment to such existing agreements or any similar agreement entered into after the Closing Date; provided, however, that any future amendment to such existing agreement or any such similar agreement shall not be permitted by this clause (viii) to the extent that the terms of any such amendment or similar agreement are materially less favorable to Millennium or any of its Subsidiaries in any material respect; and

(ix) transactions entered into by a person prior to the time such person becomes a Subsidiary and not entered into in contemplation of such person becoming a Subsidiary.

(b) Without limiting the foregoing, Millennium will not, and will not permit any Subsidiary to, (i) Guarantee, or create any Lien on any of its properties or assets to secure, any Indebtedness or other contractual obligation of Lyondell or any subsidiary of Lyondell (other than Millennium or any Subsidiary) (it being understood that nothing in this clause (i) shall prohibit any Guarantees or Liens that were created prior to the Closing Date in transactions permitted by the Existing Credit Agreement as in effect at the time), or (ii) transfer any assets to Lyondell or any subsidiary of Lyondell (other than Millennium or any Subsidiary) other than (x) transfers expressly permitted by Sections 6.06(a)(vi), 6.06(a)(vii) or 6.07 and (y) transfers on terms not materially less favorable to Millennium or the applicable Subsidiary than it could obtain or could become entitled to in an arm’s-length transaction with a person that was not an Affiliate and not resulting in any Default.

SECTION 6.07. Limitation on Dividends and Distributions; Certain Payments of Indebtedness. (a) Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests or directly or indirectly redeem, purchase, retire or otherwise acquire for value any Equity Interests of Millennium or a Subsidiary or set aside any amount for any such purpose; provided, that

(i) Millennium may purchase from employees, former employees, directors or former directors (or permitted transferees thereof) shares issued under Millennium’s incentive plans;

(ii) Millennium or any Subsidiary may declare and pay dividends with respect to its Equity Interests to the extent such dividends are paid solely in additional shares of its Equity Interests or rights or warrants to acquire such Equity Interests;

(iii) Subsidiaries may declare and pay dividends and make other distributions ratably to the holders of their Equity Interests or on a basis more favorable to Millennium or other holders of their Equity Interests that are Subsidiaries;

(iv) Foreign Subsidiaries may repurchase outstanding minority interests in such Subsidiaries for aggregate consideration not in excess of US$50,000,000 so long as all covenants contained herein (including the covenants set forth in Sections 6.11 and 6.12) shall be satisfied on a pro forma basis after giving effect to each such repurchase and any related incurrence of Indebtedness;

(v) Millennium may purchase or otherwise acquire up to 5,000,000 shares of its common stock held by Millennium America;

(vi) prior to the Debt Retirement Date, Millennium may pay cash dividends on its Equity Interests in an aggregate amount after the Closing Date not to exceed US$150,000,000 so long as (A) immediately after the payment of each such cash dividend, Millennium and the Subsidiaries shall have Unrestricted Cash in an aggregate amount not less than (x) US$200,000,000 (or the equivalent thereof in one or more other currencies using applicable exchange rates in effect on the date of calculation) minus (y) the aggregate principal amount of all 7% Notes permanently retired or Defeased (and not refinanced or replaced with other Indebtedness) after April 1, 2005, and prior to the payment of such cash dividend, minus (z) if the 7% Notes shall have been retired in full or refinanced in full with the proceeds of Permitted Refinancing Indebtedness of Millennium or Millennium America, the aggregate principal amount of all 9.25% Notes permanently retired (and not refinanced or replaced with other Indebtedness) after April 1, 2005 and prior to the payment of such cash dividend, (B) immediately prior to and immediately after the payment of each such cash dividend there shall be no US Tranche Revolving Borrowings outstanding (it being understood that Letters of Credit may be outstanding) and (C) all covenants contained herein (including the covenants set forth in Sections 6.11 and 6.12) shall be satisfied on a pro forma basis after giving effect to the payment of such cash dividend and any related incurrence or Defeasance of Indebtedness; and

(vii) after the Debt Retirement Date, Millennium may pay cash dividends on its Equity Interests so long as (A) immediately prior to and immediately after the payment of each such cash dividend there shall be no US Tranche Revolving Borrowings outstanding (it being understood that Letters of Credit may be outstanding), (B) all covenants (including the covenants set forth in Sections 6.11 and 6.12) shall be satisfied on a pro forma basis after giving effect to the payment of such cash dividend and any related incurrence or Defeasance of Indebtedness and (C) the Leverage Ratio shall be less than 4.00 to 1.00 after giving effect to the payment of such cash dividend and any related incurrence or Defeasance of Indebtedness.

(b) Make or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, Defeasance or termination of any Indebtedness (collectively, “Debt Payments”), except:

(i) the payment or prepayment of Indebtedness under the Credit Documents;

(ii) scheduled or mandatory Debt Payments (including any premiums, penalties and fees and expenses related thereto) as and when due in respect of any

Indebtedness, other than payments in respect of any Indebtedness subordinated in right of payment to the Obligations to the extent prohibited by the subordination provisions of such Indebtedness;

(iii) so long as no Default shall have occurred and be continuing, voluntary Debt Payments in respect of Indebtedness of Millennium or any Subsidiary owed to Millennium or any other Subsidiary;

(iv) Debt Payments in respect of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, to the extent such sale or transfer is permitted hereunder;

(v) Debt Payments with the proceeds of (A) any Permitted Refinancing Indebtedness, (B) any substantially contemporaneous equity contribution from any shareholder of Millennium, or from any holder (other than Millennium or any Subsidiary) of Equity Interests of any Subsidiary, or (C) a substantially concurrent issuance of Equity Interests by Millennium or any Subsidiary to any existing shareholder of Millennium or such Subsidiary the proceeds of which are applied to make Debt Payments of Millennium or such Subsidiary, respectively; and

(vi) voluntary Debt Payments of any other Indebtedness so long as (A) at the time of and after giving effect to any such Debt Payment, the aggregate US Tranche Revolving Exposures shall not be greater than US$75,000,000 and (B) all covenants contained herein (including the covenants set forth in Sections 6.11 and 6.12) shall be satisfied on a pro forma basis after giving effect to such Debt Payments and any related incurrence of Indebtedness.

SECTION 6.08. Dividend and Indebtedness Repayment Restrictions Affecting Subsidiaries. Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distribution on its capital stock to Millennium or any Subsidiary, or (b) pay any Indebtedness owed to Millennium or any Subsidiary, except:

(i) any encumbrance or restriction with respect to a Subsidiary that is not a Subsidiary on the date hereof to the extent such encumbrance or restriction is in existence at the time such person becomes a Subsidiary and is not incurred in connection with, or in contemplation of, such person becoming a Subsidiary (it being agreed that any such encumbrance or restriction may be continued, but not made more restrictive, in any agreement refinancing or replacing the agreement containing such original encumbrance or restriction);

(ii) restrictions on the ability of DR Insurance Company to pay dividends or make distributions under the Plan of Voluntary Liquidation and Dissolution of DR Insurance Company dated as of December 12, 2000;

(iii) restrictions under the La Porte Methanol Limited Partnership Agreement;

(iv) restrictions on the ability of KIC Ltd. to pay dividends and distribute its surplus assets under the Certificates of Interest in Surplus Assets dated on or about June 30, 1993;

(v) any encumbrance or restriction existing under or by reason of Indebtedness or other contractual requirements of a Receivables Entity in connection with a Securitization Transaction permitted under Section 6.04; provided that such restrictions apply only to such Receivables Entity;

(vi) encumbrances or restrictions existing under the Senior Unsecured Notes Indenture and the 9.25% Notes, in each case as of the Closing Date, and encumbrances or restrictions existing under agreements and instruments entered into in connection with Indebtedness incurred in compliance with this Agreement, not materially more restrictive of the ability of such Subsidiaries to pay dividends, make distributions or pay Indebtedness, than the encumbrances or restrictions under the Senior Unsecured Notes Indenture and the 9.25% Notes, in each case, as of the Closing Date;

(vii) encumbrances or restrictions existing under or by reason of provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business, so long as such encumbrances or restrictions are not applicable to any person (or its property or assets) other than such joint venture or a subsidiary thereof;

(viii) customary restrictions and conditions contained in any agreement relating to the sale of a Subsidiary, or any or all of its assets, pending such sale, so long as such restrictions and conditions are not applicable to any person (or its property or assets) other than the applicable Subsidiary and its assets;

(ix) encumbrances or restrictions on a Project Subsidiary by reason of Indebtedness or other contractual or organizational requirements related to its Projects; and

(x) encumbrances or restrictions contained in agreements governing Indebtedness of any Foreign Subsidiary, which encumbrances or restrictions are not applicable to any person, or the properties or assets of any person, other than any such Foreign Subsidiary and its subsidiaries.

SECTION 6.09. Certain Negative Pledges. Enter into any agreement that would (a) limit its ability to create Liens on Restricted Assets referred to in clause (b) or (c) of the definition of such term to secure the Obligations or (b) require the sharing of the benefit of any Liens referred to in the preceding clause (a) with the holders of any other obligations of Millennium or any Subsidiary; provided, however, that this Section 6.09 will not prohibit Millennium or any Subsidiary from entering into:

(i) agreements with respect to Indebtedness and other obligations secured by Permitted PP&E Liens, provided that such negative pledge relates only to the assets subject to such Liens,

(ii) provisions existing as of the Closing Date of the Equistar Limited Partnership Agreement and the Equistar Parent Agreement restricting Liens on the Equity Interests of Equistar and providing for the Lien described in Section 6.01(r)(i);

(iii) the Indenture and the Senior Unsecured Notes Indenture, in each case, as of the Closing Date, and such restrictions existing under agreements and instruments entered into in connection with Indebtedness incurred in compliance with this Agreement not materially more restrictive on Millennium and its Subsidiaries than such restrictions in the Senior Unsecured Notes Indenture as of the Closing Date;

(iv) any encumbrance or restriction with respect to a Subsidiary that is not a Subsidiary on the date hereof to the extent such encumbrance or restriction is in existence at the time such person becomes a Subsidiary and is not incurred in connection with, or in contemplation of, such person becoming a Subsidiary, which restrictions are not applicable to any person, or the properties or assets of any person, other than such person and its subsidiaries, or the property or assets of such person and its subsidiaries, so acquired (it being agreed that any such encumbrance or restriction may be continued, but not made more restrictive, in any agreement refinancing or replacing the agreement containing such original encumbrance or restriction); and

(v) encumbrances or restrictions upon Foreign Subsidiaries existing by reason of Indebtedness of Foreign Subsidiaries, which restrictions are not applicable to any person, or the properties or assets of any person, other than any such Foreign Subsidiary and its subsidiaries.

SECTION 6.10. Maintenance of Borrowers as Subsidiaries. Permit any Borrower to cease to be a Subsidiary (provided that nothing in this Section 6.10 is intended to restrict any transaction permitted by Section 6.05).

SECTION 6.11. Leverage Ratio. Permit the Leverage Ratio to be equal to or greater than 4.50 to 1.00.

SECTION 6.12. Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive Fiscal Quarters of Millennium ending after the date hereof to be less than (i) for any such period ending prior to September 30, 2006, 1.75 to 1.00, or (ii) for any such period ending on or after September 30, 2006, 2.25 to 1.00.

SECTION 6.13. Card Programs. Permit the aggregate amount of outstanding obligations of Millennium and the Subsidiaries under all Card Programs to exceed US$10,000,000 at any time.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (herein called “Events of Default”):

(a) any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Credit Document or the Borrowings hereunder or any representation, warranty or statement made or deemed made by or on behalf of any Credit Party in any report, certificate, financial statement or other instrument or agreement furnished in connection with any Credit Document or in connection with the Borrowings hereunder shall prove to have been false or misleading in any material respect when made or deemed made;

(b) default shall be made in the payment of any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount under this Agreement when and as the same shall become due and payable, and such default shall continue for a period of five Business Days;

(d) (i) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.01, 5.06(c) or 5.09 or in Article VI; (ii) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.06(a) or 5.06(b), which default referred to in this clause (ii) shall continue for a period of five days or (iii) default shall be made in the due observance or performance of any other covenant, condition or agreement to be observed or performed on the part of Millennium, any Borrower or any Subsidiary pursuant to the terms of any Credit Document, which default referred to in this clause (iii) shall continue for a period of 30 days after notice thereof from any Agent or the Required Lenders to the applicable Borrower;

(e) Millennium, any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of or appoint a receiver, trustee, custodian, sequestrator, administrator or similar official for Millennium, any Borrower or any Material Subsidiary or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take corporate action for the purpose of effecting any of the foregoing;

(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Millennium, any Borrower or any Material Subsidiary or of a substantial part of the property or assets of Millennium, any Borrower or any Material Subsidiary, under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, administrator or similar official for Millennium, any Borrower or any Material Subsidiary or for a substantial part of the property or assets of Millennium, any Borrower or any Material Subsidiary or (iii) the winding up or liquidation of Millennium, any Borrower or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days;

(g) (i) default shall be made or another event shall occur (other than a payment default) with respect to any Material Debt if the effect of any such default or other event shall be to accelerate or require the prepayment, redemption, repurchase or Defeasance of, or permit the holder or obligee of any Indebtedness (or any trustee on behalf of such holder or obligee) to accelerate or require the prepayment, redemption, repurchase or Defeasance of (with or without the giving of notice or lapse of time or both), such Material Debt (provided, however, that a default (other than a payment default) under any Indebtedness of a person existing at the time such person (other than Millennium America or a Subsidiary existing on the Closing Date) becomes a Subsidiary (and not incurred in connection with, or in contemplation of, such person becoming a Subsidiary) (“Acquired Indebtedness”) that would otherwise constitute a Default under this clause (g)(i) arising out of such person’s becoming a Subsidiary shall not constitute an Event of Default under this clause (g)(i) unless and until (x) the earlier of (A) the date that is 180 days after such person shall have become a Subsidiary and (B) the date any holder of the Acquired Indebtedness, or any representative acting on behalf of such holder, shall exercise any remedies available to such holder as a result of such default and (y) such default shall not have been cured (whether by payment or otherwise) by the earlier of the expiration of such 180-day period or the date five Business Days after any acceleration in respect of such default); or (ii) any amount of principal of or interest on any Material Debt shall not be paid when due, whether at maturity, by acceleration or otherwise (after giving effect to any period of grace specified in the instrument evidencing or governing such Indebtedness); or (iii) without limiting the rights of the Lenders under clauses (g)(i) and (g)(ii) above, Millennium, any Borrower or any Subsidiary shall default in the payment of principal of any Indebtedness, which defaulted principal, individually or in the aggregate with other defaulted principal, shall be in excess of $15,000,000, when due and payable (after giving effect to any period of grace specified in the instrument evidencing or governing such Indebtedness), or the principal of such Indebtedness in excess of $15,000,000 shall be declared due and payable prior to the date on which it would otherwise be due and payable and such acceleration shall not have been rescinded or annulled, or such accelerated Indebtedness shall not have been discharged, within five Business Days of such acceleration; provided that any event or condition which does not result in the acceleration of the maturity of such Indebtedness and which is subsequently waived or cured prior to the exercise of any remedies hereunder or under the Security Documents will then no longer constitute an Event of Default under this clause (g);

(h) (A) a Reportable Event or Reportable Events, or a failure to make a required payment (within the meaning of Section 412(n)(1) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in a Material Adverse Effect and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to Section 5.07, the Administrative Agent shall have notified the applicable Borrower in writing that (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or failure to make a required payment, there are reasonable grounds for the termination of such Plan or Plans by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or for the imposition of a lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or (B) a trustee shall be appointed by a United States District Court to administer any such Plan or Plans or the PBGC shall institute proceedings to terminate any Plan or Plans and such appointment or termination proceedings could reasonably be expected to result in a Material Adverse Effect;

(i) (i) Millennium, any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) Millennium, such Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not, in fact, contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid by Millennium, such Borrower and its ERISA Affiliates to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $50,000,000 or requires payments exceeding $25,000,000 in any year;

(j) Millennium, any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of Millennium, the Borrowers and their ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $25,000,000;

(k) one or more judgments for the payment of money (not reimbursed by insurance policies of Lyondell, Millennium, any Borrower or any Subsidiary) in excess of $20,000,000 in the aggregate shall be rendered by a court or other tribunal against Millennium, any Borrower or any Subsidiary and shall remain undischarged for a period of 30 consecutive days during which the execution of such judgments shall not have been stayed effectively, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Millennium, any Borrower or any Subsidiary to enforce any such judgment;

(l) Millennium shall cease to own directly or indirectly 100% of the then-outstanding voting stock of Millennium America or MIC-AUS, in each case free and clear of any Liens (other than as permitted by Section 6.01);

(m) there shall have occurred a Change of Control;

(n) any US Guarantee or Australian Guarantee shall not be (or shall be claimed by any Credit Party not to be) valid and in full force and effect, except (i) as a result of the sale or other disposition of the applicable Guarantor or Australian Guarantor in a transaction permitted under the Credit Documents or (ii) as provided in Section 10.14; or

(o) any Lien purported to be created under any Security Document with respect to any material portion of the Collateral shall cease to be, or shall be asserted by any Credit Party not to be, a valid and (to the extent required by the Security Documents) perfected Lien on such Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Credit Documents, (ii) as a result of the Collateral Agent’s or the Australian Security Trustee’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Guarantee and Collateral Agreement or relevant Australian Security Document, as applicable, or (iii) as provided in Section 10.14; provided that if an event of the sort described in this paragraph (o) (other than one resulting from an assertion of a Credit Party as described above) is susceptible of cure, no Event of Default shall arise under this paragraph (o) with respect thereto until 30 days after such event shall have come to the attention of a Responsible Officer of the applicable Borrower;

then, and in any such event (other than an event with respect to Millennium or any Borrower described in paragraph (e) or (f) above), and at any time thereafter during the continuance of such event, the Administrative Agent and the Australian Agent may, or at the written direction of the Required Lenders shall, by written or telecopied notice to Millennium America, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans so declared due and payable, together with accrued interest and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder, shall become forthwith due and payable both as to principal and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Millennium and each Borrower, anything contained herein to the contrary notwithstanding and (iii) exercise such other remedies as shall be available to it under any of the Credit Documents; provided, however, that, in the case of an Event of Default with respect to Millennium or any Borrower described in paragraph (e) or (f) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Millennium and each Borrower, anything contained herein to the contrary notwithstanding.

ARTICLE VIII

Agents

In order to expedite the transactions contemplated by this Agreement, JPMCB is hereby appointed to act as Administrative Agent and Collateral Agent on behalf of the Lenders and Issuing Banks, JPMAL is hereby appointed to act as Australian Agent on behalf of the Lenders and Issuing Banks and JPMCBA is hereby appointed to act as Australian Security Trustee on behalf of the Lenders and Issuing Banks. Each of the Lenders and each Issuing Bank irrevocably authorizes each Agent to take such action on its behalf and to exercise such actions and powers hereunder as are specifically delegated to such Agent by the terms hereof and of the other Credit Documents, together with such powers as are reasonably incidental thereto. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents selected and appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through Affiliates or its or its Affiliates’ directors, officers, employees, trustees, agents or advisors. The exculpatory provisions of the following paragraphs shall apply to any such sub-agent, to the Affiliates of each Agent and any such sub-agent and to the directors, officers, employees, trustees, agents and advisors of each Agent, any such sub-agent and their respective Affiliates.

The Agents are hereby expressly authorized and directed by the Lenders and Issuing Banks, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and Issuing Banks all payments of principal of and interest on the Loans and all other amounts due to the Lenders or the Issuing Banks hereunder, and promptly to distribute to each Lender and each Issuing Bank its proper share of each payment so received; (b) in the case of the Administrative Agent and the Australian Agent, to give notice on behalf of each of the Lenders to the Borrowers of any Event of Default specified in this Agreement of which the Administrative Agent or the Australian Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by any Borrower or any other Credit Party pursuant to this Agreement or the other Credit Documents as received by such Agent.

The Agents shall not have any duties or obligations except those expressly set forth in the Credit Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Credit Documents that such Agent is required to exercise upon receipt of notice in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Credit Documents, no Agent shall have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to Millennium or any Subsidiary that is communicated to or obtained by the institution serving as Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct.

None of the Agents shall be responsible in any manner to any of the Lenders or Issuing Banks for the effectiveness, enforceability, genuineness, validity or due execution of any Credit Document or any other agreements or certificates, requests, financial statements, notices or opinions of counsel or for any recitals, statements, warranties or representations contained herein or in any such instrument or be under any obligation to ascertain or inquire as to the performance or observance of any of the terms, provisions, covenants, conditions, agreements or obligations of this Agreement or any other agreements on the part of any Borrower or other Credit Party and, without limiting the generality of the foregoing, each Agent shall, in the absence of knowledge to the contrary, be entitled to accept any certificate furnished pursuant to any Credit Document as conclusive evidence of the facts stated therein and shall be entitled to rely on, and shall not incur any liability for relying on, any note, notice, consent, certificate, affidavit, letter, telegram, teletype or telecopy message, statement, order or other document which it reasonably believes to be genuine and correct and to have been signed or sent by the proper person or persons. It is understood and agreed that each Agent may exercise its rights and powers under other agreements and instruments to which it is or may be a party and engage in other transactions with Millennium, any Subsidiary or any Affiliate of the foregoing as though it were not the agent of the Lenders hereunder.

Each Agent may consult with legal counsel selected by it in connection with matters arising under this Agreement and any action taken or suffered in good faith by it in accordance with the opinion of such counsel shall be full justification and protection to it. Each Agent may exercise any of its powers and rights and perform any duty under this Agreement through agents, bailees or attorneys.

The Lenders shall, ratably in accordance with the amounts of their outstanding Australian Term Tranche Loans, Revolving Exposures and unused Commitments at the time of demand for indemnification hereunder by any Agent, indemnify such Agent, in its capacity as agent on behalf of the Lenders (to the extent not reimbursed by the Borrowers pursuant to the terms hereof and without limiting the obligations of the Borrowers to do so) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as results from such Agent’s gross negligence or willful misconduct) that such Agent may suffer or incur in connection with this Agreement or any action taken or omitted by such Agent hereunder. For purposes of this paragraph, each reference to an Agent shall be deemed to include the Swingline Lender and each Issuing Bank.

Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders, the Issuing

Banks and Millennium. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank having an office in the United States of America with a combined capital and surplus of at least $500,000,000, or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After any Agent’s resignation hereunder, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents, the Affiliates of such Agent and its sub-agents and the directors, officers, employees, trustees, agents or advisors of such Agent, such sub-agents and their Affiliates, in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or related agreement or any document furnished hereunder or thereunder.

The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders or, where required, all the Lenders.

The Lender identified on the cover page of this Agreement as “Syndication Agent” shall have no duties or responsibilities under this Agreement other than those applicable to it as a Lender.

ARTICLE IX

Reciprocal Purchase Agreement

On the RPA Purchase Date, (a) the Commitments shall automatically and without further act be terminated as provided in Article VII and (b) the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that, in lieu of the interests of each Lender in the particular Designated Obligations that it shall own as of such date and prior to the RPA Purchase, such Lender shall own an interest equal to such Lender’s RPA Percentage in all the Designated Obligations. Each Lender, each person acquiring a participation from any Lender as contemplated by Section 10.06, Millennium and each Borrower hereby consents and agrees to the RPA Purchase. Millennium, each Borrower and each Lender agrees from time to time to execute and deliver to the Agents all such promissory notes and other instruments and documents as any Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the RPA Purchase, and each Lender agrees to surrender any promissory notes originally received by it hereunder to the Applicable Agent against delivery of any promissory notes so executed and delivered; provided that the failure of Millennium or any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the RPA Purchase.

As a result of the RPA Purchase, on and after the RPA Purchase Date, (a) each payment received by an Agent pursuant to any Credit Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective RPA Percentages (to be redetermined as of each such date of payment or distribution to the extent required by the next paragraph) and (b) Section 2.20(e) shall not apply with respect to any Taxes required to be withheld or deducted by a Borrower from or in respect of payments hereunder to any Lender or Applicable Agent that exceed the Taxes such Borrower would have been required to withhold or deduct from or in respect of payments to such Lender or Agent had such RPA Purchase not occurred.

In the event that, on or after the RPA Purchase Date, the aggregate amount of the Designated Obligations shall change as a result of the making of an LC Disbursement by an Issuing Bank that is not reimbursed by the applicable Borrower, then (a) each US Tranche Revolving Lender or Australian Revolving Tranche Lender, as the case may be, shall, in accordance with Section 2.05(d), promptly purchase from the applicable Issuing Bank a participation in such LC Disbursement in the amount of such Lender’s Tranche Percentage of such LC Disbursement (without giving effect to the RPA Purchase), (b) the Administrative Agent shall redetermine the RPA Percentages after giving effect to such LC Disbursement and the purchase of participations therein by the applicable Lenders, and the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that each Lender shall own an interest equal to such Lender’s RPA Percentage in each of the Designated Obligations, and (c) in the event distributions shall have been made in accordance with clause (a) of the preceding paragraph, the Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each LC Disbursement been outstanding on the RPA Purchase Date. Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive, absent manifest error.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices. Except as specifically provided elsewhere herein, notices and other communications provided for herein shall be in writing and shall be delivered, mailed or sent by e-mail or telecopy addressed:

(a) if to Millennium America or Millennium, to it at

Millennium Chemicals Inc.

One Houston Center, Suite 1600

1221 McKinney Street

Houston, Texas 77253-3646

e-mail: sami.ahmad@lyondell.com

Telecopy: 713-309-4598

Attention of Sami Ahmad

(b) if to the Administrative Agent, to it at

JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

1111 Fannin Street, 10th Floor

Houston, TX 77002

e-mail: Ina.Tjahjono@jpmorgan.com

Telecopy: 713-427-6307

Attention of Ina Tjahjono

                       Re: Millennium America Inc.

with a copy to

JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, New York 10017

e-mail: Stacey.Haimes@jpmorgan.com

Telecopy: 212-270-5100

Attention of Stacey L. Haimes

                       Re: Millennium America Inc.

(c) if to the Australian Agent, to it at

J.P. Morgan Australia Limited

Agency Department

225 George Street, Floor 28

Sydney, NSW 2000, Australia

e-mail: Jason.M.Lock@jpmorgan.com

Telecopy: 61-2-9247-7698

Attention of Jason Lock

                       Re: Millennium Inorganic Chemicals Ltd

(d) if to any Issuing Bank, to it at (i) in the case of JPMCB or JPMCBA, the address of the Administrative Agent or Australian Agent, respectively, set forth above, and (ii) in the case of any other Issuing Bank, the address set forth in the Issuing Bank Agreement executed by such Issuing Bank;

(e) if to a Swingline Lender, to it at the address of the Administrative Agent or the Australian Agent, as applicable, in each case, as set forth above;

(f) if to any Lender, to it at its address as set forth in its administrative questionnaire.

Each of Millennium America and MIC-AUS hereby irrevocably appoints Millennium as its agent for the purpose of giving on its behalf any notice and taking any other action provided for in this Agreement and hereby agrees that it shall be bound by any such notice or action given or taken by Millennium hereunder or thereunder irrespective of whether or not any such notice shall have in fact been authorized by it and irrespective of whether or not the agency provided for herein or therein shall have theretofore been terminated.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Applicable Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Applicable Agent and the applicable Lenders. Each of the Agents and each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by e-mail or telecopy equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent, mailed or e-mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01. Copies of all notices delivered to the Applicable Agent (other than any notice relating solely to the Applicable Agent) hereunder shall be delivered to the applicable Lenders by such Applicable Agent.

SECTION 10.02. No Waivers; Amendments. (a) No failure or delay of any Agent, any Issuing Bank or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder are cumulative and not exclusive of any rights or remedies which they would otherwise have. Except as may be otherwise expressly provided herein, no waiver of any provision of this Agreement or consent to any departure by any Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this

Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Credit Party in any case shall entitle such Credit Party to any other or further notice or demand in similar or other circumstances.

(b) None of this Agreement, any other Credit Document or any exhibit or schedule hereto or thereto may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and Millennium and by the Required Lenders (or by the Borrowers and Millennium and by the Administrative Agent with the consent of the Required Lenders); provided, however, that no such agreement shall (i) reduce the principal amount or change the currency of, or extend the maturity of or any date for the payment of any scheduled installment of principal of or interest on, any Loan or LC Disbursement, or the amount or any date for the payment of any Fee, or waive or excuse any such payment or any part thereof, or reduce the rate of interest on any Loan, or reduce any Fee, without the written consent of each Lender affected thereby, (ii) change any Commitment of any Lender without the prior written consent of such Lender, (iii) amend or modify or otherwise affect the rights or duties of any Agent, the Swingline Lender or any Issuing Bank without the prior written consent of such Agent, the Swingline Lender or such Issuing Bank, respectively, (iv) release substantially all the US Guarantees with respect to the US Obligations, or substantially all the Collateral securing the US Obligations, without the written consent of each US Tranche Revolving Lender, (v) release substantially all the US Guarantees and Australian Guarantees with respect to the Obligations under the Australian Tranche, or substantially all the Collateral securing the Obligations under the Australian Tranche, without the written consent of each Australian Tranche Lender or (vi) amend or modify the percentage in the definition of “Required Lenders”, Section 2.18, Article IX or this Section 10.02 without the prior written consent of each Lender; provided further that the consent of a majority in interest of the Lenders with Loans or Commitments of any Class will be required with respect to amendments or waivers that by their terms adversely affect the rights of such Lenders in a manner different from that in which they affect Lenders with Loans or Commitments of any other Class.

(c) Notwithstanding the foregoing, technical and conforming modifications to the Credit Documents may be made with the consent of the US Borrower and the Administrative Agent to the extent necessary to integrate any Commitment Increase.

SECTION 10.03. Governing Law; Submission to Jurisdiction. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b) Each of the Borrowers and Millennium hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United

States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Credit Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against Millennium, each Borrower or each of its properties in the courts of any jurisdiction.

(c) Each of the Borrowers and Millennium consents to process being served in any suit, action or proceeding of the nature referred to in paragraph (b) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of Millennium or such Borrower, as the case may be, set forth or referred to in Section 10.01. Each of the Borrowers and Millennium agrees that such service (i) shall be deemed in every respect effective service of process upon Millennium or such Borrower, as the case may be, in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to Millennium or such Borrower, as the case may be.

(d) Nothing in this Section shall affect the right of any Agent or Lender to serve process in any manner permitted by law, or limit any right that any Agent or Lender may have to bring proceedings against Millennium or any Borrower in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) Each of the Borrowers and Millennium hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Credit Documents in any court referred to in paragraph (b) of this Section. Each of the Borrowers and Millennium hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(f) To the extent that any of the Borrowers or Millennium has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Credit Party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and the other Credit Documents.

(g) Each of the Borrowers and Millennium hereby agrees that the waivers set forth in this Section shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

SECTION 10.04. Expenses; Indemnity. (a) Each of the Borrowers agrees to pay all reasonable out-of-pocket expenses incurred by the Agents, the Syndication Agent, the Swingline Lender, each Issuing Bank and the Lenders, as the case may be, in connection with (i) the syndication of the credit facilities established by this Agreement and the preparation, execution and delivery of this Agreement and the other Credit Documents (whether or not the transactions hereby or thereby contemplated shall be consummated), (ii) the making of the Loans hereunder, the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, the enforcement of the rights of the Lenders, the Issuing Banks or the Agents in connection with this Agreement and the other Credit Documents and the protection of the rights of the Lenders thereunder, including in any workouts or similar negotiations, (iii) any action which may be instituted by any person against the Lenders, the Issuing Banks or the Agents in respect of the foregoing or as a result of any transaction, action or nonaction arising from the foregoing and (iv) the preparation of any amendments to or waivers of this Agreement and the other Credit Documents, including, in the case of (i), (ii), (iii) and (iv) above, the reasonable fees, disbursements and other charges of Cravath, Swaine & Moore LLP and Allens Arthur Robinson, counsel for the Agents, and, in the case of (iii) above, separate counsel for each Lender, each Issuing Bank and each Agent which, based on the opinion of its counsel, has legal defenses available to it which are different from or in addition to those available to another Lender, another Issuing Bank or another Agent; provided, however, that in no event shall the Borrowers be liable for such fees, disbursements or other charges of more than one counsel for all similarly situated Lenders, Issuing Banks or Agents. Each of the Borrowers agrees to pay all reasonable out-of-pocket costs and expenses (including reasonable counsel fees, charges and expenses, which shall include the reasonable and non-duplicative allocated costs of internal counsel) and liabilities, including those resulting from any litigation or other proceedings (regardless of whether any such person is a party thereto or whether a third party or a Borrower brings such litigation), incurred by any Lender or Agent, the Syndication Agent, the Swingline Lender or any Issuing Bank in connection with the enforcement of its rights under this Agreement or any other Credit Document or with the Loans made or the Letters of Credit issued hereunder or thereunder; provided that no such person will be indemnified for its gross negligence or willful misconduct or the breach of such person’s agreements set forth in the Credit Documents. The obligations of the Borrowers under this Section shall survive the termination of this Agreement or any other Credit Document and/or the payment of the Loans.

(b) Each of the Borrowers agrees to indemnify each Lender, the Agents, the Syndication Agent, the Swingline Lender, each Issuing Bank, each Affiliate of any of the foregoing and their respective directors, officers, employees, trustees, investment advisors, agents and controlling persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against such Indemnitee arising out of, in any way in connection with or as a result of (i) the syndication of the credit facilities established by this Agreement, (ii) this Agreement or any of the other documents contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder, the Borrowings hereunder and the use of the proceeds of such Borrowings and the consummation of the transactions contemplated hereby and thereby, (iii) any actual or alleged presence or release of hazardous materials or other environmental, health and safety matters relating to Millennium or any of its Subsidiaries or any of their current or former properties or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such Indemnitee is a party thereto; provided, however, that such indemnity shall not, as to any Indemnitee, apply to any such losses, claims, damages, liabilities or related expenses arising from the gross negligence or willful misconduct of such Indemnitee or from the breach by such Indemnitee of its agreements set forth in the Credit Documents.

(c) Notwithstanding any contrary provision herein or in any other Credit Document, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages arise from the gross negligence or willful misconduct of, or breach of such Indemnitee’s agreements set forth in the Credit Documents by, such Indemnitee. None of Millennium, any Affiliate of Millennium or any Indemnitee shall be liable for any special, indirect, consequential or punitive damages arising out of or relating to the Credit Documents.

(d) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement or the Commitments hereunder, the consummation of the transactions contemplated hereby, the repayment of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Lenders, an Issuing Bank or the Agents. All amounts due under this Section shall be payable on written demand therefor.

SECTION 10.05. Survival of Agreements, Representations and Warranties, etc. All warranties, representations and covenants made by the Borrowers and Millennium herein or in any certificate or other instrument delivered by the Borrowers or Millennium or on their behalf in connection with this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making of the Loans herein contemplated regardless of any investigation made by the Lenders or on their behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid. All statements in any such certificate or other instrument shall constitute representations and warranties by the Borrowers and Millennium, severally and not jointly, hereunder. The rights of each Lender under Sections 2.15, 2.16, 2.20, 10.04 and 10.13 shall survive the termination of this Agreement and the repayment of the Loans.

SECTION 10.06. Successors and Assigns; Registers. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Issuing Banks (including any Affiliate of any Issuing Bank that issues any Letter of

Credit), the Agents, the Syndication Agent and their respective successors and assigns. Neither Millennium nor any Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders.

(b) Each Lender may assign all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitments (and the Loans at the time owing to it)); provided, however, that (i) such assignment is subject to the consent (in each case not to be unreasonably withheld) of (A) the Administrative Agent (except in the case of an assignment of an Australian Term Tranche Loan or Australian Term Tranche Commitment to another Lender or Lender Affiliate), (B) the Borrowers (unless an Event of Default has occurred and is continuing or such assignment is to another Lender or Lender Affiliate) and (C) in the case of assignments of Revolving Commitments, each Issuing Bank, (ii) except in the case of an assignment to another Lender or Lender Affiliate or in the case of an assignment of the assigning Lender’s total US Tranche Revolving Commitment together with US Tranche Revolving Loans, total Australian Revolving Tranche Commitment together with Australian Revolving Tranche Loans or total Australian Term Tranche Commitment and total Australian Term Tranche Loans, the aggregate amount of the Commitments or Loans subject to any such assignment shall not be less than (A) US$5,000,000 in the case of US Tranche Revolving Commitments or US Tranche Revolving Loans or US$1,000,000 in the case of Australian Term Tranche Commitments, Australian Revolving Tranche Commitments, Australian Term Tranche Loans or Australian Revolving Tranche Loans (or, in either case, any other smaller amount agreed upon by the Administrative Agent and Millennium), and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording in the Register an Assignment and Assumption, together with a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall be (unless waived by the Administrative Agent) at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto, and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (B) the assignor thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of the assignor’s rights and obligations under this Agreement, the assignor shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.20, 10.04 and 10.13 as well as to any interest and Fees accrued for its account hereunder and not yet paid).

(c) By executing and delivering an Assignment and Assumption, the assignor and the assignee thereunder shall be deemed to confirm to and agree with each other and the Borrowers as follows: (i) such assignor warrants that it is the legal and beneficial owner of the interest being assigned free and clear of any adverse claim; (ii) except as set forth in clause (i) above, the assignor makes no other representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, or any other instrument or document furnished pursuant hereto or thereto, or the financial condition of Millennium or any Borrower or the performance or observance by Millennium or any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements described in Section 3.06 or the most recent financial statements delivered pursuant to Section 5.05, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the assignor and based on such documents and information as it shall deem appropriate at the time continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such actions as agents on its behalf and to exercise such powers under this Agreement, as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will, to the extent of the interest assigned to it, perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by the Lenders.

(d) Each Borrower and Millennium agrees that each Lender may without the consent of such Borrower or Millennium sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Australian Term Tranche Commitment, US Tranche Revolving Commitment or Australian Revolving Tranche Commitment and the same portion of the Australian Term Tranche Loans, US Tranche Revolving Loans or Australian Revolving Tranche Loans owing to it) and each Borrower agrees that any purchaser of a participation in such Loans so acquired may exercise any and all rights of banker’s lien, setoff, counterclaim or otherwise with respect to any and all moneys owing by any Borrower to such purchaser as fully as if such purchaser were a Lender acquiring such Loans hereunder in the amount of such participation; provided, however, that (i) such selling Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the applicable Borrowers for the performance of its obligations hereunder, (iii) the participating lenders or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.15, 2.16, 2.20, 10.04 and 10.13 to the same extent as if they were such Lender; provided that a participant shall not be entitled to receive any greater payment under Section 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Millennium’s prior written consent and (iv) the Borrowers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of Millennium or the applicable Borrower relating to the Loans and to approve, without the consent of or consultation with any participant, any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to matters set forth in the first proviso in Section 10.02(b) (other than clause (iii) thereof)).

(e) The Administrative Agent shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the US Tranche Revolving Lenders, the US Tranche Revolving Commitments of, and principal amounts of the US Tranche Revolving Loans owing to, each US Tranche Revolving Lender and the participating interest of each US Tranche Revolving Lender in any US Tranche Letter of Credit pursuant to the terms hereof (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error. No assignment of US Tranche Revolving Commitments or US Tranche Revolving Loans hereunder shall be effective until recorded in the Register, and the US Borrower, the Administrative Agent and the US Tranche Revolving Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a US Tranche Revolving Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Millennium and the US Borrower at any reasonable time and from time to time upon reasonable prior notice.

(f) The Australian Agent shall maintain at one of its offices in Sydney a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Australian Revolving Tranche Lenders, the Australian Term Tranche Lenders, the Australian Revolving Tranche Commitments of, and the principal amounts under the Australian Notes in respect of the Australian Revolving Tranche Loans owing to, each Australian Revolving Tranche Lender from time to time, the Australian Term Tranche Commitments of, and the principal amounts under the Australian Notes in respect of the Australian Term Tranche Loans owing to, each Australian Term Tranche Lender from time to time, and the participating interest of each Australian Revolving Tranche Lender in any Australian Tranche Letter of Credit pursuant to the terms hereof (the “Australian Note Register”). The entries in the Australian Note Register shall be conclusive in the absence of manifest error. No assignment of Australian Revolving Tranche Commitments, Australian Revolving Tranche Loans, Australian Term Tranche Commitments or Australian Term Tranche Loans hereunder shall be effective until recorded in the Australian Note Register, and the Australian Borrower, the Australian Agent, the Australian Revolving Tranche Lenders and the Australian Term Tranche Lenders may treat each person whose name is recorded in the Australian Note Register pursuant to the terms hereof as an Australian Revolving Tranche Lender or Australian Term Tranche Lender, as applicable, hereunder for all purposes of this Agreement. The Australian Note Register shall be available for inspection by Millennium and the Australian Borrower at any reasonable time and from time to time upon reasonable prior notice.

(g) (i) Any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Lender or (ii) any Lender which is a fund may pledge all or any portion of its Loans to its trustee in support of its obligations to its trustee; provided that no such assignment or pledge under (i) or (ii) above shall release a Lender from any of its obligations hereunder or substitute any such Federal Reserve Bank or trustee for such Lender as a party hereto.

SECTION 10.07. Right of Setoff. (a) If (i) an Event of Default (other than an Event of Default set forth in clause (b), (c), (e) or (f) of Article VII) has occurred and is continuing and the Required Lenders have directed the Administrative Agent and the Australian Agent to declare the Loans then outstanding to be immediately due and payable pursuant to Article VII, or (ii) an Event of Default set forth in clause (b), (c), (e) or (f) of Article VII has occurred and is continuing, then each Lender is hereby authorized, in addition to any other right or remedy that any Lender may have by operation of law or otherwise, at any time and from time to time, without notice to Millennium or the applicable Borrower except to the extent required by applicable law (any such notice being expressly waived by Millennium or such Borrower to the fullest extent permitted by applicable law), to exercise its banker’s lien or right of setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or the account of Millennium or the applicable Borrower against any and all the obligations of Millennium or the applicable Borrower, now or hereafter existing under this Agreement, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.

(b) Each Lender agrees promptly to notify the Administrative Agent and Millennium or the applicable Borrower after any such setoff and application; provided, however, that the failure to give any such notice shall not affect the validity of such setoff and application.

SECTION 10.08. Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.09. Cover Page, Table of Contents and Section Headings. The cover page, Table of Contents and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

SECTION 10.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereon and hereon were upon the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective delivery of a manually executed counterparty of this Agreement. This Agreement shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto shall have been received by the Administrative Agent.

SECTION 10.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.12. Entire Agreement. (a) This Agreement, the other Credit Documents, any agreements with respect to Fees as contemplated by Section 2.08(b)(ii) and the fee letter agreement referred to in Section 2.08(c) constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, the other Credit Documents and such letter agreements. Nothing in this Agreement, the other Credit Documents or such letter agreements expressed or implied, is intended to confer upon any party other than the parties hereto and thereto and Indemnitees referred to in Section 10.04(b) any rights, remedies, obligations or liabilities under or by reason of this Agreement, the other Credit Documents.

(b) Each Lender and Agent hereby acknowledges and agrees that this Agreement constitutes an amendment and restatement of the Existing Credit Agreement. Each person that was a lender under the Existing Credit Agreement and accepted a payment of all amounts due to it under the Existing Credit Agreement, including all principal, interest and fees due to it under the Existing Credit Agreement, immediately prior to the effectiveness of this Agreement shall be deemed to have consented to the amendment and restatement of the Existing Credit Agreement into this Agreement.

SECTION 10.13. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; and if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.14. Release of Liens and Guarantees. (a) Notwithstanding any contrary provision herein or in any other Credit Document, (i) upon any sale or other transfer in the ordinary course of business by any Borrower or any Subsidiary of any Collateral consisting of inventory or used, surplus, obsolete or outmoded machinery or equipment, the security interest in such Collateral shall automatically be released and (ii) if any Borrower shall request the release under the Guarantee and Collateral Agreement or any other Security Document of any Subsidiary or any Collateral to be sold or otherwise disposed of (including through the sale or disposition of any Subsidiary owning any such Subsidiary or Collateral or resulting from the dissolution of a Subsidiary) to a Person other than Millennium or a Subsidiary in a transaction permitted under the terms of this Agreement and not described in the immediately preceding clause (i), such Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer of such Borrower to the effect that such sale or other disposition (and any dissolution relating thereto) and the application of the proceeds thereof will comply with the terms of this Agreement, and the Collateral Agent or Australian Security Trustee, as applicable, if satisfied that such certificate is correct, shall, without the consent of any Lender, execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate the release of such Subsidiary or such Collateral substantially simultaneously with or at any time after the completion of such sale or other disposition. Any such release shall be without recourse to, or representation or warranty by, the Collateral Agent or Australian Security Trustee, as applicable, and shall not require the consent of any Lender. The Collateral Agent or Australian Security Trustee, as applicable, shall execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate the release of a Subsidiary or Collateral required by this paragraph.

(b) The Collateral Agent and the Australian Security Trustee, as applicable, is hereby authorized and directed to take such actions as are reasonably requested by Millennium to terminate the Liens and security interests created by the Security Documents when all the Obligations have been paid in full, all Letters of Credit have been drawn in full or have expired and all the Commitments have been terminated.

(c) Without limiting the provisions of Section 10.04, Millennium America shall reimburse the Agents and the Lenders for all costs and expenses, including attorney’s fees and disbursements, incurred by any of them in connection with any action contemplated by this Section 10.14.

SECTION 10.15. Covenant Defeasance. If at any time (i) the Commitments hereunder have been terminated, (ii) no Loans are then outstanding, (iii) all Fees or any other expenses or amounts payable under this Agreement have been paid in full and (iv) the Borrowers have deposited cash with the Agents pursuant to Section 2.05(k) of this Agreement in an amount at least equal to the US Tranche LC Exposure and the Australian Tranche LC Exposure at such time, then Millennium shall not be required to comply with the covenants contained in Article VI of this Agreement.

SECTION 10.16. Confidentiality. Each Agent, each Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, (it being understood that each person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) to the extent required or advisable in the judgment of counsel in connection with any suit, action or proceeding relating to the enforcement of rights of the Agents or the Lenders against any of the Credit Parties under this Agreement or any other Credit Document, (f) subject to an agreement containing provisions substantially similar to those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the consent of Millennium or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of (x) this Section or (y) any other confidentiality obligation to the Company of which such Agent, Issuing Bank or Lender is aware, or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Credit Parties other than as a result of a breach of (x) this Section or (y) any other confidentiality obligation of which such Agent, Issuing Bank or Lender is aware. For the purposes of this Section, “Information” means all information received from the Credit Parties relating to the Credit Parties or their business (including information obtained by the Lenders pursuant to Section 5.08), other than any such information that is publicly available to any Agent, any Issuing Bank or any Lender. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.17. USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the USA Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

MILLENNIUM AMERICA INC.,

by	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Vice President and Treasurer

MILLENNIUM INORGANIC CHEMICALS LTD,

by	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Director

by	/s/ Dick Wendell Sherrod
Name:	Dick Wendell Sherrod
Title:	Director

MILLENNIUM CHEMICALS INC.,

by	/s/ Karen A. Twitchell
Name:	Karen A. Twitchell
Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., individually, as Administrative Agent and as Collateral Agent,

by	/s/ Marian N. Schulman
Name:	Marian N. Schulman
Title:	Managing Director

JPMORGAN CHASE BANK, N.A., SYDNEY BRANCH,

by	/s/ Craig Askham
Name:	Craig Askham
Title:	Vice President

J.P. MORGAN AUSTRALIA LIMITED, as Australian Agent and Australian Security Trustee,

by	/s/ Craig Askham
Name:	Craig Askham
Title:	Vice President

BANK OF AMERICA, N.A., individually and as Syndication Agent,

by	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Senior Vice President

CALYON NEW YORK BRANCH,

by	/s/ Rod Hurst
Name:	Rod Hurst
Title:	Director

by	/s/ Attila Coach
Name:	Attila Coach
Title:	Managing Director

SOCIETE GENERALE,

by	/s/ Graeme R. Bullen
Name:	Graeme R. Bullen
Title:	Director

THE BANK OF NOVA SCOTIA,

by	/s/ Nadine Bell
Name:	Nadine Bell
Title:	Senior Manager

DEUTSCHE BANK TRUST COPANY AMERICAS,

by	/s/ Carin M. Keegan
Name:	Carin M. Keegan
Title:	Vice President

by	/s/ Omayra Laucella
Name:	Omayra Laucella
Title:	Vice President

NATIONAL CITY BANK,

by	/s/ Tom Gurbach
Name:	Tom Gurbach
Title:	Vice President

UBS LOAN FINANCE LLC,

by	/s/ Wilfred V. Saint
Name:	Wilfred V. Saint
Title:	Director, Banking Products Services, US

by	/s/ Joselin Fernandes
Name:	Joselin Fernandes
Title:	Associate Director, Banking Products Services, US

LASALLE NATIONAL BANK ASSOCIATION,

by	/s/ Meghan Schultz
Name:	Meghan Schultz
Title:	Assistant Vice President

FORTIS CAPITAL CORP.,

by	/s/ John W. Deegan
Name:	John W. Deegan
Title:	Sen. Vice President

by	/s/ Trond O. Rauchont
Name:	Trond O. Rauchont
Title:	Managing Director

BAYERISCHE HYPO- UND VEREINSBANK AG, NEW YORK BRANCH,

by	/s/ William W. Hunter
Name:	William W. Hunter
Title:	Director

by	/s/ Kimberly Sousa
Name:	Kimberly Sousa
Title:	Director

THE BANK OF NEW YORK,

by	/s/ Raymond J. Palmer
Name:	Raymond J. Palmer
Title:	Vice President

CITIBANK, N.A.,

by	/s/ Joronne Jeter
Name:	Joronne Jeter
Title:	Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

by	/s/ Thomas R. Cantello
Name:	Thomas R. Cantello
Title:	Vice President

by	/s/ Gregory S. Richards
Name:	Gregory S. Richards
Title:	Associate

NATEXIS BANQUES POPULAIRES,

by	/s/ Louis P. Laville, III
Name:	Louis P. Laville, III
Title:	Vice President / Manager

by	/s/ Daniel Payer
Name:	Daniel Payer
Title:	Vice President

CALYON AUSTRALIA LIMITED,

by	/s/ Yuri Muzishenko
Name:	Yuri Muzishenko
Title:	Attorney-In-Fact

by	/s/ Attila Coach
Name:	Attila Coach
Title:	Attorney-In-Fact

SCOTIABANC INC.,

by	/s/ William E. Zarrett
Name:	William E. Zarrett
Title:	Managing Director

DEUTSCHE BANK AG, SYDNEY BRANCH,

by	/s/ Richard Henshall
Name:	Richard Henshall
Title:	Director

by	/s/ David Backler
Name:	David Backler
Title:	Director

UBS AG, AUSTRALIA BRANCH,

by	/s/ Celle Raguine
Name:	Celle Raguine
Title:	Associate Director/ Authorised Signatory

by	/s/ Luke Goldsworthy
Name:	Luke Goldsworthy
Title:	Associate Director/ Authorised Signatory

CREDIT SUISSE, SYDNEY BRANCH,

by	/s/ Lyndon Hsu
Name:	Lyndon Hsu
Title:	Director

by	/s/ Malcolm White
Name:	Malcolm White
Title:	Associate